 As filed with the Securities and Exchange Commission on October 25, 1999

                                                 Registration No. 333-89229

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1

                                    TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           Quicksilver Resources Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                               1311                            75-2756163
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                            1619 Pennsylvania Avenue
                            Fort Worth, Texas 76104
                                 (817) 877-3151
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Bill Lamkin
               Executive Vice President, Chief Financial Officer
                           Quicksilver Resources Inc.
                            1619 Pennsylvania Avenue
                            Fort Worth, Texas 76104
                                 (817) 877-3151
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

              Dean A. Tetirick, Esq.                  L. Steven Leshin, Esq.
             Cantey & Hanger, L.L.P.                Jenkens & Gilchrist, P.C.
          801 Cherry Street, Suite 2100            1445 Ross Avenue, Suite 3200
             Fort Worth, Texas 76102                   Dallas, Texas 75202
                  (817) 877-2800                          (214) 855-4500

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]










   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 25, 1999

PROSPECTUS

                                7,000,000 Shares

                                      [Logo]

                           Quicksilver Resources Inc.

                                  Common Stock

                                 ------------

We are offering for sale 7,000,000 shares of common stock of Quicksilver Resources Inc. All of the shares are being sold by us.

Our common stock is traded on the American Stock Exchange under the symbol "KWK". On October 22, 1999, the last reported sales price of our common stock on the American Stock Exchange was $7.50 per share.

We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are principally in the states of Michigan, Wyoming and Montana.

See "Risk Factors" beginning on page 9 to read about some of the risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discounts and commissions..........................   $       $
Proceeds, before expenses, to us................................   $       $

                                 ------------

The underwriters may also purchase up to an additional 1,050,000 shares of our common stock from us at the public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The
underwriters expect to deliver the shares to purchasers on                 ,
1999.

                                 ------------


Bear, Stearns & Co. Inc.
                Dain Rauscher Wessels
                a division of Dain Rauscher Incorporated
                                                  Morgan Keegan & Company, Inc.

                 The date of this prospectus is October   , 1999.

  [Maps of Michigan, Wyoming and Montana will be shown here, in each case depicting our reserves, present value of cash flows from estimated proved reserves, acreage and well data.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Price Range of Common Stock..............................................  19
Capitalization...........................................................  20
Selected Historical and Pro Forma Consolidated Financial Data............  21
Selected Historical Financial Data of Predecessors.......................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business and Properties..................................................  32
Management...............................................................  42
Certain Transactions.....................................................  46
Security Ownership of Management and Certain Beneficial Holders..........  49
Description of Capital Stock.............................................  51
Underwriting.............................................................  55
Legal Matters............................................................  57
Experts..................................................................  57
Where You Can Find More Information......................................  57
Glossary of Oil and Gas Terms............................................  59
Index to Financial Statements............................................ F-1
Report of Independent Petroleum Engineers................................ A-1

                               ----------------

   In this prospectus, the terms "Quicksilver," "we," "our," and "us" refer to Quicksilver Resources Inc. and, where appropriate, to our predecessors: Mercury Exploration Company; Quicksilver Energy, L.C.; Michigan Gas Partners Limited Partnership; and MSR Exploration Ltd. The term "you" refers to a prospective investor. We have included definitions of technical terms important to an understanding of our business under "Glossary of Oil and Gas Terms" on page 59.

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock offered through this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors".

Quicksilver Resources Inc.

   We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming and Montana. We acquired our first properties in Canada in August 1999. Over the past four years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

   We have established a high quality reserve base that is primarily located in Michigan and the Rocky Mountain states of Montana and Wyoming. As of September 1, 1999, we had proved reserves of 364 Bcfe, of which approximately 58% were natural gas and 42% were crude oil and condensate, with an estimated PV-10 value of $348.6 million. The average prices used in this calculation were $2.75 per Mcf of gas and $19.32 per barrel of oil, which takes into account all applicable hedging arrangements and basis and quality differentials. Approximately 66% of our proved reserve volumes are classified as proved developed and we are the operator of the proved reserves that constitute approximately 92% of our PV-10 value. Our production for the twelve months ended June 30, 1999, on a pro forma basis, was 19.8 Bcfe, assuming the acquisition of producing properties from Unocal on May 17, 1999 had occurred as of January 1, 1999. Approximately 84% of this production was natural gas. Based on our proved reserves as of September 1, 1999, we had a reserve life of 18.4 years. As of September 1, 1999, we had interests in 1,623 gross (769 net) producing wells and were the operator of approximately 69% of the gross wells. No individual well accounts for a significant amount of our production.

   Since 1995, we have experienced significant growth in reserves and production and achieved high drilling success rates. We have increased our reserves by 139% from 152 Bcfe on December 31, 1995 to 364 Bcfe as of September 1, 1999, and the average acquisition, development and finding cost of our proved reserves is $0.62 per Mcfe. In 1998, we replaced 154% of our production through extensions and discoveries at an average cost of $0.32 per Mcfe. Average daily production has increased by 202% from 17.5 Mmcfe in 1996 to 52.9 Mmcfe in 1999. Our average daily production for August 1999 was approximately
60.0 Mmcfe. Since 1996, we have participated in the drilling of 132 gross (61 net) wells and have achieved a success rate of 98%. Since 1996, 86% of our drilling has been classified as development and 14% has been classified as exploratory.

   The following table sets forth the total amount we spent to acquire and develop our proved reserves and the amount of such reserves on an Mcfe basis, from October 1995 to September 1, 1999:

                                                                   Average Cost
                                         Costs          Mmcfe        Per Mcfe
                                     -------------- -------------- ------------
                                     (in thousands) (in thousands)
     Acquisition of producing
      properties...................     $146,730       353,114        $0.42
     Exploration and development of
      properties...................       16,160        49,799         0.32
                                        --------       -------
       Total.......................     $162,890       402,913        $0.40
                                        ========       =======        =====

   We were formed in December 1997 for the purpose of combining natural gas and crude oil properties owned by Mercury Exploration Company, Quicksilver Energy, L.C., referred to in this prospectus as QELC, and Michigan Gas Partners Limited Partnership. Effective January 1, 1998, Michigan Gas Partners was merged into us and assets and liabilities of Mercury and QELC were transferred to and assumed by us. Later, in March 1999, we became the surviving company in a merger with MSR, a publicly-traded company. Although we are a new company, we, through our principal predecessor, Mercury, have operated in the oil and gas industry since 1963.

Our Strengths

   We believe that our historical success and future prospects are directly related to our unique combination of strengths, including the following:

   High Quality Property Base. Approximately 80% of our production revenue results from the sale of natural gas, and our properties are characterized by long reserve lives and predictable well production profiles. Based on current production from 769 net producing wells, the average reserve-to-production index, determined by dividing our proved reserves by our annual production, for our proved reserves at September 1, 1999 was 18.4 years. In general, these properties have extensive production histories and still contain significant reserves and production enhancement opportunities. We are principally engaged in activities in two core areas and the producing fields within these areas are in close proximity to each other, allowing for substantial economies of scale in production and cost-effective application of advanced reservoir management techniques. Our natural gas is primarily produced and sold in Michigan, which imports approximately 75% of its gas supply and has prices slightly higher than standard industry benchmarks.

   Significant Inventory of Exploitation and Development Opportunities. We have generated an inventory of approximately 1,035 potential drilling locations within our existing properties, of which 590 have been classified as proved undeveloped locations. In addition, we have over 260 recompletion and workover opportunities within our existing property base. This inventory should continue to support future net reserve additions and production growth over the next several years.

   Experience and Success with Acquisition and Exploitation. We employ a disciplined acquisition program to augment our core properties and expand our reserve base. Our engineering and geoscience professionals use their expertise and experience, gained through the management of existing core properties, to target acquisition opportunities in the same geographic area or in areas with similar geological and reservoir characteristics. Following an acquisition, these professionals implement development programs to enhance production, increase revenues and reduce costs.

   Experienced Technical Team. We have greater technical expertise than most independent companies our size. Our technical team has a significant number of engineering and geo-science professionals who have held very senior positions with major oil and gas exploration and production companies. Among others, our team includes: the former Chief Petrophysical Engineer in Shell's corporate headquarters, who was formerly the president of the Society of Professional Engineers; one of Shell's former senior engineers, who was responsible for most of Shell's western U.S. thermal recovery projects and also designed and implemented the world's largest enhanced oil recovery project; and one of Shell's former senior geologists, who was responsible for much of Shell's technical reservoir and geological engineering training provided to Shell's technical professionals. Others on our team are senior geologists and senior engineers from larger independent oil and gas companies, and they have spent years working the areas on which we focus. We have achieved success in the areas in which we operate because of the depth of our technical team and their high levels of experience.

   Operational Control. We believe that controlling the operations of our properties, including facilities related to gathering, transportation, processing and marketing, is critical to our success in acquiring and exploiting producing properties. As of September 1, 1999, we were the operator of properties representing approximately 92% of the PV-10 value from our estimated proved reserves. Control over operations provides several advantages that enhance our ability to increase the value of our property base. Operational control allows us to have greater control over the timing, scope and level of expenditures associated with exploitation and development drilling activities and other field operations. Given the level of expertise our technical team has with our property base, we believe we are able to conduct these activities in a cost-effective manner, lowering our overall finding, development and operating costs. In particular, our significant operational control over gathering, transportation, processing and marketing facilities associated with our Michigan properties allows us to lower operating costs and increase the net price received for our production.

Our Strategy

   Our business strategy focuses on growth in value per share through development of our existing property base, the selective acquisition of high-quality, long-lived producing properties, managing our exposure to commodity price volatility, reducing operating costs, improving efficiency and increasing production and reserves.

   Exploit Existing Property Base. A principal component of our strategy is the increase of production and reserves through aggressive management of operations and low-risk development drilling. Our principal properties possess geological and reservoir characteristics that make them well-suited for production increases through exploitation activity and development drilling. We regularly review operations and mechanical data on operated properties to determine if actions can be taken to reduce operating costs or increase production. These actions include installing, repairing and upgrading lifting equipment, redesigning equipment to improve production from different zones, modifying gathering and other surface facilities and conducting restimulations and recompletions.

   Pursue Complementary Acquisitions. We seek to acquire operated, long-lived producing properties that present opportunities to profitably increase reserves and production levels through the implementation of technically advanced reservoir management techniques and the reduction of expenses through more efficient field operations. While we are continually evaluating opportunities to acquire properties in or near our existing core areas in Michigan, Wyoming and Montana, we also evaluate acquisitions outside our existing core areas that possess the characteristics to become a new core area. We target acreage that would expose us to high potential prospects located in areas that are geologically similar to neighboring areas with large developed fields. While we believe that many of the well-established North American producing basins possess such opportunities, we seek properties in areas that provide the potential to establish meaningful reserves and production. In addition, we believe that larger oil and gas companies will continue to sell domestic onshore properties and that this will present opportunities for us to grow our reserves and production on a cost-effective basis.

   Manage Commodity Price Risk. To help ensure a level of predictability in the prices received for our product and, therefore, the resulting cash flow, we have natural gas sales contracts, of up to 10 years in length, and financial hedges in place for approximately 70% of our production volumes of natural gas and crude oil. Our strategy is to seek arrangements that provide a guaranteed minimum price that assures acceptable rates of return on that portion of our production committed under those contracts. As incremental production is added or contracts or financial instruments expire, we will continue to enter into similar contracts for up to 70% of our production, when favorable terms are available. We believe our commodity risk management strategy helps to ensure a base level of cash flow to execute our drilling and exploitation program, meet our debt service requirements, and pursue acquisition opportunities, even in times of weakness in the prices of natural gas and crude oil.

   Participate in Exploration Activities. We will continue to focus the bulk of our activities on lower risk exploitation activity and development drilling. However, we may allocate up to 10% of our future capital budgets to exploration projects. We have a significant inventory of exploration projects and over 100,000 net undeveloped acres. Some of this acreage overlays coal deposits that we believe are possible prospects for coal bed methane gas development, which is extensive in surrounding areas with similar coal deposits. We are particularly interested in exploration activity that has the ability to create a sizable amount of follow-on development drilling and exploitation activity, such as the development of coal bed methane reserves, to which our technical and operational expertise is well suited. Since we have already established the acreage position, we intend to involve industry partners in the initial capital intensive higher risk phases of the exploration activity, while maintaining our ability to participate in any subsequent lower risk development and exploitation activities.

Recent Developments

   MSR Merger. In early 1999, our stockholders approved our merger with MSR. The merger was completed on March 4, 1999. As a result of the merger, we acquired all of MSR's interests in oil and gas mineral leases, gas gathering pipeline systems and producing wells located principally in the states of Montana and Texas. MSR's Montana properties acquired in the merger fit strategically with some of our adjoining properties.

   Reliant Energy Agreement. In May 1999, Reliant Energy Services, Inc., the wholesale trading and marketing organization of the Reliant Energy Wholesale Group, entered into a long-term agreement to purchase natural gas from us. Reliant is a large, investment grade transporter and marketer of energy products. Terms of the agreement call for us to supply 25,000 Mmbtu of natural gas per day at $2.49 per Mmbtu, or 91 billion Btu of gas over a 10-year period. Approximately two-thirds of these volumes will be our production with the balance supplied by third parties. This contract provides a predictable revenue stream for a portion of our natural gas production and access to additional markets for our natural gas.

   Unocal Acquisition. On May 17, 1999, we completed a purchase from Unocal Corporation's Spirit Energy 76 unit of substantially all of Unocal's natural gas and crude oil assets in Michigan. The assets purchased, consisting of ownership interests in the Garfield Unit and the Beaver Creek Unit, include approximately 20,000 net leasehold acres and about 13.0 Mmcfe per day of production. As a result of the acquisition, we increased our ownership in fields we already controlled, obtained assets which complemented existing assets and increased our total production substantially. Our ownership in the Garfield Unit increased from 54% to 99%. The purchase price for the Unocal acquisition was $30 million, consisting of $27 million in cash, adjusted to $25.8 million cash at closing, and 404,381 unregistered shares of our common stock. The stock portion of the purchase price was placed in escrow and may be distributed to Unocal over a three-year period, subject to downward adjustment in correlation to costs, expenses, and liabilities which may be incurred during this period.

   Beaver Creek Pipeline, L.L.C. In June 1999, we and Mercury Michigan, Inc., an affiliate of our largest stockholder, formed Beaver Creek Pipeline, L.L.C. We and Mercury Michigan, Inc. each acquired a 50% interest in Beaver Creek. Beaver Creek purchased from Dow Chemical a 125-mile natural gas pipeline extending from our Beaver Creek field in northern Michigan to the Midland, Michigan industrial corridor. A number of large end-use customers, including Dow Chemical, are located in the area of the pipeline and we expect demand for natural gas to significantly increase due to increasing industrial activity and power generation in the area. We expect this pipeline acquisition to decrease our transportation expenses and, as a result, increase the net prices we receive for our natural gas.

   MGV Energy Acquisition. On August 26, 1999, we purchased a 89.5% interest in MGV Energy, Inc., which is a Calgary-based natural gas production company, for $1.6 million. MGV is involved in a joint venture relationship with Pan Canadian, one of the largest independent oil and gas companies in Canada. Under the arrangement, MGV identifies acquisition and development prospects for Pan Canadian within a 36,000 square mile area of mutual interest primarily in southern Alberta. Should Pan Canadian decide to acquire a submitted prospect, MGV has a right to participate in the acquisition at up to a 20% level. MGV is free to pursue on its own any prospects outside of the area of mutual interest and also may take 100% of any prospect within the area of mutual interest which Pan Canadian rejects. MGV recently made its first acquisition of an interest in 375 existing gas wells in southern Alberta, Canada, incurring approximately $2.3 million of debt to finance its purchase. MGV acquired current daily net production of 1.2 Mmcf and 10.1 Bcf of proved reserves.

Our Executive Offices

   Our principal executive offices are located at 1619 Pennsylvania Avenue in Fort Worth, Texas 76104, and our telephone number is (817) 877-3151.

                                  The Offering

Common stock offered.................. 7,000,000 shares(1)
Common stock to be outstanding after
 the offering......................... 19,888,500 shares(1)(2)
Use of proceeds....................... We intend to use all of the net proceeds from this offering to repay a portion of our existing debt.
American Stock Exchange symbol........ KWK

--------
(1) Excludes a 30-day option granted to the underwriters to purchase up to 1,050,000 additional shares of common stock to cover over-allotments, if any.

(2) Excludes 1,152,857 shares of common stock issuable upon exercise of outstanding warrants and vested stock options, 6,400 shares to be issued to four of our non-employee directors as compensation for services in 1998 and 404,381 contingently issuable shares held in trust in connection with the Unocal property acquisition.

                                  Risk Factors

   For a description of some of the risks that you should consider before buying shares of our common stock, see "Risk Factors" beginning on page 9.

          Summary Historical and Pro Forma Consolidated Financial Data

   The following table gives a summary of our historical and pro forma consolidated financial data. You should read the data with our consolidated financial statements and pro forma and unaudited financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the purchase of properties from Unocal on May 17, 1999 and the purchase of the remaining minority interest in MSR on March 4, 1999 as if those purchases had occurred at the beginning of each period presented. The pro forma adjustments include revenues and operating expenses attributed to those properties, as well as depletion charges based on our purchase price, and interest on the debt incurred to acquire the properties. The net losses of MSR attributed to minority interest owners are reversed in the pro forma amounts.

                                      Six Months Ended           Year Ended
                                          June 30,              December 31,
                                  --------------------------  -----------------
                                        (unaudited)
                                    Pro                          Pro
                                  Forma(1)                     Forma(1)
                                    1999     1999     1998      1998     1998
                                  --------  -------  -------  --------- -------
                                    (in thousands, except per share data)
Statement of Operations Data:
 Revenues:
  Natural gas and oil revenues... $22,947   $19,747  $21,709   $51,798  $42,080
  Other income...................   2,150     2,150    1,376     3,607    3,607
                                  -------   -------  -------   -------  -------
    Total revenues...............  25,097    21,897   23,085    55,405   45,687
 Expenses:
  Lease operating expenses.......  10,273     9,381    9,057    20,451   17,781
  Depreciation, depletion and
   amortization..................   7,392     6,129    6,043    16,231   12,365
  General and administrative.....   1,836     1,836      548     1,430    1,430
  Provision for doubtful
   accounts......................   1,350     1,350        -         -        -
  Interest expense...............   4,453     3,738    3,660     8,844    6,698
                                  -------   -------  -------   -------  -------
    Total expenses...............  25,304    22,434   19,308    46,956   38,274
 Income (loss) before income
  taxes and minority interest....    (207)     (537)   3,777     8,449    7,413
                                  -------   -------  -------   -------  -------
 Minority interest...............       -       141      268         -      758
                                  -------   -------  -------   -------  -------
 Income (loss) before income
  taxes..........................    (207)     (396)   4,045     8,449    8,171
 Income tax provision (benefit)..     (69)     (135)   1,459     3,383    3,286
                                  -------   -------  -------   -------  -------
 Net income (loss)...............    (138)     (261)   2,586     5,066    4,885
                                  =======   =======  =======   =======  =======
 Basic and diluted earnings
  (loss) per share............... $ (0.01)  $ (0.02) $  0.22   $  0.44  $  0.42
                                  =======   =======  =======   =======  =======
 Weighted average number of
  shares outstanding--basic and
  diluted........................  12,417    12,417   11,511    11,511   11,511
                                  =======   =======  =======   =======  =======
Other Data:
  EBITDA(2)...................... $11,638   $ 9,330  $13,480   $33,524  $26,476
  Net cash provided by operating
   activities....................             2,191   11,148             16,335
  Net cash used in investing
   activities....................           (31,097)  (7,638)           (16,097)
  Net cash provided by (used in)
   financing activities..........            28,769   (3,576)              (607)
  Capital expenditures...........            31,097    7,638             16,097

                                                              June 30, 1999
                                                         -----------------------
                                                               (unaudited)
                                                          Actual  As Adjusted(3)
                                                         -------- --------------
                                                             (in thousands)
Balance Sheet Data:
  Cash and cash equivalents............................. $    157    $   157
  Total assets..........................................  177,684    177,684
  Long-term debt and other long-term liabilities........  115,837     66,978
  Total equity..........................................   42,723     91,582

--------
(1) See "Selected Historical and Pro Forma Consolidated Financial Data".

(2) EBITDA means earnings before interest, income taxes, depreciation, depletion and amortization, and impairment of natural gas and oil properties. EBITDA is not a calculation based upon generally accepted accounting principles. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented in this prospectus may not be comparable to other similarly titled measures reported by other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt and to fund capital expenditures. In evaluating EBITDA, we believe that investors should consider, among other things, the amount by which EBITDA exceeds interest costs, how EBITDA compares to principal repayments on debt and how EBITDA compares to capital expenditures for each period.

(3) The "as adjusted" balance sheet data:

  . gives effect to the application of the $48.9 million of estimated net proceeds from the sale of common stock in this offering to repay a portion of our debt;

  . assumes an offering price for our common stock equal to the last reported sales price appearing on the cover page of this prospectus; and

  . assumes that the underwriters do not elect to exercise their over-allotment option. See "Underwriting".

Please read "Use of Proceeds".

                          Summary Reserve Information

   The table below presents our summary reserve information as of September 1, 1999. Estimates of proved reserves are based on the September 1, 1999 reserve report prepared by Holditch-Reservoir Technologies Consulting Services, a Schlumberger company, our independent petroleum engineering consultants. Appendix A to this prospectus contains a letter prepared by Holditch summarizing the reserve report. For additional information relating to our natural gas and oil reserves, please read "Business and Properties--Natural Gas and Crude Oil Reserves" and note 11 of the notes to our December 31, 1998 consolidated financial statements.

   As of September 1, 1999, our PV-10 value was $348.6 million. For purposes of this calculation, the August 31, 1999 New York Mercantile Exchange prices on this date of $2.83 per Mmbtu of natural gas and $22.86 per barrel of crude oil were used. These NYMEX prices were then adjusted for volumes subject to long-term contracts and financial hedges and all applicable basis and quality differentials. After taking into account such adjustments, the average actual prices used to calculate our PV-10 value were $2.75 per Mmbtu for natural gas and $19.32 per barrel for crude oil and condensate. Please read note 11 of the notes to our December 31, 1998 consolidated financial statements.

                                                                     As of
                                                                  September 1,
                                                                      1999
                                                                  ------------
Estimated proved reserves:
Natural gas (Mmcf)...............................................    217,124
Oil and condensate (Mbbls).......................................     24,483
Total (Mmcfe)....................................................    364,022
Proved developed reserves as a percentage of proved reserve
 volumes.........................................................        66%
PV-10 value (in thousands).......................................   $348,567

                             Summary Operating Data

   The following table presents information regarding the production volumes of, average sales prices received for and average production costs associated with our sales of natural gas and crude oil for the periods indicated. The pro forma adjustments give effect to the purchase of properties from Unocal on May 17, 1999 as if the purchases had occurred at the beginning of the period presented.

                                              Six Months Ended June
                                                       30,
                                              ---------------------  Year Ended
                                              Pro Forma             December 31,
                                                1999    1999  1998      1998
                                              --------- ----- ----- ------------
Production:
  Natural gas (Mmcf).........................   8,460   7,381 7,741    15,315
  Crude oil and condensate (Mbbls)...........     347     288   370       667
  Total (Mmcfe)..............................  10,542   9,109 9,961    19,317
Average sales price per unit:
  Natural gas (per Mcf)......................  $ 2.19   $2.20 $2.31    $ 2.33
  Crude oil and condensate (per Bbl).........   12.80   12.09 10.39      9.55
  Total (per Mcfe)...........................    2.17    2.17  2.18      2.17
Expenses (per Mcfe):
  Lease operating............................  $ 0.97   $1.03 $0.91    $ 0.92
  General and administrative.................    0.17    0.20  0.06      0.07
  Depreciation, depletion and amortization...    0.70    0.67  0.61      0.64

                                  RISK FACTORS

   Investing in our common stock will provide you with an equity ownership in our company. Your investment will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements. See "Forward-Looking Statements." Our actual results may differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below.

Because we have a limited operating history, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

   Although our predecessors operated for years in the oil and gas industry prior to our formation, we began operations in 1998, and have a limited operating history in our current form upon which you may base your evaluation of our performance. As a result of our recent formation and our brief operating history, the operating results from the properties contributed by Mercury Exploration Company and others to us when we were formed may not indicate what our future results will be. We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

   Our revenues, profitability and future growth depend on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

   Prices for natural gas and crude oil fluctuate widely. For example, natural gas and crude oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this fluctuation are:

  .  the level of consumer product demand;

  .  weather conditions;

  .  domestic and foreign governmental regulations;

  .  the price and availability of alternative fuels;

  .  political conditions in oil and gas producing regions;

  .  the domestic and foreign supply of oil and gas;

  .  the price of foreign imports; and

  .  overall economic conditions.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

   The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus. Please read "Business and Properties--Natural Gas and Crude Oil Reserves".

   In order to prepare these estimates we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

   Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

   At September 1, 1999, approximately 34% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

   You should not assume that the present value of future net revenues referred to in this prospectus and the information incorporated by reference is the current market value of our estimated oil and gas reserves. In accordance with Securities and Exchange Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may have difficulty financing our planned growth.

   We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. In the future, we will require additional financing, in addition to cash generated from our operations, to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

We are vulnerable to operational hazards, transportation dependencies, regulatory risks, and other uninsured risks associated with our activities.

   The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, pipelines and trucking or terminal facilities.

   Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of property purchased and leased by us.

   As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

   Our growth in recent years has been due in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

   The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

   In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Montana, Wyoming and Canada, we cannot assure you that we will not pursue acquisitions or properties located in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

   Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through acquisitions of producing properties where we can utilize our experience as a low-cost operator and use available cash flows to continue to exploit our existing properties. We cannot assure you, however, that our planned development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves could also increase. For a discussion of our reserves, see "Business and Properties--Natural Gas and Crude Oil Reserves".

We cannot control the activities on properties we do not operate.

   Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

  .  timing and amount of capital expenditures;

  .  the operator's expertise and financial resources;

  .  approval of other participants in drilling wells; and

  .  selection of technology.

The loss of key personnel could adversely affect our ability to operate.

   Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

   We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. In addition, many of our competitors have been operating for a much longer time than we have and have demonstrated the ability to operate through industry cycles. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Leverage materially affects our operations.

   As of September 30, 1999, our long-term debt was $117,074,000, including $114,850,000 outstanding under our bank credit facility and $2,224,000 of subsidiary and other debt. We had no additional available borrowing capacity under our bank credit facility. The borrowing base limitation on our credit facility is periodically redetermined. Upon a redetermination, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments. On December 1, 1999, the borrowing base will be reviewed and we could be required to repay up to $20,000,000 of the outstanding balance if the borrowing base is reduced. As of September 30, 1999, $114,850,000 was outstanding under the credit facility.

   Our level of debt affects our operations in several important ways, including the following:

  . a large portion of our cash flow from operations is used to pay interest on borrowings;

  . the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

  . the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

  . a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

  . our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures;

  . any debt that we incur under our credit facility will be at variable rates, making us vulnerable to increases in interest rates; and

  . a high level of debt will affect our flexibility in planning for or reacting to changes in market conditions.

   In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A higher level of debt increases the risk that we may default on our debt obligations. Our ability to meet debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

   If we are unable to repay our debt at maturity out of cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowing or equity financing will be available to pay or refinance the debt. The terms of our debt may also prohibit us from taking these actions. Factors that will affect our ability to raise cash through an offering or our capital stock or a refinancing of our debt include financial market conditions and our market value and operations performance at the time of the offering or other financing. We cannot assure you that any offering or refinancing can be successfully completed.

Several companies have entered into purchase contracts with us for a significant part of our production and if they default on these contracts, we could be materially and adversely affected.

   Several long-term contracts for the sale of a significant portion of our natural gas production are currently in place and account for a significant portion of our total revenues. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default, it could have a material adverse effect on our cash flows for the period in which the default occurred.

Our activities are regulated by complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

   Oil and gas operations are subject to various federal, state, and local government laws and regulations which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

  .  discharge permits for drilling operations;

  .  drilling bonds;

  .  reports concerning operations;

  .  spacing of wells;

  .  unitization and pooling of properties;

  .  environmental protection; and

  .  taxation.

   From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

   The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products, and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

   Legal requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulation, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

Hedging our production may result in losses.

   To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term gas contracts and hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances including the following:

  .  our production is less than expected;

  . there is a change in the expected difference between the underlying price in the hedging agreement and actual prices received;

  . the other parties to the hedging contracts fail to perform their contract obligations; or

  . a sudden unexpected event materially impacts natural gas or crude oil prices.

   In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil. Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

   Members of the Darden family, together with Mercury and QELC, companies primarily owned by the members of the Darden family, beneficially own on the date of this prospectus approximately 77.1% of our common stock, and will own approximately 51.4% after the offering, assuming that the over-allotment option is not exercised by the underwriters. As a result, these entities and individuals will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares may be sold into the market in the near future which could cause the market price of our common stock to drop significantly, even if our business is doing well.

   Our shares that are eligible for future sale may have an adverse affect on the price of our stock. After this offering, approximately 19,888,500 shares of common stock will be outstanding, assuming the underwriters' over-allotment option is not exercised. In addition, options and warrants to purchase 1,152,857 shares are outstanding, all of which are exercisable. These options and warrants are exercisable at prices ranging from $8.75 to $33.75 per share. Approximately 8,400,000 shares, assuming that the over-allotment option is not exercised by the underwriters, will be freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. Our officers and directors who are stockholders and a number of other stockholders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock or similar securities for a period of 180 days from the date of this prospectus without the prior written consent of Bear Stearns, on behalf of the underwriters; however, Bear Stearns may at any time waive the terms of these lock-up agreements as specified in the underwriting agreement. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our certificate of incorporation contains provisions that could discourage an acquisition or change of control.

   Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. Please read "Description of Capital Stock".

Our computer systems and the computer systems of our business partners may not be Year 2000 compliant, which may cause system failures and disruptions adversely affecting our operations.

   The "Year 2000" issue is a general term used to refer to the business implications of the arrival of the new millennium. In simple terms, on January 1, 2000, all computer hardware and software systems that use the two-digit year convention could fail completely or create erroneous data as a result of the system failing to recognize the two-digit internal date "00" as representing the Year 2000. Our computer systems and the computer systems of our business partners may not be Year 2000 compliant, which may cause system failures and disruptions adversely affecting our operations. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

   We cannot assure you that our internal operations do not have any material issues with respect to Year 2000 compliance. In addition, we may not properly identify all potential problems or all potentially affected systems or remedy all problems in our systems. Furthermore, the Year 2000 issue also affects our customers, our suppliers and other third parties with whom we do business. The failure of any of these entities to become

Year 2000 compliant could adversely affect our operations. The most reasonably likely "worst case" impacts would be:

  . impairment of our ability to deliver our production to, or receive payment from, third parties gathering and/or purchasing our production from affected facilities;

  . impairment of the ability of third-party suppliers or service companies to provide needed materials or services to our planned or ongoing operations, necessitating deferral or shut-in of exploration, development or production operations;

  . impairment of our ability to receive and process data, which would hinder our ability to conduct development drilling and exploitation activities; and

  . our inability to execute financial transactions with our banks or other third parties whose systems fail or malfunction.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Managements' Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" that relate to our business and the industry in which we operate are forward-looking. Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

  . the quality of our properties with regard to, among other things, the existence of reserves in economic quantities;

  . our ability to increase our reserves through exploration and development;

  . the number of locations to be drilled and the time frame within which they will be drilled;

  .  future prices of natural gas and crude oil;

  .  anticipated domestic demand for natural gas; and

  .  the adequacy of our capital resources and liquidity.

   Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors".

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of the 7,000,000 shares of common stock in this offering will be approximately $48.9 million ($56.2 million if the underwriters' over-allotment option is exercised in full), at an assumed public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $360,000.

   We intend to use all of the net proceeds to repay a portion of our outstanding debt under our credit facility.

   At September 30, 1999, we had $114,850,000 outstanding under our credit facility. The weighted average interest rate for outstanding borrowings under our credit facility as of September 30, 1999 was 7.5%. The credit facility has a maturity of March 4, 2004. We have used borrowings under our current credit facility to refinance prior debt, fund a portion of our acquisitions and for other corporate purposes.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

                          PRICE RANGE OF COMMON STOCK

   Since March 4, 1999, our common stock has been traded on the American Stock Exchange under the symbol "KWK." The following table sets forth the high and low closing prices for our common stock as reported on the American Stock Exchange for the period from March 4, 1999 through October 22, 1999.

                                                                 High     Low
                                                                ------- -------
      First quarter 1999 (beginning March 4, 1999)............. $ 7 5/8 $ 7 1/4
      Second quarter 1999......................................   7 3/8   6 1/8
      Third quarter 1999.......................................   7 3/8   6 1/2
      Fourth quarter 1999 (through October 22, 1999)...........   7 1/2   5 7/8

   On October 22, 1999, the last reported sales price of our common stock on the American Stock Exchange was $7.50 per share. As of September 1, 1999, there were approximately 400 stockholders of record of our common stock.

                                 CAPITALIZATION

   The following table presents our capitalization as of June 30, 1999 on two bases:

  .  on a historical basis; and

  . on a pro forma basis as adjusted to reflect our anticipated use of the estimated net proceeds of this offering at an assumed offering price of $7.50 per share.

   You should read the table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                                           June 30, 1999
                                                      --------------------------
                                                       Actual     As Adjusted(1)
                                                      --------    --------------
                                                          (in thousands)
Total debt........................................... $114,975(2)    $66,116
Stockholders' equity.................................   42,723(3)     91,582(3)
                                                      --------       -------
  Total capitalization...............................  157,698       157,698
                                                      ========       =======

--------

(1) The "as adjusted" balance sheet data:

  . gives effect to the application of the $48.9 million of estimated net proceeds from the sale of common stock in this offering to repay a portion of our debt;

  . assumes an offering price for our common stock equal to the last reported sales price appearing on the cover page of this prospectus; and

  . assumes that the underwriters do not elect to exercise their over-allotment option. See "Underwriting".

(2) In addition, on August 26, 1999, our subsidiary, MGV Energy, incurred an additional $2,125,000 of long-term debt.

(3) Does not reflect the 404,381 contingently issuable shares of unregistered common stock currently held in escrow to be released over a three year period in connection with the acquisition of properties from Unocal (see note 2 of the condensed notes to our consolidated financial statements for the six months ended June 30, 1999) or 6,400 shares to be issued to four of our non-employee directors as compensation for services in 1998.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following table gives a summary of our selected historical and pro forma consolidated financial data for the six months ended June 30, 1999 and 1998 and for the year ended December 31, 1998. Balance sheet data only is also presented for the year ended December 31, 1997. You should read the data with our consolidated financial statements and unaudited financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the purchase of properties from Unocal on May 17, 1999 and the purchase of the remaining minority interest in MSR on March 4, 1999 as if those purchases had occurred at the beginning of each period presented. The pro forma adjustments include revenues and operating expenses attributed to those properties, as well as depletion charges based on our purchase price, and interest on the debt incurred to acquire the properties. The net losses of MSR attributed to minority interest owners are reversed in the pro forma amounts.

                          Six Months Ended June 30,    Year Ended December 31,
                          ---------------------------  -------------------------
                                 (unaudited)
                            Pro                            Pro
                          Forma(1)                      Forma(1)
                            1999      1999     1998       1998         1998
                          --------  --------  -------  -------------------------
                                (in thousands, except per share data)
Statement of Operations
 Data:
 Revenues:
  Natural gas and oil
   revenues.............. $22,947   $ 19,747  $21,709  $    51,798  $     42,080
  Other income...........   2,150      2,150    1,376        3,607         3,607
                          -------   --------  -------  -----------  ------------
    Total revenues.......  25,097     21,897   23,085       55,405        45,687
 Expenses:
  Lease operating
   expenses..............  10,273      9,381    9,057       20,451        17,781
  Depreciation, depletion
   and amortization......   7,392      6,129    6,043       16,231        12,365
  General and
   administrative........   1,836      1,836      548        1,430         1,430
  Provision for doubtful
   accounts..............   1,350      1,350        -            -             -
  Interest expense.......   4,453      3,738    3,660        8,844         6,698
                          -------   --------  -------  -----------  ------------
    Total expenses.......  25,304     22,434   19,308       46,956        38,274
 Income (loss) before
  income taxes and
  minority interest......    (207)      (537)   3,777        8,449         7,413
                          -------   --------  -------  -----------  ------------
 Minority interest.......       -        141      268            -           758
                          -------   --------  -------  -----------  ------------
 Income (loss) before
  income taxes...........    (207)      (396)   4,045        8,449         8,171
 Income tax provision
  (benefit)..............     (69)      (135)   1,459        3,383         3,286
                          -------   --------  -------  -----------  ------------
 Net income (loss)....... $  (138)  $   (261) $ 2,586  $     5,066  $      4,885
                          =======   ========  =======  ===========  ============
 Basic and diluted
  earnings (loss) per
  share.................. $ (0.01)  $  (0.02) $  0.22  $      0.44  $       0.42
                          =======   ========  =======  ===========  ============
 Weighted average number
  of shares outstanding--
  basic and diluted......  12,417     12,417   11,511       11,511        11,511
                          =======   ========  =======  ===========  ============
Other Data:
  EBITDA(2).............. $11,638   $  9,330  $13,480  $    33,524  $     26,476
  Net cash provided by
   operating activities..              2,191   11,148                     16,335
  Net cash used in
   investing activities..            (31,097)  (7,638)                   (16,097)
  Net cash provided by
   (used in) financing
   activities............             28,769   (3,576)                      (607)
  Capital expenditures...             31,097    7,638                     16,097

                                                June 30,        December 31,
                                            ----------------- -----------------
                                              1999     1998     1998     1997
                                            -------- -------- -------- --------
                                               (unaudited)
                                                      (in thousands)
Balance Sheet Data:
  Cash and cash equivalents................ $    157 $    577 $    294 $    643
  Current assets...........................    8,517    6,940    8,821    2,497
  Total assets.............................  177,684  145,763  144,600  133,912
  Short-term debt..........................       30   70,480       67      161
  Other current liabilities................    4,141    8,513    7,463    1,954
  Long-term debt and other long-term
   liabilities.............................  115,837   12,962   86,310   87,336
  Total equity.............................   42,723   36,254   32,588   27,852

--------
(1) Pro forma adjustments give effect to the purchase of properties from Unocal on May 17, 1999 and the purchase of the remaining minority interest in MSR on March 4, 1999 as if those acquisitions had occurred at the beginning of each period presented, as follows:

                                                  Six Months Ended  Year Ended
                                                      June 30,     December 31,
                                                        1999           1998
                                                  ---------------- ------------
Revenues.........................................      $3,200         $9,718
Operating expenses...............................         892          2,670
Depletion and depreciation.......................       1,263          3,866
Interest on acquisition debt.....................         715          2,146
Reversal of minority interest in MSR.............        (141)          (758)
Tax effect of pro forma adjustments..............         (66)           (97)
                                                       ------         ------
Net income effect of pro forma adjustments.......      $  123         $  181
                                                       ======         ======

(2) EBITDA means earnings before interest, income taxes, depreciation, depletion and amortization, and impairment of natural gas and crude oil properties. EBITDA is not a calculation based upon generally accepted accounting principles. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented in this prospectus may not be comparable to other similarly titled measures reported by other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt and to fund capital expenditures. In evaluating EBITDA, we believe that investors should consider, among other things, the amount by which EBITDA exceeds interest costs, how EBITDA compares to principal repayments on debt and how EBITDA compares to capital expenditures for each period.

               SELECTED HISTORICAL FINANCIAL DATA OF PREDECESSORS

   Set forth below, in separate tables, is summary selected historical financial data of our predecessors: Mercury, QELC, Michigan Gas Partners and MSR. The financial data of our predecessors is for fiscal periods ended in 1997, 1996 and 1995 and is derived from the predecessors' audited consolidated financial statements and related notes presented elsewhere in this prospectus. We do not believe that presentation of this financial data of our predecessors in combined form provides useful comparative data because of the differing fiscal periods of the predecessors and because only a portion of Mercury's assets were contributed to us as part of our formation in 1998. Further, we do not consider separate financial data for fiscal periods ended in 1994 to be material to us or useful for comparative purposes.

                          MERCURY EXPLORATION COMPANY
                      (includes Quicksilver Energy, L.C.)
                   (in thousands, except for per share data)

                                                       Fiscal Years Ended
                                 Three Months Ended      September 30,
                                    December 31,    --------------------------
                                        1997          1997     1996     1995
                                 ------------------ --------  -------  -------
Statements of Operations Data:
  Revenues......................      $ 11,049      $ 41,328  $17,388  $ 6,703
  Net income....................         2,354         5,115    2,248    1,463
  Net income per common share...          9.38         20.38     8.96     5.83
  Weighted average shares
   outstanding..................           251           251      251      251
  Cash dividends................             -             -        -        -
Other Information:
  Capital expenditures..........      $ 27,750      $ 54,231  $19,779  $ 2,227
                                                         September 30,
                                    December 31,    --------------------------
                                        1997          1997     1996     1995
                                    ------------    --------  -------  -------
Balance Sheet Data:
  Working capital (deficit).....      $ (9,324)     $(13,133) $(5,813) $(5,068)
  Total assets..................       126,506       102,880   50,186   28,743
  Long-term debt................        65,275        47,174   19,560    2,150
  Stockholders' equity..........        17,670        15,316   10,427    6,988

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
                                 (in thousands)

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                         1997   1996     1995
                                                        ------ -------  -------
Statements of Operations Data:
  Revenues............................................. $3,021 $ 3,368  $ 1,930
  Net income (loss)....................................     19    (617)    (613)
Other Information:
  Capital expenditures................................. $   13 $   132  $ 4,837
Balance Sheet Data:
  Working capital...................................... $  343 $   261  $   324
  Total assets.........................................  9,835  10,551   13,160
  Long-term debt.......................................      -       -        -
  Partners' capital ...................................  9,453  10,313   13,025

                              MSR EXPLORATION LTD.
      For the Period from Inception on March 7, 1997, to December 31, 1997
                                 (in thousands)

    Statements of Operations Data:

       Revenues......................................................... $   854
       Net income ......................................................      30
     Other Information:
       Capital expenditures............................................. $   592
     Balance Sheet Data:
       Working capital.................................................. $    42
       Total assets ....................................................  25,963
       Long-term debt...................................................  10,560
       Stockholders' equity.............................................  13,070

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We engage in the acquisition, exploration, production and sale of natural gas, crude oil and condensate and the gathering, processing and transmission of natural gas. We pursue our business through the acquisition of oil and gas mineral leases, gas gathering systems and producing natural gas and crude oil properties. Based upon the specifics of each lease, as well as geological and engineering interpretations, we develop our inventory of leases by drilling wells, redrilling wells or recompleting existing wells located on those leases for the recovery of the reserves located there. We currently have an interest in natural gas and crude oil mineral leases, gas gathering pipeline systems and wells producing natural gas and crude oil that are located principally in the states of Michigan, Wyoming and Montana. We evaluate other opportunities for the development of reserves and related assets as they become available and, in some circumstances, may explore opportunities in regions other than those in which we are currently involved.

   We are not a user or refiner of the natural gas or crude oil produced, except as needed in the operation of wells that produce natural gas. Once extracted from the ground, we connect the natural gas production to a pipeline gathering system and store the crude oil in storage tanks located close to the producing field for collection by crude oil purchasers.

   We own or hold working interests in 1,623 gross producing wells (769 net wells). We also hold interests in properties that contain proved undeveloped natural gas and crude oil reserves that require additional drilling, workovers, waterflooding or other forms of enhancement in order to become productive.

   We were formed as a Delaware corporation in December 1997 to combine oil and gas properties in a reorganization and merger. On January 1, 1998, we, Mercury, QELC, Michigan Gas Partners, Trust Company of the West and Joint Energy Development Investments Limited Partnership, an affiliate of Enron Corp. referred to below as JEDI, entered into an agreement and plan of reorganization and merger to combine some of the oil and gas properties owned by Mercury, QELC and Michigan Gas Partners by causing Michigan Gas Partners to be merged into us and by causing some of the assets and liabilities of Mercury and QELC to be transferred to and assumed by us. We were the surviving corporation of the merger.

   In early 1999, our stockholders approved the merger of MSR into us. In the merger, stockholders of MSR received approximately 2,577,700 shares of our common stock. As a result of the merger, MSR ceased to exist, and all of its assets and liabilities were transferred to us. The merger was accounted for, in part, as a pooling of interest. As a result, our financial statements have been combined with those of MSR. The merged net assets attributable to minority interest stockholders were reported as a minority interest at December 31, 1998. This minority interest was acquired in March 1999 and was accounted for under the purchase method of accounting.

   On May 17, 1999, we completed the purchase from Unocal of substantially all of Unocal's natural gas and crude oil assets in Michigan. The assets purchased, consisting of ownership interests in the Garfield Unit and the Beaver Creek Unit, included approximately 20,000 net leasehold acres and about 13,000 Mcfe production per day. Our ownership in the Garfield Unit increased from 54% to 99%. Revenues attributable to the purchased assets were $9,718,000 in 1998 and operating expenses totaled $2,670,000, resulting in operating income and cash flow of $7,048,000, before depreciation, depletion, administrative and interest expense. The sales price for gas realized by Unocal of $1.98 per Mcf was $0.35 per Mcf lower than the average price we received in 1998. For the four months ended April 30, 1999, we estimate that Unocal reported $3,200,000 total revenues comprised of $2,240,000 in natural gas sales and $960,000 in crude oil sales. Direct operating expenses were an estimated $892,000. For further information on the Unocal acquisition, see condensed notes to consolidated financial statements (unaudited) for the six months ended June 30, 1999 and 1998.

   We use the full-cost method of accounting for our investments in properties. Under this method, all costs of exploration, development and acquisition of oil and gas reserves are capitalized into separate country-by-country "full-cost pools" as incurred. Properties in each pool are depleted and charged to operations using the unit-of-production method, based on a ratio of current production to total proved reserves. To the extent that the capitalized costs, net of accumulated depreciation, depletion and amortization, less deferred taxes, exceed the PV-10 value of proved natural gas and crude oil reserves and the lower of cost or fair value of unproved properties, the excess costs are charged to operations. If a write-down were required, it would result in a non-cash charge to earnings but would not have an impact on cash flows.

Liquidity and Capital Resources

   Cash Flow. We believe that our cash flows from operations are adequate to meet the requirements of our business. However, future cash flows are subject to a number of variables, including our level of production and prices, and we cannot assure you that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures. Our principal operating sources of cash include sales of natural gas and crude oil, as well as revenues from transportation and processing of natural gas.

   Our net cash provided by operations for the six months ended June 30, 1999 was $2,191,000, compared to $11,148,000 for the same period last year. The reduction resulted from lower earnings, a $2,500,000 account receivable we did not collect and the repayment of $3,107,000 of current liabilities owed to Mercury.

   Our net cash used in investing for the six months ended June 30, 1999 was $31,097,000, including $25,800,000 for the Unocal property acquisition. Investing activities were comprised primarily of additions to oil and gas properties through acquisitions and development and additions of field service assets. For the six months ended June 30, 1999, we spent $31,097,000 for capital investments. For the rest of 1999, we expect to spend approximately $12,700,000. We have budgeted approximately $30,000,000 in 2000 for capital investments. Our activities have been financed through a combination of operating cash flow and bank borrowings. Our primary source of financing has been borrowing the under our credit facility. We believe we will have sufficient cash flow from operations, borrowings under our credit facility and proceeds from this stock offering to meet our obligations and operating needs.

   Credit Facilities. As part of the merger with MSR on March 4, 1999, we entered into a new five-year credit facility agreement. Our then existing debt of $73,993,000 and $10,848,000 from MSR was transferred into the new credit facility. The credit facility permits us to obtain revolving credit loans and to issue letters of credit for our own account from time to time in a total amount not to exceed the lesser of $200,000,000 or the borrowing base. Under an amendment to the credit facility dated May 17, 1999, the borrowing base is $115,000,000 and is subject to semi-annual determination and other redeterminations based upon a variety of factors, including the PV-10 value of our reserves. On December 1, 1999, the borrowing base will be reviewed and we could be required to repay up to $20,000,000 of the outstanding balance if the borrowing base is reduced. As of September 30, 1999, $114,850,000 was outstanding under the credit facility. At our option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part at any time in specified minimum amounts. We can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate (LIBOR) + 2.375% or at bank prime. The collateral for this loan agreement consists of substantially all of our existing assets and any future reserves acquired. The loan agreement contains a number of dividend restrictions and restrictive covenants which, among other things, require the maintenance of a minimum current ratio.

   Market Risk. We sell approximately 70% of our natural gas under long-term, fixed price contracts and swap agreements and, therefore, benefit from significant predictability of our natural gas revenues. Commodity market price fluctuations affect those natural gas volumes that are not sold under contract and also affect our crude oil sales that are not hedged. In April 1999, we entered into a contract to swap 7,500 Mmbtu per day at $2.40 per Mmbtu. The contract, which expires in April 2004, increased our revenues by an insignificant amount in the second quarter of 1999.

   In addition, we have entered into interest rate swap agreements covering $50,000,000 of our debt. These agreements convert floating rate debt to 5.7% fixed rate debt. Interest expense increased $61,000 over the six months ended June 30, 1999 as a result of these rate swaps.

   Inflation and Changes in Prices. Our revenues and the value of our oil and gas properties have been and will be affected by changes in natural gas and crude oil prices. Our ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent on natural gas and crude oil prices. These prices are subject to significant seasonal and other fluctuations that are beyond our ability to control or predict. During 1999, we have received an average of $12.09 per barrel of crude oil and $2.20 per Mcf of gas. Although some costs and expenses are affected by the level of inflation, inflation has not had a significant effect in 1999. Should conditions in the industry improve, causing an increase in competition resulting in a relative shortage of oilfield supplies and/or services, inflationary cost pressures may resume.

Results of Operations

   Our revenue, profitability, and future rate of growth are dependent upon prevailing prices for oil and gas, which, in turn, depend upon numerous factors such as economic, political, and regulatory developments as well as competition from other sources of energy. The energy markets historically have been highly volatile, and future decreases in prices could have an adverse effect on our financial position, results of operations, quantities of reserves that may be economically produced, and access to capital.

   Due to our limited existence, comparisons of our and our predecessors' results of operations may not be meaningful. Results of operations for the six months ended June 30, 1999 and the twelve months ended December 31, 1998 include MSR's results. The 1997 results of operations are from our predecessors and include MSR's from its inception March 7, 1997 through December 31, 1997; Mercury's for the fiscal year ended September 30, 1997; and Michigan Gas Partners' for the year ended December 31, 1997. A significant portion of Mercury's assets and associated revenue and expenses, which result primarily from contract operating and maintenance, were not conveyed to us at the time of our formation.

   You should read the following discussion and analysis together with our consolidated financial statements and the related notes and with our audited combined consolidated financial statements and the related notes for the fiscal year ended December 31, 1998 and the audited financial statements of our predecessors for the years ended in 1997 and 1996.

Six Months Ended June 30, 1999 Compared With Six Months Ended June 30, 1998

   Revenues. Total revenues for the six months ended June 30, 1999 were $21,897,000, a 5% decrease from the $23,085,000 of total revenues for the same period in 1998.

   Natural gas sales for the 1999 period were $16,264,000, a 9% decrease from 1998 revenues of $17,865,000. Sales volumes decreased from 7,741,000 Mcf to 7,381,000 Mcf as the result of over-allocation of natural gas to us in 1998 and the lack of production during workover projects at the Garfield Unit. During the first six months of 1999, we sold our natural gas at an average price of $2.20 per Mcf compared to $2.31 in the 1998 period.

   Crude oil sales during the first half of 1999 of $3,483,000 were down 9% from the 1998 period. A 16% increase in average prices was more than offset by a 22% decrease in volumes. Shutting-in of wells in Wyoming during the period of historically low oil prices caused the drop in crude oil production volumes. Other income increased from higher processing and transportation fees.

   Expenses. Total expenses for the first half of 1999 were $22,434,000, a 16% increase over 1998. Operating expenses of $9,381,000 increased 4% over 1998 as the result of an increase in workovers and the settlement of a joint interest billing dispute. Depletion and depreciation expense of $6,129,000 was slightly higher than in 1998 as the decrease in sales volumes was more than offset by a higher depletion cost per unit. A $1,350,000 provision for doubtful accounts was established in the first quarter of 1999 to provide for amounts due from a natural gas purchaser that declared bankruptcy. General and administrative expenses of $1,836,000 increased significantly over the 1998 period, reflecting the higher costs associated with being a larger, public company. Interest expense rose to $3,738,000 from higher debt levels in 1999, primarily as a result of the Unocal acquisition.

   Net Income (Loss). We reported a net loss of $261,000 during the first half of 1999 compared to net income of $2,586,000 in 1998. Lower revenues and higher expenses, including the provision for doubtful accounts and the general and administrative expense increase, resulted in the loss.

Year Ended December 31, 1998 Compared With Predecessors' 12 Month Periods Ended September 30, 1997 and December 31, 1997

   Revenue. Total oil and gas revenues for the 12 months ended December 31, 1998 were $45,687,000, an increase of 25% over $36,588,000 of combined predecessor revenue for 1997. Natural gas revenues for the 1998 period were $35,713,000, approximately 31% higher than 1997 predecessor natural gas revenues of $27,264,000. Natural gas sales volumes for the 1998 period were 15,315,000 Mcf, a 29% increase over 11,854,000 Mcf in 1997. Average natural gas sale prices declined from $2.30 per Mcf in the 1997 period to $2.13 in 1998. For 1998, approximately 84% of our product sales were natural gas. A majority of our natural gas production was sold under long-term contracts with approximately 35% under one- to three-year contracts and 60% under 10-year contracts. Crude oil revenues for 1998 were $6,367,000, a 31% decrease from $9,171,000 of predecessor revenues for the same period in 1997. Crude oil production in the 1998 period was 667,000 barrels compared to 619,000 predecessor barrels, an increase of 8%. The average crude oil sales price for 1998 was $9.55 per barrel, compared to an average price of $14.62 per barrel in 1997, a decrease of 35%.

   Interest and Other Income. Interest and other income for the year ended December 31, 1998 was $3,607,000 and primarily consisted of $1,632,000 from the sale of tax credits and $1,879,000 from transportation and processing of natural gas.

   Minority Interest. The minority interest in net loss of MSR for 1998 was $758,000. This was the minority interest's 53.5% share of MSR's before tax net loss of approximately $1,416,000. As described in the footnotes to the financial statements, this minority interest relates to the portion of the merger with MSR that was accounted for under the purchase method of accounting.

   Expenses. Operating expenses for the year ended December 31, 1998 were $17,781,000, or $0.92 per Mcfe, a 5% decrease compared to $18,786,000 or $1.20 per Mcfe of predecessor operating expenses for the same period in 1997. Depreciation and depletion expense was $12,365,000, or approximately $0.64 per Mcfe, compared to $7,093,000 for 1997. General and administrative expense was $1,430,000, or approximately $0.07 per Mcfe, compared to $1,941,000 for 1997. Interest expense was $6,698,000, compared to $5,561,000 for 1997. Our interest rate averaged approximately 7.4%.

   Income Tax Expense. Income taxes for the year ended December 31, 1998 consisted of $950,000 due currently and deferred taxes of $2,336,000. The effective tax rate was 40%.

   Net Income. Net income for the year ended December 31, 1998 was $4,885,000 or $0.42 per share, which was approximately 10% of total revenues.

Management's Discussion and Analysis of Financial Condition and Results of Operations--Mercury Exploration Company

Results of Operations

   The following discussion and analysis should be read in conjunction with Mercury's statement of income contained elsewhere in this prospectus.

Year Ended September 30, 1997 Compared With Year Ended September 30, 1996

   Mercury acquired the Shell Michigan properties on November 14, 1996. The results of operations of these properties have been included in Mercury's results since November 1, 1996. Unless otherwise indicated, the changes in operating results were primarily the result of the acquisition of these properties.

   Revenues. Total oil and gas revenues for the 1997 period were $41,328,000, an increase of 138% compared to $17,388,000 for the 1996 period. In 1997, $32,714,000 of the revenues were related to the sale of natural gas and crude oil, compared to $11,771,000 for the 1996 period. Sales volumes for 1997 were 12,864,000 Mcfe, sold at an average price of $2.54 per Mcfe, compared to 4,332,000 Mcfe sold in the 1996 period at an average price of $2.72 per Mcfe. This increase in sales was principally due to the purchase of the Shell Michigan properties. The remainder of the revenues for 1997, of approximately $8,614,000, as well as $5,617,000 in 1996, resulted from contract field services and gas marketing.

   Costs and Expenses. Total costs and expenses for the 1997 period were $24,156,000, a 69% increase compared to $14,265,000 for the 1996 period. Production expenses for the 1997 period were $16,454,000, or $1.28 per Mcfe, and a 38% increase compared to $11,907,000, or $2.75 per Mcfe. General and administrative expenses for 1997 were $1,784,000, a 30% increase compared to $1,372,000 for 1996. Depreciation and depletion for the 1997 period was $5,918,000, or $0.45 per Mcfe, compared to $986,000, or $0.23 per Mcfe, for
1996.

   Interest Expense. Interest expense for the nine months ended September 30, 1997 was $5,414,000 compared to $1,620,000 for the 1996 period. Almost all of the increase in interest expense relates to the approximately $57,000,000 borrowed to purchase the Shell Michigan properties.

   Other Income and Expenses. Excluding interest expense noted above, the remainder of other income totals $1,738,000 for the 1997 period, a decrease of $254,000, or 13%, from $1,992,000 for 1996. Most of the change is attributable to the $279,000 decrease in equity in partnership income. The decrease in net income from the partnerships was primarily due to higher operating costs.

   Income. Income before minority interest and income taxes was $13,496,000 for the 1997 period compared to $3,495,000 for 1996. These amounts include 100% of the results of operations of QELC, of which 52% is owned by Mercury. The minority interest in income of subsidiaries principally applies to QELC.

   Earnings. Net income was $5,115,000, or $20.38 per share, for the 1997 period compared to $2,248,000, or $8.96 per share, for 1996. Most of the increase relates to the acquisition of the Shell Michigan properties.

Liquidity and Capital Resources

   Cash Flow from Operating Activities. Mercury's net cash flow from operations for the year ended September 30, 1997 was $15,356,000, compared to $3,951,000 for the same period in 1996. The increase was principally attributable to the Shell Michigan properties.

   Cash Flow from Investing Activities. Mercury's net cash used for investing activities during the twelve months ended September 30, 1997 totaled $53,578,000. Of this amount, $54,231,000 was for capital expenditures, which were principally used for the acquisition of the Shell Michigan properties.

   Cash Flow from Financing Activities. For the year ended September 30, 1997, cash provided by financing activities totaled $39,794,000. Mercury borrowed $94,323,000 and repaid $54,529,000 of debt.

   On October 9, 1997, Mercury completed the acquisition of the Destec properties in Michigan from ECT Enocene Enterprises II, Inc. The properties consist of 143 wells with combined proved reserves of approximately 30.8 Bcfe. The purchase price was approximately $23,500,000, which was paid in cash provided primarily by bank debt.

   Effective January 1, 1998, Mercury exchanged most of its natural gas and crude oil producing properties and most of its long-term debt for our common stock.

Three Months Ended December 31, 1997 Compared With Three Months Ended December 31, 1996

   Revenues. Total oil and gas revenues for the three months ended December 31, 1997 were $11,049,000, an increase of 10% compared to $10,016,000 for the 1996 period. In 1997, $9,456,000 of the revenues related to the sale of natural gas and crude oil, compared to $8,178,000 for the 1996 period. Sales volumes for the 1997 period were 4,342,800 Mcfe sold at an average price of $2.18 per Mcfe, compared to 3,177,000 Mcfe sold in the 1996 period at an average price of $2.58 per Mcfe. The increase in natural gas and crude oil sales was primarily due to the purchase of the Shell Michigan and the Destec properties. The remainder of the revenues, approximately $1,593,000 for the 1997 period and $1,838,000 in 1996, was from natural gas and crude oil contract operations, providing services such as field operations, well supervision, well maintenance, and gas marketing.

   Costs and Expenses. Total costs and expenses for the 1997 period were $7,734,000, an increase of 28% over $6,039,000 for the 1996 period. Generally, the increase in expense is the result of the acquisition of the Destec and Shell Michigan properties. The Destec results have been included since October 1, 1997, and Shell Michigan since November 1, 1996. Operating expenses for the three months ended December 31, 1997, were $4,736,000 or $1.09 per Mcfe, compared to $4,114,000, or $1.30 per Mcfe for the 1996 period. A portion of the improvement in cost per unit of sales was due to economies of scale. The recent acquisitions included mostly producing natural gas properties. Natural gas properties generally cost less to operate on a per unit of sales basis than do oil properties.

   Depletion and depreciation expense for the 1997 period was $2,466,000, or $0.57 per Mcfe, compared to $1,479,000 or $0.47 per Mcfe, for 1996. The increase in 1997 was due to Mercury's property acquisitions.

   General and administrative expenses for the 1997 period were $532,000, a 19% increase over $446,000 for the 1996 period, largely attributable to the increased size of Mercury's asset base.

   Other Income and Expense. Interest expense for the three months ended December 31, 1997 was $1,879,000, an increase of 39% over $1,353,000 for the 1996 period. The increase in interest expense primarily was due to the increase in debt related to Mercury's property acquisitions. During the 1997 period, Mercury received a settlement on a lawsuit in the amount of $2,781,000, which was included in other income. The other income items for the 1997 period totaled $652,000, down slightly compared to $750,000 for 1996.

   Income. Income before income taxes and minority interest was $4,869,000 for the 1997 period compared to $3,374,000 in 1996. These amounts include 100% of the results of operations of QELC.

   The minority interest in income of subsidiary of $1,277,000 for the 1997 period and $1,422,000 for 1996 primarily applies to QELC.

   Income taxes were calculated using a statutory rate of 34%.

   Earnings. Net income was $2,354,000, or $9.38 per share, for the 1997 period, compared to $1,279,000, or $5.10 per share, for 1996. Most of the increase in earnings relates to the recent property acquisitions.

Year 2000 Compliance

   We have developed a Year 2000 Plan to address the Year 2000 issue created by computer programs and applications that use two digit rather than four digit date fields to designate a year. As a result, computer equipment, software, and devices with embedded technology that are date-sensitive may be unable to recognize or may misinterpret the actual date. This could result in a system failure or miscalculations causing disruptions of operations.

   We have assessed our information technology, referred to as "IT," and our non-IT systems. We believe that all of our computer equipment and software as well as our operational and control systems are currently Year 2000 compliant.

   We are also monitoring the compliance efforts of the significant suppliers, customers, and service providers with whom we do business and whose IT and non-IT systems interface with ours to ensure that they will be Year 2000 compliant. Management believes that ongoing communications with and assessment of the compliance efforts of these third parties will minimize any noncompliance risks.

   Although we do not expect to experience significant operational problems due to the Year 2000 issue, we cannot assure you that this issue will not materially impact our results of operations or adversely affect our relationship with customers or vendors.

   The inability of third parties to complete their Year 2000 resolution in a timely fashion could materially impact our results of operations and cash flows. The effect of non-compliance by third parties is not determinable. The most reasonably likely "worst case" impacts would be:

  . impairment of our ability to deliver our production to, or receive payment from, third parties gathering and/or purchasing our production from affected facilities;

  . impairment of the ability of third-party suppliers or service companies to provide needed materials or services to our planned or ongoing operations, necessitating deferral or shut-in of exploration, development or production operations;

  . impairment of our ability to receive and process data, which would hinder our ability to generate development drilling and exploitation activities; and

  . our inability to execute financial transactions with our banks or other third parties whose systems fail or malfunction.

   We do not anticipate significant operational or financial problems due to the Year 2000 issue. However, there are currently no commercially reasonable alternatives to our current IT and non-IT systems. As a result, contingency plans would include working with vendors, suppliers and various third parties to remedy any Year 2000-related problems as quickly as possible. Costs incurred to date for Year 2000 compliance have been insignificant and we expect the remaining costs to be minimal.

                            BUSINESS AND PROPERTIES

General

   We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming and Montana. We acquired our first properties in Canada in August 1999. Over the past four years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

   We have established a high quality reserve base that is primarily located in Michigan and the Rocky Mountain states of Montana and Wyoming. As of September 1, 1999, we had proved reserves of 364 Bcfe, of which approximately 58% were natural gas and 42% were crude oil and condensate, with an estimated PV-10 value of $348.6 million. The average prices used in this calculation were $2.75 per Mcf of gas and $19.32 per barrel of oil, which takes into account all applicable hedging arrangements and basis and quality differentials. Approximately 66% of our proved reserve volumes are classified as proved developed and we are the operator of the proved reserves that constitute approximately 92% of our PV-10 value. Our production for the twelve months ended June 30, 1999, on a pro forma basis, was 19.8 Bcfe, assuming the acquisition of producing properties from Unocal on May 17, 1999 had occurred as of January 1, 1999. Approximately 84% of this production was natural gas. Based on our proved reserves as of September 1, 1999, we had a reserve life of 18.4 years. As of September 1, 1999, we had interests in 1,623 gross (769 net) producing wells and were the operator of approximately 69% of the gross wells. No individual well accounts for a significant amount of our production.

   Since 1995, we have experienced significant growth in reserves and production and achieved high drilling success rates. We have increased our reserves by 139% from 152 Bcfe on December 31, 1995 to 364 Bcfe as of September 1, 1999, and the average acquisition, development and finding cost of our proved reserves is $0.62 per Mcfe. In 1998, we replaced 154% of our production through extensions and discoveries at an average cost of $0.32 per Mcfe. Average daily production has increased by 202% from 17.5 Mmcfe in 1996 to 52.9 Mmcfe in 1999. Our average daily production for August 1999 was approximately
60.0 Mmcfe. Since 1996, we have participated in the drilling of 132 gross (61 net) wells and have achieved a success rate of 98%. Since 1996, 86% of our drilling has been classified as development and 14% has been classified as exploratory.

   We were formed in December 1997 for the purpose of combining natural gas and crude oil properties owned by Mercury, QELC and Michigan Gas Partners. Effective January 1, 1998, Michigan Gas Partners was merged into us and assets and liabilities of Mercury and QELC were transferred to and assumed by us. Later, in March 1999, we became the surviving company in a merger with MSR. Although we are a new company, we, through our principal predecessor, Mercury, have operated in the oil and gas industry since 1963.

Our Strengths

   We believe that our historical success and future prospects are directly related to our unique combination of strengths, including the following:

  .  our high quality property base;

  .  our significant inventory of exploitation and development opportunities;

  .  our experience and success with acquisition and exploitation;

  .  our experienced technical team; and

  .  our high degree of operational control.

Our Strategy

   Our business strategy focuses on growth in value per share through development of our existing property base, the selective acquisition of high-quality, long-lived producing properties, managing our exposure to commodity price volatility, reducing operating costs, improving efficiency and increasing production and reserves. The key elements of our strategy are to:

  .  exploit our existing property base;

  .  pursue complementary acquisitions;

  .  manage commodity price risk; and

  .  participate in exploration activities.

Antrim Shale Versus Conventional Natural Gas

   The majority of our natural gas reserves are in the Antrim Shale formation. The Antrim Shale is a thick blanket formation, generally found from 500 feet to 2,200 feet in depth, which underlies much of northern and western Michigan. Natural gas reserves in the Antrim are developed and produced using methodology which is very similar to that used in developing and producing coal bed methane reserves. Typically, commercial natural gas and crude oil are found in a porous, permeable layer of rock, to which hydrocarbons have migrated, which is surrounded by a non-permeable layer or barrier of rock which then traps the hydrocarbons until extracted. The Antrim Shale is fairly porous with naturally occurring fracturing. As in coal bed methane production, when wells are drilled and placed on production, they initially produce significant quantities of water; as water is taken out of the reservoir, the reservoir pressure decreases and the natural gas leaves (desorbs from) the shale and can flow to the wellbore. The ability of the Antrim Shale to produce commercial quantities of natural gas depends on the amount of gas originally in the shale, the level of natural fracturing (permeability) through which the natural gas released can flow to the wellbore and the amount that the reservoir pressure can be reduced to promote the release of gas from the shale.

Description of Our Properties

   We own significant interests in the following properties:

 Michigan

                          Reserve and Production Data

                                        Reserve Data        Estimated Daily
                                            as of           Production Data
                                      September 1, 1999     for August 1999
                                     --------------------  --------------------
                                      Gas    Oil    Total   Gas    Oil   Total
                                     (Bcf) (Mmbbls) (Bcfe) (Mmcf) (Bbls) (Mmcfe)
                                     ----- -------  -----  -----  -----  ------
Producing Formation:
  Antrim Shale...................... 108.2      -   108.2   17.1      -   17.1
  Prairie du Chien..................  80.9    0.6    84.5   27.3    437   30.0
  Other.............................   9.4    2.8    26.2    0.3    583    3.8
                                     -----  -----   -----  -----  -----  -----
    Total........................... 198.5    3.4   218.9   44.7  1,020   50.9
                                     =====  =====   =====  =====  =====  =====

   The Antrim Shale. The Antrim Shale underlies a large percentage of our Michigan acreage and is fairly homogeneous in terms of reservoir quality; wells tend to produce relatively predictable amounts of natural gas. While subsurface fracturing can increase reserves and production attributable to any particular well, the over 6,300 wells drilled in the trend and the approximately 500 wells we have drilled suggest typical per well reserves of 600 Mmcf to 800 Mmcf and a total productive life of more than 20 years, with an average reserve life of 15 years. As new wells produce and the de-watering process takes place, they tend to reach a production level of 150 Mcf to 200 Mcf per day in six to 12 months. They remain at these levels for one to two years and then decline at 8% to 10% per year thereafter. The total cost to drill and complete an Antrim well is approximately $225,000, including all acreage, production facilities and flowlines, and wells tend to produce the best economic results when drilled in large numbers in a fairly concentrated area. This well concentration provides for a more rapid de-watering of a specific area, which decreases the time to natural gas production and increases the amount of natural gas production. It also enables us to maximize the use of existing production infrastructure, which decreases per unit operating costs. Since reserve quantities and production levels over a large number of wells are fairly predictable, maximizing per well recoveries and minimizing per unit production costs through a sizeable well-engineered drilling program are the keys to profitable Antrim development. In addition, Michigan has very favorable natural gas supply/demand characteristics in that Michigan has been importing an increasing percentage of its natural gas, and currently imports approximately 75%. This supply/demand situation generally allows Michigan producers to sell their natural gas at a slight premium to typical industry benchmark prices. It also provides opportunities for long-term contracts at favorable terms with end users who value such supply arrangements.

   As of September 1, 1999, we own interests in 747 Antrim wells and operate 375 of these wells, or 50% of our total Antrim wells. Our average net production during August 1999 was 17.1 Mmcf per day. Since 1996 we have drilled 115 Antrim wells and successfully completed 114 for a success rate of 99%. We have 120 identified Antrim drilling locations of which 81 are currently classified as proved undeveloped locations. In 1998 we drilled 49 gross (37.7 net) Antrim wells, successfully completing all of them, and as of September 1, 1999 we have drilled four gross (four net) Antrim wells, all of which were successfully completed. In the remainder of 1999 we expect to drill 28 gross (28 net) wells for a cost of approximately $4.9 million, and in 2000 we have budgeted for the drilling of 53 gross (33.5 net) Antrim wells at a cost of approximately $7.4 million.

   The Prairie du Chien. Our Prairie du Chien wells produce from several Ordovician age reservoirs with the majority being in the 1,000 feet to 1,200 feet thick Prairie du Chien Group that has three major sands: the Lower PdC, Middle PdC and Upper PdC. Many of these wells also can produce from the St. Peter sandstone and the Glenwood formations, both of which lie directly above the PdC. Some of the wells are producing from two or more of these zones. Depending upon the area and the particular zone, the PdC will produce dry gas, gas and condensate or oil with associated gas. The average depths of these wells range from 7,000 feet to 12,000 feet.

   As a result of the Unocal acquisition in May 1999, we own an average working interest of 92%, on a Bcfe basis, in the wells comprising our PdC reserves. We operate over 90% of these reserves. Our PdC production is well established. Three development wells have been drilled in recent years to increase production from existing fields. As a result of some of this work and the Unocal acquisition, we have identified 14 additional proved undeveloped locations. In addition, there are numerous proved non-producing zones in existing wellbores that provide recompletion opportunities, allowing us to maintain or, in some cases, increase production from our PdC wells as currently producing reservoirs deplete. As of September 1, 1999, we had 53 gross (32.6 net) PdC wells producing 29.9 Mmcfe per day. For the rest of 1999 and 2000 we have budgeted $50,000 and $690,000, respectively, for various workovers and recompletions on our PdC wells, and we plan to spend $5.2 million in 2000 to drill four new wells.

   Richfield/Detroit River. The Unocal acquisition included 115 producing oil wells in the Beaver Creek field, which is being waterflooded in the Devonian Richfield formation. Additional interests were also acquired in the nearby Garfield Richfield field, which has seven producing oil wells. Our average daily production from the Richfield and Detroit River formations totals approximately 3.5 Mmcfe. We have budgeted $2.4 million to drill ten new Richfield wells and $5.1 million to drill and recomplete 36 Detroit River wells in 2000.

 Rocky Mountain Region

   Our Rocky Mountain properties are located in Montana and Wyoming, and our production, which is primarily crude oil, is from well-established producing formations at depths ranging from 1,000 feet to 11,000 feet. These properties typically have multiple producing zones, some of which include the Phosphoria at 750 feet to 1,000 feet, the Tensleep at 1,000 feet to 3,000 feet and the Muddy/Morrow at 8,400 feet to 9,000 feet. Our Rocky Mountain producing properties possess significant development drilling, secondary recovery and other exploitation opportunities. As of September 1, 1999, our Rocky Mountain proved reserves were 21 Mmbbls of crude oil and 5.9 Bcf of natural gas, for total equivalent reserves of 131.7 Bcfe. In 1998, our daily production averaged
9.5 Mmcfe, and during the month of August 1999 our daily production averaged
8.5 Mmcfe. In 1998 we drilled no wells in the area; however, we spent $160,000 on various exploitation projects. In 1999, we have spent $400,000 on the drilling of five gross (4.7 net) wells, four of which were successful. We have also spent approximately $200,000 on various exploitation activities. We are currently conducting an active exploitation program on several of our Rocky Mountain fields that involves recompletions in existing wells. For the rest of 1999, we expect to spend approximately $2.2 million on various exploitation projects. In 2000 we have budgeted $4.9 million for the drilling of 40 gross (40 net) wells and $3.7 million for exploitation activities.

 South Casper Creek Steamflood Project

   In October 1995, we acquired the South Casper Creek steamflood project in Natrona County, Wyoming as part of a larger acquisition from Unocal. In the 1970s and 1980s, Unocal had conducted several steamflood evaluations of the Tensleep formation, a producing horizon that contains 14 degree gravity crude oil which is relatively heavy and is more effectively recovered when heated with steam, allowing the oil to flow toward the wellbore at a faster rate. In the late 1980s, Unocal attempted several additional redesigned pilot steamfloods and had encouraging results. Based on these results, Unocal undertook full development of the project, drilling additional steam injection wells and installing four 50 Mmbtu per hour generators providing 13,000 barrels of steam per day through eleven injection wells. The post-steamflood production peaked in 1992 at 1,500 barrels per day, an 88% increase from the pre-steamflood production of 800 barrels per day, exceeding Unocal's original expectations. Despite this success, Unocal decided to cut the project's budget, resulting in a decrease in steam injection, a decrease in production and the eventual discontinuation of the project. Our acquisition of this project included all of the associated steam generating equipment in place that had been installed by Unocal. This equipment is in good condition and could be restarted at minimal cost. While the project is economically viable at current crude oil prices, we have excluded this project from our reserve report and are studying our options in light of the project's sensitivity to long-term oil prices.

 Canada

   We believe that a number of producing areas in Canada offer excellent opportunities for acquisition and exploitation oriented companies such as ourselves. Our purchase of MGV, a Calgary-based independent energy company, provides a vehicle for us to evaluate and selectively participate in such opportunities. MGV's main strength lies in conducting detailed reservoir engineering studies over producing fields to identify remaining reserves not currently being exploited by the current operator. MGV's technical staff has developed proprietary reservoir analysis software designed to integrate large amounts of engineering and geologic data to identify such opportunities. Additionally, MGV has an arrangement with Pan Canadian where MGV identifies opportunities in a 36,000 square mile area of mutual interest. This area of mutual interest is primarily in southern Alberta, which has historically and continues to produce significant amounts of hydrocarbons. When MGV identifies a prospect, it has the right to acquire up to a 20% interest if Pan Canadian participates, and a 100% interest if Pan Canadian declines. MGV recently made its first acquisition of 375 existing gas wells in southern Alberta with net daily production of 1.2 Mmcf and 10.1 Bcf of proved reserves. We believe MGV will allow us to methodically build a reserve and production base in Canada in a fashion similar to the development of our Michigan reserves.

Exploration Activities

   We have interests in 19 exploratory prospects located in Montana and Wyoming. Eleven are crude oil prospects and the remaining eight are natural gas prospects. These prospects are located in the Crazy Mountain Basin, the Big Horn Basin, and the Montana Thrust Belt. Our interest in these prospects ranges from 25% to 50%, with 50% being our most common interest. The target depths of these prospects range from 3,000 feet to 19,500 feet, with 7,000 feet being the average depth. We believe that several of these prospects have significant reserve potential and that we can test many of them at a relatively low cost.

   Big Horn Basin. The Big Horn Basin is located in northern Wyoming and southern Montana. Several of the prospects in the Big Horn are known to contain oil, however, the oil is a low gravity, heavy crude. Due to the low gravity of the oil, pressures at the wellbore required to produce the oil are high, resulting in high levels of water production. We believe that drilling horizontal wells would reduce the pressure required to produce the oil and decrease associated water production. A producing horizontal well on one of these prospects is currently being evaluated, and the other prospects will be developed based on the results of this well.

   Crazy Mountain Basin. The Crazy Mountain Basin is located in south central Montana and is an extension of the Big Horn Basin. Our prospects are approximately 30 miles from existing production and consist of two Fort Union coal bed methane prospects and a deep Frontier prospect. The two Fort Union prospects are less than 4,000 feet deep and were identified by a well drilled on our acreage in 1996, which encountered numerous thin gassy coal beds between 500 feet and 4,500 feet. The Frontier prospect, which is at a depth of 14,600 feet, is designed to test the Big Elk member of the Frontier formation. We have 3-D seismic data over this prospect and have identified several large geologic structures.

   Montana Thrust Belt. The Montana Thrust Belt is located in western Montana. These prospects target fractured rocks of the Mississippian Madison formation, which has been over-thrust from the west by older Pre-Cambrian rocks. We believe the geologic environment is similar to the Alberta Foothills area that has significant reserves and production. We have five prospects in the Thrust Belt area.

Natural Gas and Crude Oil Reserves

   The following table presents our estimated net proved natural gas and crude oil reserves and the present value of our reserves at September 1, 1999 and December 31, 1998, in each case based on a reserve report prepared by Holditch. Appendix A to this prospectus contains a letter prepared by Holditch summarizing the reserve report. The PV-10 values shown in the table are not intended to represent the current market value of the estimated natural gas and crude oil reserves we own. For further information concerning the PV-10 values of these proved reserves, please read note 11 of the notes to our December 31, 1998 consolidated financial statements.

                                                     September 1, December 31,
                                                         1999         1998
                                                     ------------ ------------
      Proved reserves:
        Oil (Mbbl)..................................     24,483       17,983
        Natural gas (Mmcf)..........................    217,124      153,202
        Total (Mmcfe)...............................    364,022      261,100
      Proved developed reserves:
        Oil (Mbbl)..................................     15,180        9,829
        Natural gas (Mmcf)..........................    149,130      123,743
        Total (Mmcfe)...............................    240,210      182,717
      Estimated future net cash flows before income
       taxes........................................   $620,881     $275,737
      PV-10 value...................................   $348,567     $160,495

   The process of estimating natural gas and crude oil reserves is complex. It requires various assumptions, including assumptions relating to natural gas and crude oil prices, drilling and operating expenses, capital expenditures, production taxes and availability of funds. Production rates and timing of development expenditures must be projected. Reserve estimates require an analysis of available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

   Actual future production, natural gas and crude oil prices, revenues, production taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, estimates of proved reserves may be adjusted to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors that are beyond our control.

   Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make these expenditures. Although reserve estimates and the associated development costs are prepared in accordance with industry standards, the estimated costs may be inaccurate, development may not occur as scheduled and results may not be as predicted.

   You should not assume that the PV-10 value of our reserves referred to in this prospectus is the current market value of our estimated natural gas and crude oil reserves. In accordance with Securities and Exchange Commission requirements, we generally base the PV-10 value on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the estimate.

Volumes, Prices and Operating Expenses

   The following table presents information regarding the production volumes of, average sales prices received for, and average production costs associated with, our sales of natural gas and crude oil for the periods indicated. Pro forma adjustments give effect to the purchase of properties from Unocal on May 17, 1999 as if the purchase had occurred at the beginning of 1999.

                                      Six Months Ended June 30,
                                      ----------------------------  Year Ended
                                      Pro Forma                    December 31,
                                         1999     1999     1998        1998
                                      ------------------- -------- ------------
Production:
  Natural gas (Mmcf).................     8,460     7,381    7,741    15,315
  Oil and condensate (Mbbls).........       347       288      370       667
  Total (Mmcfe) .....................    10,542     9,109    9,961    19,317
Average sales price unit:
  Natural gas (per Mcf)..............    $ 2.19    $ 2.20   $ 2.31    $ 2.33
  Oil and condensate (per Bbl).......     12.80     12.09    10.39      9.55
  Total (per Mcfe)...................      2.17      2.17     2.18      2.17
Expenses (per Mcfe):
  Lease operating....................    $ 0.97    $ 1.03   $ 0.91    $ 0.92
  General and administrative.........      0.17      0.20     0.06      0.07
  Depreciation, depletion and
   amortization......................      0.70      0.67     0.61      0.64

Development, Exploration and Acquisition Capital Expenditures

   The following table presents information regarding our net costs incurred in the purchase of proved and unproved properties and in exploration and development activities.

                                            Six Months
                                              Ended
                                             June 30,    Year Ended December 31,
                                          -------------- -----------------------
                                           1999    1998           1998
                                          ------- ------ -----------------------
                                                      (in thousands)
Acquisition costs........................ $25,807 $1,670         $ 1,715
Exploration..............................       -    370           1,095
Development..............................   3,048  4,864           8,283
                                          ------- ------         -------
  Total costs incurred................... $28,855 $6,904         $11,093
                                          ======= ======         =======

Drilling Activity

   The following table shows our drilling activity for the six months ended June 30, 1999 and for the year ended December 31, 1998. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest in such wells.

                                                Six Months Ended    Year Ended
                                                    June 30,       December 31,
                                               ------------------- --------------
                                                 1999      1998        1998
                                               --------- --------- --------------
                                               Gross Net Gross Net Gross    Net
                                               ----- --- ----- --- ------- ------
Exploration Wells:
  Productive..................................    -    -  6.0  6.0    9.0     9.0
  Non-productive..............................    -    -    -    -    1.0     0.5
                                                ---  --- ----  --- ------  ------
    Total.....................................    -    -  6.0  6.0   10.0     9.5
                                                ===  === ====  === ======  ======
Development Wells:
  Productive..................................  8.0  7.2 15.0  7.4   41.0    29.7
  Non-productive..............................  1.0  0.9    -    -      -       -
                                                ---  --- ----  --- ------  ------
    Total.....................................  9.0  8.1 15.0  7.4   41.0    29.7
                                                ===  === ====  === ======  ======

Productive Wells

   The following table sets forth the number of productive natural gas and crude oil wells in which we owned an interest as of September 1, 1999:

                                                         Total Productive Wells
                                                         -----------------------
                                                            Gross        Net
                                                         ------------ ----------
      Natural gas.......................................        1,120        297
      Crude oil.........................................          503        472
                                                         ------------ ----------
        Total...........................................        1,623        769
                                                         ============ ==========

   Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and crude oil wells awaiting connection to production facilities.

Acreage Data

   The following table presents information regarding our developed and undeveloped lease acreage as of September 1, 1999. Developed acreage refers to acreage within producing units and undeveloped acreage refers to acreage that has not been placed in producing units.

                                    Developed      Undeveloped
                                     Acreage         Acreage          Total
                                 --------------- --------------- ---------------
                                  Gross    Net    Gross    Net    Gross    Net
                                 ------- ------- ------- ------- ------- -------
Michigan........................ 125,773  48,105  20,210  13,329 145,983  61,434
Montana.........................  77,328  76,488 274,105 143,447 351,433 219,935
Canada..........................  59,494   4,743   9,648     197  69,142   4,940
Wyoming.........................   7,285   6,702  56,608  38,632  63,893  45,334
                                 ------- ------- ------- ------- ------- -------
  Total......................... 269,880 136,038 360,571 195,605 630,451 331,643
                                 ======= ======= ======= ======= ======= =======

Marketing

   We have typically marketed the natural gas and crude oil produced from our properties through normal channels for these products. We generally sell our crude oil at local field prices paid by the principal purchasers of crude oil. The majority of our natural gas production is sold under long-term contracts of up to 10 years in length and is transported in intrastate pipelines.

   Both natural gas and crude oil are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. We are not confined to, or dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not have a long-term material effect on our business because there are numerous purchasers in the areas in which we sell our production. In September 1999, purchases by the following companies exceeded 10% of our total oil and gas revenues: CMS Energy, Coenergy Trading Company, Reliant Energy Resources Corp. and Unocal Energy Trading Inc.

Competition

   We face competition from other oil and gas companies in all aspects of our business, including acquisition of producing properties and oil and gas leases, marketing of oil and gas, and obtaining goods, services and labor. Many of our competitors have substantially larger financial and other resources. Factors that affect our ability to acquire producing properties include available funds, available information about the property and our standards established for minimum projected return on investment. Because gathering systems are the only practical method for the intermediate transportation of natural gas, competition for natural gas delivery is presented by other pipelines and gas gathering systems. Competition is also presented by alternative fuel sources, including heating oil and other fossil fuels. Because of the long-lived nature of our natural gas and crude oil reserves, our ownership interest in Beaver Creek Pipeline, L.L.C., and our expertise in developing our reserves, we believe that we are competing effectively in the market.

Regulation

   Federal Regulation of Transportation of Natural Gas. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated by the Federal Energy Regulatory Commission. In the past, the federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, reenact price controls in the future.

   Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal regulation. Beginning in April 1992, the Federal Energy Regulatory Commission issued Order No. 636 and a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all natural gas suppliers. The Federal Energy Regulatory Commission has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders, although some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. We cannot predict what action the Federal Energy Regulatory Commission will take on these matters, nor can we accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

   Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the Federal Energy Regulatory Commission and the courts. The natural gas industry historically has been very heavily regulated; therefore, we cannot assure you that the less stringent regulatory approach recently pursued by the Federal Energy Regulatory Commission and Congress will continue.

   Federal Regulation of Transportation of Oil. Sales of crude oil, condensate and natural gas liquids by us are not currently regulated and are made at market prices. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for interstate common carrier oil pipelines. These rates are generally indexed to inflation, subject to conditions and limitations. These regulations may, over time, tend to increase transportation costs or reduce wellhead prices for crude oil. However, we do not believe that these regulations affect us any differently than other natural gas producers, gatherers and marketers.

   State Regulation. Our oil and gas operations are subject to various types of regulation at the state and local levels. These regulations require drilling permits, regulate the methods for developing new fields and the spacing and operating of wells and waste prevention, and sometimes impose production limitations. These regulations may limit our production from wells and the number of wells or locations we can drill.

   Some states have adopted regulations with respect to gathering systems. These regulations have not had a material effect on the operation of our gathering systems, but we cannot predict whether any future regulations in this area may have a material impact on our gathering systems.

   Federal, State and Indian Leases. Our operations on federal, state or Indian oil and gas leases are subject to numerous restrictions, including nondiscrimination statutes. We must conduct our operations on these leases pursuant to permits and authorization and other regulations issued by the Bureau of Land Management, Minerals Management Service and other agencies.

   Environmental Regulations. Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Our exploration and production operations and facilities for gathering, treating, processing and handling hydrocarbons and related exploration and production wastes are subject to stringent environmental regulation. These laws and regulations sometimes require government approvals before activities occur, limit or prohibit activities because of protected areas or species, impose substantial liabilities for pollution and provide penalties for non-compliance. As with the industry generally, compliance with existing and anticipated regulations increases our overall cost of business. These regulations, however, generally affect us and our competitors similarly. Environmental laws and regulations are subject to frequent change, and we are not able to predict the costs or other impacts of environmental regulation on our future operations.

   The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release or threat of release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

   Our operations are also subject to regulation of air emissions under the Clean Air Act and comparable state and local requirements. Implementation of these laws could lead to the gradual imposition of new air pollution control requirements on our operations. As a result, we may incur capital expenditures over the next several years to upgrade our air pollution control equipment. We do not believe that our operations would be materially affected by any such requirements, nor do we expect such requirements to be any more burdensome to us than to other companies our size involved in natural gas and oil exploration and production activities.

   In addition, legislation has been proposed in Congress from time to time that would reclassify some natural gas and oil exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If Congress were to enact this legislation, it could increase our operating costs, as well as those of the natural gas and oil industry in general. Initiatives to further regulate the disposal of natural gas and oil wastes are also pending in some states, and these various initiatives could have a similar impact on us.

   The Clean Water Act imposes restrictions and controls on the discharge of oil and gas wastes and other forms of pollutants into waters of the United States. Federal law also imposes strict liability on owners of facilities for consequences of an oil spill where the spill is in navigable waters or along shorelines. These laws impose penalties for unauthorized discharges and substantial liability for costs of removal and damages resulting from an unauthorized discharge. State laws for the control of water pollution provide similar penalties and liabilities. The cost of compliance with water pollution laws has not historically been material to our operations. There can be no assurance that changes in federal, state or local water pollution laws and programs will not materially adversely affect our operations in the future.

   Our management believes that we are in substantial compliance with current environmental laws and regulations that affect us and that continued compliance with these requirements will not have a material adverse impact on us.

Employees

   At September 30, 1999, we had 19 full-time employees. We believe that our relationships with our employees are satisfactory. None of our employees is covered by a collective bargaining agreement. From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment. Independent contractors usually perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing. In addition, Mercury provides accounting services to us under a management agreement. See "Certain Transactions--Mercury Operating Agreement".

Legal Proceedings

   From time to time, we may be a party to various legal proceedings. We currently are not a party to any material litigation.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the names, ages and positions of our executive officers and directors as of October 1, 1999.

              Name                 Age                     Position
              ----                 ---                     --------
Thomas F. Darden.................   46 Chairman of the Board, Chief Executive Officer
Glenn M. Darden..................   44 President, Chief Operating Officer and Director
Bill Lamkin......................   54 Executive Vice President, Chief Financial Officer
Houston Kauffman.................   45 Vice President-Acquisitions
Fred van Naerssen................   58 Vice President and Controller
Robert N. Wagner.................   35 Vice President-Engineering
Frank Darden.....................   72 Director
D. Randall Kent..................   73 Director
Steven M. Morris.................   47 Director
W. Yandell Rogers III............   36 Director
Anne Darden Self.................   41 Director
Mark Warner......................   36 Director

   The following biographies describe the business experience of our executive officers and directors.

   THOMAS F. DARDEN has served on our board since December 1997. Previously, he served as President of Mercury. While he was President of Mercury, Mercury developed and acquired interests in over 1,200 producing wells in Michigan, Indiana, Kentucky, Wyoming, Montana, New Mexico and Texas. A graduate of Tulane University with a BA in Economics in 1975, Mr. Darden had been employed by Mercury or its parent corporation, Mercury Production Company, for 22 years. He became a director and the President of MSR on March 7, 1997. On January 1, 1998, he was named Chairman of the Board and Chief Executive Officer of MSR. Mr. Darden has been one of our directors and our President since our inception in December 1997 and was elected Chairman of the Board and Chief Executive Officer on March 4, 1999.

   GLENN M. DARDEN has served on our board since December 1997. He also served with Mercury for 18 years, and for the last five years was the Executive Vice President of that company. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Corporation. He graduated from Tulane University in 1979 with a BA in Earth Sciences. Mr. Darden became a director and Vice President of MSR on March 7, 1997, and was named President and Chief Operating Officer of MSR on January 1, 1998. Mr. Darden has been one of our directors since our inception in December 1997. He served as our Vice President until he was elected President and Chief Operating Officer on March 4, 1999.

   BILL LAMKIN is a Certified Management Accountant and a Certified Cash Manager with over 20 years of experience in the oil and gas industry. He graduated from Texas Wesleyan University with a BBA in Accounting in 1968. He served as Controller/Chief Financial Officer at Whittaker Corporation and Sargeant Industries, Inc. between 1970 and 1978. Beginning in 1978, he worked as Treasurer, Controller, and then Director of Financial Services at Union Pacific Resources until he became our Executive Vice President and Chief Financial Officer when he joined us in June 1999.

   HOUSTON KAUFFMAN is a professional landman and graduated from the University of Texas in 1978 with a degree in Petroleum Land Management. From 1979 to 1991, he held various staff and supervisory positions with Amoco Production Company. After receiving his Master's degree in Business Administration from Houston Baptist University in 1991, he was a land manager and ultimately land acquisition and divestment manager with CNG Producing Company. He became manager of business development for Mercury in 1995 and is now our manager of acquisitions, divestments and trades. On March 4, 1999, Mr. Kauffman was elected our Vice President-Acquisitions.

   FRED VAN NAERSSEN is a Certified Public Accountant with over 30 years experience in public and industry accounting. He was with PricewaterhouseCoopers for seven years before joining Union Pacific Corporation in 1973. At Union Pacific he served in various capacities in the financial field, including 13 years at Union Pacific Resources. Mr. van Naerssen joined us in July 1999 after retiring from Union Pacific Corporation.

   ROBERT N. WAGNER has served as our Vice President-Engineering since July 1999. From January 1999 to July 1999, he was our manager of eastern region field operations. From November 1995 to January 1999, Mr. Wagner held the position of district engineer with Mercury. Prior to 1995, Mr. Wagner was with Mesa, Inc. and served as both a drilling engineer and production engineer. Mr. Wagner received a BS in Petroleum Engineering from the Colorado School of Mines in Golden, Colorado in 1987.

   FRANK DARDEN is a registered professional engineer and Chairman of the Board of Mercury. He founded Mercury's parent corporation and has served as its Chairman of the Board since 1965 and as Chairman of Mercury since its founding in 1978. Mr. Darden began his career in the oil and gas business with Humble Oil and Refining Company in 1948. From 1954 through 1955, he was retained by Empresa Colombiana de Petroleos to organize an engineering department and guide the company's planning for the secondary recovery program in the La Cira Field in the Magdelena Valley of Colombia. From 1956 through 1964, Mr. Darden served as Manager of Operations for Newmont Oil Company, the energy subsidiary of Newmont Mining Corporation, and as Executive Vice President and director of Yucca Water Company. He was a director of MSR from March 7, 1997, until MSR's merger with us. Mr. Darden became one of our directors upon our formation in December 1997.

   D. RANDALL KENT is a retired Vice President of the General Dynamics Corporation. He joined General Dynamics/Fort Worth Division in 1949 and served in various engineering management positions, including Vice President and Chief Engineer of the F-16 Fighter Program. Following his retirement in 1991, Mr. Kent served as a consultant to the Lockheed-Martin Corporation. He graduated from Louisiana State University in 1947 with a BS in Mechanical Engineering, and from Cornell University in 1949 with an MS in engineering. Mr. Kent was elected a director of MSR in 1997 and, upon the merger of MSR with us, became one of our directors.

   STEVEN M. MORRIS is a Certified Public Accountant and President of Morris & Co., a private investment firm in Houston, Texas. From 1988 to 1991, he was Vice President of Finance for ITEX Enterprises, Inc. From 1981 to 1988, Mr. Morris was Financial Vice President of Hanson Minerals Company, a Houston-based oil and gas exploration company. From 1978 to 1981, he was a partner in the certified public accounting firm of Haley & Morris. He served as Senior Accountant with the Houston office of Arthur Young and Company from 1974 to 1977. Mr. Morris was elected a director of MSR in October 1994. Upon the merger of MSR with us on March 4, 1999, Mr. Morris became one of our directors.

   W. YANDELL ROGERS III has served as Vice President and General Manager of Ridgway's, Inc., based in Houston, Texas, since July 1997. For more than five years prior, he served as Regional Manager for Ridgway's, the largest privately held reprographics firm in the U.S., with more than 60 locations nationwide. He graduated from Southern Methodist University in 1987 with a BBA in Finance. Mr. Rogers was elected a director of MSR in 1997 and, upon the merger of MSR into us, became one of our directors.

   ANNE DARDEN SELF is currently Senior Vice President of Human Resources for Mercury, where she has worked since 1992. From 1988 to 1991, she was with BancPLUS Savings Association in Houston, Texas. She was employed as Marketing Director and then spent three years as Vice President of Human Resources. She worked from 1987 to 1988 as an Account Executive for NW Ayer Advertising Agency. Prior to 1987, she spent several years in real estate management. She attended Sweet Briar College and graduated from the University of Texas in Austin in 1980 with a BA in History. Ms. Self was elected as one of our directors in September 1999.

   MARK WARNER is currently a director of Domestic Energy Finance for Enron North America Corp. in Houston, Texas, where he has worked since 1995. He received a Bachelor's degree in Geological Engineering from the University of Missouri-Rolla in 1985 and a Master's degree in Petroleum Engineering from the University of Oklahoma in 1987. From 1987 to 1989, he was a reservoir engineer with Marathon Oil Company in Lafayette, Louisiana. From 1989 to 1993, he served as Manager of Petroleum Engineering for Remington Oil Company (formerly Box Energy) in Dallas, Texas. In 1995, he received an MBA from Southern Methodist University in Dallas. Mr. Warner currently serves as a member of the board of directors of HV Marine Services, Inc. Mr. Warner was elected as one of our directors at our 1999 meeting of stockholders.

   Thomas F. Darden, Glenn M. Darden, and Anne Darden Self are siblings. Frank Darden is their father.

Committees of the Board of Directors

   Our audit committee currently consists of Messrs. Morris, Kent, Rogers and Warner. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audit, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.

   Our compensation committee currently consists of Messrs. Morris, Kent, Rogers and Warner. This committee's responsibilities include establishment of salaries, incentives and other forms of compensation for our officers and other employees and administration of our incentive compensation and benefit plans.

Compensation Committee Interlocks and Insider Participation

   To date, no member of our compensation committee has served as an officer or employee of our company or any of our subsidiaries. No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or its compensation committee.

Compensation of Directors

   Directors receive no cash remuneration for serving on the board of directors but are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. On May 25, 1999, our board of directors approved the issuance of $10,000 of our common stock to each of Messrs. Frank Darden, Steven Morris, Randall Kent and Yandell Rogers, III as compensation for their services during 1998. Based upon the average of the high and low closing prices of our common stock on that date, we plan to issue 1,600 shares of our common stock to each of these non-employee directors prior to or shortly after completion of this offering.

Executive Compensation

   Neither our Chairman of the Board nor any of our other officers received any compensation during 1998. The following table sets forth the names of our executive officers, the date each began employment with us and the current annual salary of each officer.

                                                        Date of
                           Name                       Employment   Annual Salary
                           ----                      ------------- -------------
      Thomas F. Darden.............................. December 1997   $150,000
      Glenn M. Darden............................... December 1997   $150,000
      Houston Kauffman.............................. March 1999      $105,000
      Bill Lamkin................................... May 1999        $135,000
      Fred van Naerssen............................. July 1999       $120,000
      Robert N. Wagner.............................. July 1999       $100,000

Bonus Arrangements
   In addition to their salaries, our executive officers are eligible for bonuses each year equal to up to 100% of their salary. The bonuses vest over a three year period at the rate of 50% in the year of award, and 25% in each of the two years following. As much as 75% of each bonus is payable in cash, at the option of the officer, and the remainder is payable in shares of our common stock. Bonus awards are based on our achievement of growth targets. The employee must be employed at the time of vesting to receive the bonus.

1999 Stock Option and Retention Stock Plan

   Our Board of Directors adopted our 1999 Stock Option and Retention Stock Plan on October 4, 1999. We plan to submit the stock option plan to our stockholders for approval at their next annual meeting, expected to be held in the second quarter of 2000. The stock option plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and retention stock awards to our key employees. The purpose of the stock option plan is to:

  . strengthen our ability to reward performance which enhances long-term stockholder value;

  . increase employee stock ownership through performance based compensation plans; and

  . strengthen our ability to attract and retain an outstanding employee and executive team.

   We have reserved 1.3 million shares of common stock for issuance under the stock option plan. As of the date of this prospectus, no shares had been issued under the stock option plan, and no options or grants under the stock option plan are outstanding. Shares of common stock subject to options issued under the stock option plan which expire or terminate prior to exercise will be available for future issuance under the stock option plan.

   The Board's Compensation Committee administers the stock option plan. The stock option plan administrator has discretion to determine which eligible individuals are to receive option grants or other awards, and the terms and conditions of such options or other awards.

   The exercise price for options granted under the stock option plan may be paid:

  .  in cash;

  . by surrender to us at the time of exercise of shares of common stock already owned by and issued to the optionee; or

  . by authorizing us to withhold common stock otherwise issuable on exercise of the option.

   Shares surrendered to or withheld by us will be valued at the fair market price of the shares on the date the option is exercised.

                              CERTAIN TRANSACTIONS

Our Formation

   We were organized in December 1997 for the purpose of combining natural gas and crude oil properties owned by Michigan Gas Partners, Mercury and QELC. At the time of our formation, Mercury was the sole general partner of Michigan Gas Partners and JEDI, an affiliate of Enron, was the sole limited partner. The membership interests in QELC are owned by Mercury and members of the Darden family: Frank Darden, Thomas F. Darden, Glenn Darden and Anne Darden Self. The Darden family also owns, directly or indirectly, substantially all of the stock of Mercury.

   Effective January 1, 1998, Michigan Gas Partners was merged into us and various assets and liabilities of Mercury and QELC were transferred to and assumed by us. All of the debt owed by QELC to Trust Company of the West and by Mercury and QELC to Bank of America was also assumed by us and restructured as part of our formation.

   As a result of the merger of Michigan Gas Partners into us, the separate existence of Michigan Gas Partners ceased and we became the owner of Michigan Gas Partners' Michigan natural gas and crude oil properties. All of the partnership interests of JEDI in Michigan Gas Partners were converted into the right to receive 1,340,405 shares of our common stock. The interests of Mercury in Michigan Gas Partners were canceled without payment of any consideration and all shares of our common stock outstanding prior to the merger, consisting of 1,000 shares held by QELC, were canceled without payment of any consideration.

   Mercury transferred to us all of its oil and gas properties in the states of Michigan, Montana and Wyoming, except for some of its excluded Michigan properties. As consideration for the transfer, we assumed the liabilities of Mercury relating to the transferred properties, including debt in the amount of $34,600,000 owed by Mercury to Bank of America under a credit agreement dated January 31, 1997. We also issued 3,251,820 shares of our common stock to Mercury. In addition, at Mercury's request, 74,135 shares of our common stock to which Mercury was entitled under the merger agreement were issued to Mercury's employee, Jeff Cook, as part of his agreed compensation.

   QELC transferred all of its oil and gas properties in the states of Michigan and Montana to us as part of our formation. As consideration for this transfer, we assumed the liabilities of QELC relating to the transferred properties and debt in the amount of approximately $39,600,000 owed by QELC to TCW and Bank of America under credit agreements dated November 14, 1996. We issued an additional 3,030,860 shares of our common stock to QELC.

   Messrs. Frank, Thomas and Glenn Darden, Anne Darden Self and Jack L. Thurber transferred to us the contractual after payout or net profits interests owned by those individuals in some of the assets of Mercury or QELC that were transferred to us in our formation. As consideration for those transfers of contractual rights, we issued 242,922 shares of our common stock to each of Frank Darden, Thomas F. Darden, Glenn Darden and Anne Darden Self and 301,488 shares of our common stock to Mr. Thurber.

   We satisfied our debt assumed from QELC and owed to TCW under a credit agreement dated November 14, 1996 by paying $17,075,000 in cash to TCW and issuing 1,340,405 shares of our common stock to TCW, in exchange for a $10,000,000 credit. Mercury later purchased all of the shares of our common stock issued to TCW and TCW is no longer a shareholder of ours. Bank of America financed the prepayment of the debt to TCW pursuant to the terms of a credit agreement, dated April 9, 1998, between us, Bank of America, as Agent, and other financial institutions named in our credit agreement. Mercury's and QELC's debt to Bank of America that was assumed by us was restructured under our credit agreement.

   The numbers of our shares referred to in the above discussion have been adjusted to reflect a stock dividend which was declared in February 1999 as part of our merger with MSR described below.

MSR Merger

   In early 1999, our stockholders approved the merger of MSR into us pursuant to the terms of an agreement and plan of merger dated September 1, 1998. The merger was completed on March 4, 1999.

   Pursuant to the MSR merger agreement and as a result of the MSR merger:

  . the separate corporate existence of MSR ceased, and all of the properties, rights, privileges, powers and franchises of MSR vested in us as the surviving corporation of the merger, and all the debts, liabilities and duties of MSR became ours;

  . each share of common stock of MSR outstanding immediately prior to the effective time of the merger was converted into the right to receive one tenth of one share of our common stock. The exchange ratio was determined pursuant to arm's-length negotiations between us and the disinterested directors of MSR. We issued a total of 2,577,694 shares to the MSR stockholders in this merger.

   At the time of the merger, Messrs. Thomas and Glenn Darden were each an officer and director of ours and of MSR. Frank Darden was an officer and director of ours and also a director of MSR. The Darden family and its affiliated companies also owned approximately 43.7% of the outstanding MSR common stock. In the merger, these MSR shares held by the Darden family were converted into 1,128,002 shares of our common stock. In addition, Thomas and Glenn Darden collectively owned options to purchase 228,570 shares of MSR common stock at an exercise price of $0.875 per share, which were converted into options to purchase 22,857 shares of our common stock at a purchase price of $8.75 per share. Messrs. Frank, Thomas and Glenn Darden, Anne Darden Self, Mercury, Jack Thurber and Jeff Cook also collectively owned immediately exercisable warrants to acquire an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $1.25 per share, as well as warrants for an aggregate of 5,500,000 shares of MSR common stock at an exercise price of $2.00 per share. All of the warrants were converted into warrants to acquire a number of shares of our common stock, at adjusted prices, in a manner similar to the conversion of the options described above.

   Paribas, a former lender to MSR, also held warrants to acquire MSR shares at the time of the MSR merger. These warrants were converted into warrants to acquire 28,000 of our shares at an exercise price of $33.75 per share and 5,750 of our shares at an exercise price of $.10 per share. The second of the two warrants expires on October 31, 2002 and is exercisable only after the closing price per share of our common stock on the American Stock Exchange reaches $10.00.

   Prior to the MSR merger, our bank debt was guaranteed by Mercury, Mercury Production Company, and QELC. The bank debt was also secured by pledges of the MSR stock and our stock owned by the Darden family, Mercury and QELC. As a condition to the merger, the bank debt was restructured so as not to require those guarantees and pledges.

Patrick Montalban

   Mr. Patrick Montalban was a director and officer of MSR until his resignation as an officer on December 31, 1998. Pursuant to a severance agreement with MSR, Mr. Montalban continued to receive compensation from us, totaling $54,453, for a period of seven months following his resignation. Mr. Montalban remained as a director of MSR until completion of the MSR merger.

Mercury Operating Agreement

   Prior to the MSR merger, we had no direct employees other than our top manager and officers. Instead, our businesses were managed under a management agreement entered into with Mercury in April 1998. According to the management agreement, Mercury was responsible for the supervision and management of our day-to-day operations. These services included administrative and management activities. In addition, Mercury acted as the operator of our oil and gas properties in Michigan, Wyoming and Montana. We paid Mercury a fee based on the number of hours each Mercury employee spent on activities relating to our business, less overhead expenses paid by MSR under any joint operating agreements. In addition, we reimbursed Mercury for specified out of pocket expenses.

   Upon completion of the merger, the prior management agreement terminated. We and Mercury entered into a new agreement, which replaced the prior management agreement. Under the new agreement, Mercury provides accounting services to us and operates our oil and gas properties, including the daily activities of producing oil and/or gas from individual wells and leases, and continues to provide services as an operator under existing operating agreements. Mercury's compensation consists of payments and overhead reimbursements to which it or we are entitled as operator under existing and future operating agreements for the properties. Mercury was paid $787,000 under the management agreement during the first six months of 1999 and it is anticipated an additional $1,200,000 will be paid during the remainder of 1999. During the first half of 1999 we reimbursed Mercury or one of its affiliates for office rent, computer services, marketing services, interest on debt and other administrative costs not covered under the management agreement in the amount of $274,000, and it is anticipated an additional $175,000 will be paid during the remainder of 1999.

   Under the terms of our management agreement with Mercury, Mercury pays accounts payable attributable to our operations and we then reimburse Mercury on a regular basis. At any point in time, the average balance of the amount we owe to Mercury as reimbursement ranges from $2,100,000 to $2,500,000. During the six months ended June 30, 1999, we paid $3,107,000 for repayment of current liabilities owed to Mercury. We are not charged interest on this amount by Mercury.

Beaver Creek Pipeline

   In June 1999, we and Mercury Michigan, Inc., an affiliate of our largest stockholder, formed Beaver Creek Pipeline, L.L.C. We and Mercury Michigan, Inc. each acquired a 50% interest in Beaver Creek. Beaver Creek purchased from Dow Chemical a 125-mile natural gas pipeline extending from our Beaver Creek field in northern Michigan to the Midland, Michigan industrial corridor. Because of this pipeline's proximity to our Michigan reserves, we use it for the transmission of our natural gas production and pay customary fees to Beaver Creek Pipeline, L.L.C. for the transmission. The terms for transmission of our natural gas production are no less favorable to us than could be obtained from unaffiliated third parties.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

   The following table presents information regarding beneficial ownership of our common stock as of September 1, 1999, and as adjusted to reflect the sale of common stock in this offering, assuming there is no exercise of the over-allotment option by the underwriters. The number of shares considered to be outstanding for purposes of the percentages shown in the table does not include 404,381 contingently issuable shares of unregistered common stock currently held in escrow to be released over a three year period in connection with the acquisition of properties from Unocal or a total of 6,400 shares to be issued to four of our non-employee directors prior to or shortly after completion of this offering. The table presents the beneficial ownership for:

  .  each of our directors;

  .  each of our executive officers named in "Executive Compensation";

  . each person who we know owns beneficially more than 5% of our common stock;

  .  all our executive officers and directors as a group; and

  .  the Darden family as a group.

   Unless otherwise indicated in the footnotes, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as our address.

                          Shares Beneficially              Shares Beneficially
                            Owned Before the                 Owned After the
                                Offering                         Offering
                          -------------------              -------------------
  Executive Officers,                            Number of
    Directors and 5%                              Shares
      Stockholders          Number     Percent    Offered    Number     Percent
  -------------------     ------------ ------------------- ------------ ----------
Directors
Frank Darden (1)(2).....       464,043     3.6%          -      464,043     2.3%
Glenn M. Darden (1).....       495,850     3.8           -      495,850     2.5
Thomas F. Darden (1)....       501,110     3.9           -      501,110     2.5
Anne Darden Self (1)....       467,373     3.6           -      467,373     2.3
Steven M. Morris
 (2)(3).................       299,632     2.3           -      299,632     1.5
D. Randall Kent (2).....         4,600     *             -        4,600     *
W. Yandell Rogers III
 (2)....................         6,600     *             -        6,600     *
Mark Warner (4).........             -     *             -            -     *
Executive Officers not
 named above
Houston Kauffman........         3,900     *             -        3,900     *
Bill Lamkin.............             -     *             -            -     *
Fred van Naerssen.......             -     *             -            -     *
Robert N. Wagner........         1,000     *             -        1,000     *
Directors and Executive
 Officers as a
 Group (5)..............     2,233,878    16.7           -    2,233,878    11.0
Holders of 5% or more
 not named above
Mercury Exploration
 Company (6)(7).........     5,808,927    43.1           -    5,808,927    28.4
Quicksilver Energy, L.C.
 (8)....................     3,030,861    23.5           -    3,030,861    15.2
Joint Energy Development
 Investments Limited
 Partnership (7)........     1,340,405    10.4           -    1,340,405     6.7
Darden Family Group
 (9)....................    10,757,934    77.1           -   10,757,934    51.4

--------
*Indicates less than 1%.

(1) Does not include shares beneficially owned by Mercury or QELC. See footnotes 3, 4 and 5 below. Does include with respect to each person 110,000 shares subject to immediately exercisable warrants. Also includes with respect to each of Thomas F. Darden and Glenn M. Darden 11,428 shares subject to immediately exercisable options. Also includes with respect to each of Thomas F. Darden and Glenn M. Darden 18,660 and 15,250 shares respectively, for which each is co-trustee for family member trusts. Also includes with respect to Frank Darden 2,000 shares owned by his spouse.
(2) Number of shares indicated includes 1,600 shares to be issued to this non-employee director as compensation for service during 1998. The address of Steven M. Morris is 952 Echo Lane, Suite 335, Houston, Texas 77024. The address of D. Randall Kent is 4421 Tamworth Road, Fort Worth, Texas 76116. The address of W. Yandell Rogers III is 5711 Hillcroft, Houston, Texas 77036.
(3) Number of shares indicated includes 120,922 shares owned of record by Pozo Resources, Inc., which shares are beneficially owned by Mr. Morris.
(4) Mr. Warner was designated by JEDI as director under the Stockholder's Agreement dated April 9, 1998 between JEDI, us and others. The address for Mark Warner is 1400 Smith Street, Houston, Texas, 77002.
(5) Includes 440,000 shares subject to immediately exercisable warrants, 22,856 shares subject to immediately exercisable options and a total of 6,400 shares to be issued to four non-employee directors. Does not include shares beneficially owned by Mercury or QELC.
(6) Number of shares indicated includes 594,000 shares subject to immediately exercisable warrants. Each of Frank Darden, Thomas F. Darden, Glenn M. Darden and Anne Darden Self are directors and shareholders of Mercury and share voting and investment power with respect to the 5,808,927 shares of our common stock beneficially owned by Mercury. Each of these persons disclaims beneficial ownership of all such shares.
(7) Does not reflect the effect, if any, of the right of Mercury to require JEDI to transfer a portion of JEDI's shares to Mercury under a stock transfer agreement. See "Description of Capital Stock--Stock Transfer Agreement".
(8) Each of Frank Darden, Thomas F. Darden, Glenn M. Darden and Anne Darden Self are members of QELC and share voting and investment power with respect to the 3,030,861 shares of our common stock beneficially owned by QELC. Each such person disclaims beneficial ownership of those shares.
(9) The Darden Family Group includes Darden family members, QELC, Mercury and affiliates of Mercury which presently control 9,701,077, representing 75.3% of the outstanding shares, and beneficially approximately 10,757,934, representing 77.1% of our outstanding shares.

                          DESCRIPTION OF CAPITAL STOCK

   The description of our capital stock below is only a summary and is not intended to be complete. For a complete description of our capital stock, we urge you to read our restated certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission.

   Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 1, 1999, we had outstanding 12,888,500 shares of common stock. No shares of preferred stock were outstanding. On completion of this offering, we will have outstanding 19,888,500 shares of common stock, or 20,938,500 shares if the underwriters' over-allotment option is exercised. The outstanding share figures shown above do not include 404,381 contingently issuable shares held in trust in connection with our acquisition of properties from Unocal or a total of 6,400 shares to be issued to four of our non-employee directors prior to or shortly after completion of this offering.

Common Stock

   Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors or grant preemptive rights with respect to future issuances of our common stock. We may in the future, however, enter into contracts with stockholders to grant holders preemptive rights.

   Subject to any preferential rights of any series of preferred stock outstanding, the holders of our common stock are entitled to dividends, if any, as may be declared from time to time by our board from funds legally available to pay dividends and, upon liquidation, are entitled to receive a pro rata share of all of our assets that are available for distribution to stockholders. All our common stock is fully paid and nonassessable.

Exchange Listing

   Our common stock is listed on the American Stock Exchange and trades under the symbol "KWK".

Transfer Agent

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

Preferred Stock

   Our preferred stock may be issued from time to time in one or more series without stockholder approval. With regard to the preferred stock, our board may determine:

  .  the preferences;

  .  conversion or other rights;

  .  voting powers;

  .  restrictions;

  .  limitations on dividends; and

  .  qualifications and terms and conditions of redemption.

As a result, without stockholder approval, our board could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of common stock. Our board has not authorized any shares of preferred stock.

Stockholders Agreement

   We, Mercury, QELC, the Darden family, Jeff Cook, Jack Thurber, TCW, JEDI and Mercury Production Company, owner of 100% of Mercury, entered into a Stockholders Agreement dated April 9, 1998, which was later amended on September 1, 1998. On July 15, 1999, TCW transferred all of its shares of our common stock to Mercury and TCW no longer has any rights or obligations under the Stockholders Agreement. Mercury has succeeded to those rights and obligations. Many provisions of the Stockholders Agreement expired when our stock became publicly traded on March 4, 1999. Provisions that remain in effect include:

  . an agreement by all parties not to transfer their shares of our common stock prior to March 4, 2000; and

  . an obligation by Mercury, QELC and the Darden family to provide a right of first refusal to JEDI in the event any of them then decide to transfer any of their stock and to provide JEDI with a proportionate right to join in any such transfers.

   In addition, each of JEDI and Mercury, as long as it holds any of our common stock, has the right to elect a number of members of our board of directors representing a percentage of the entire board that is as close as possible to the percentage of outstanding shares of our common stock held by it, but in no case less than one. The Stockholders Agreement does not apply to any transfer by Mercury to its employees, independent consultants or directors of options to purchase from Mercury shares of our common stock not to exceed 200,000 shares or to transfers by Mercury of our shares pursuant to the exercise of such options.

   We are bound by certain covenants contained in the Stockholders Agreement concerning the conduct of our business, including a requirement to deliver specific information about us to JEDI as long as it owns any of our common stock. The other parties to the Stockholders Agreement have agreed to vote their shares of our common stock to cause us not to breach those covenants as long as JEDI holds any of our common stock.

Registration Rights

   We, JEDI and Mercury, as a result of its purchase of shares from TCW in July 1999, are parties to a registration rights agreement, dated as of April 9, 1998. The registration rights agreement provides each of JEDI and Mercury with demand registration rights and "piggyback" registration rights. No more than three demands may be made by JEDI or Mercury. In connection with registration of JEDI's or Mercury's shares of our common stock under the registration rights agreement, we are responsible for all registration expenses such as registration and filing fees and fees and disbursements to our counsel. JEDI and Mercury are responsible for selling expenses, including underwriting fees, discounts and selling commissions. On the second and third occasions of the exercise of demand registration rights by JEDI, JEDI is also responsible for registration expenses. In connection with this offering, JEDI and Mercury have waived their rights to include their shares in this offering and have agreed not to demand a registration of their shares for 180 days from the date of this prospectus.

   Warrants to acquire shares of our common stock held by Messrs. Frank, Thomas and Glenn Darden, Anne Darden Self, Mercury, the Estate of Jack Thurber, Jeff Cook and Paribas provide each of the holders of the warrants with "piggyback" registration rights covering the warrant shares. One of the warrants held by Paribas also provides Paribas with demand registration rights covering the warrant shares. See "Certain Transactions--MSR Merger" for more information regarding the warrants. In connection with this offering, all of the warrant holders have waived their right to include their shares in this offering and Paribas has agreed not to demand a registration of its warrant shares for 180 days from the date of this prospectus.

Stock Transfer Agreement

   To preserve the economic consequences of provisions of the Michigan Gas Partners partnership agreement, which would have allowed Mercury's interest in Michigan Gas Partners to increase from 10% to 85% upon JEDI's receipt of distributions from the partnership equal to the amount invested by JEDI plus a specified rate of return, Mercury and JEDI are parties to a stock transfer agreement which provides Mercury with the right to require JEDI to transfer to Mercury a portion of the 1,340,405 shares of our common stock that JEDI received in our formation. This portion is the number of shares of our common stock having an aggregate "market value" equal to 85% of the excess of the "market value" of JEDI's shares of our common stock over the amount of $20,995,205, plus interest compounded at a monthly rate of 1.530948% from September 9, 1999. "Market value" is the average of the high and low sale prices of our common stock on the American Stock Exchange over thirty trading days, subject to adjustments for trading by Mercury or any of its affiliates and for volumes of trading below or above specified parameters. Mercury may request the transfer on only one occasion prior to the first anniversary of the date on which our common stock became publicly traded.

Agreement Regarding Warrants

   Mercury, the Darden family and JEDI are parties to an agreement regarding warrants concerning warrants held by Mercury and the Darden family to acquire a total of 517,000 shares of our common stock at an exercise price of $12.50 per share. See "Certain Transactions -- MSR Merger" for more information regarding the warrants. Mercury and the Darden family have agreed that they will not exercise their warrants until either:

  .  the market value of our common stock owned by JEDI exceeds $20,995,200;

  .  JEDI no longer owns any of our common stock; or

  .  JEDI consents to the exercise in writing.

Business Combinations under Delaware Law

   We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time that the person becomes an interested stockholder. These restrictions do not apply if:

  . before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

  . upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   In addition, the law does not apply to interested stockholders who became interested stockholders before our common stock was listed on the American Stock Exchange.

   Delaware law defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Limitation of Liability and Indemnification of Officers and Directors

   Limitation of Liability. Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

   Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty in such capacity, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Indemnification. Delaware law also authorizes corporations to indemnify its officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

   Our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because such individual was one of our officers or directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents.

   These provisions in our certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefitted us and our stockholders.

   These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement dated
             , 1999, between us and the underwriters, the underwriters named below, who are represented by Bear, Stearns & Co. Inc.; Dain Rauscher Wessels, a division of Dain Rauscher Incorporated; and Morgan Keegan & Company, Inc. have severally agreed to purchase from us the respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                       Number of
      Underwriters                                                      Shares
      ------------                                                     ---------
      Bear, Stearns & Co. Inc.........................................
      Dain Rauscher Wessels...........................................
      Morgan Keegan & Company, Inc....................................
                                                                          ---
        Total.........................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of "comfort letters" from our accountants and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,050,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   The underwriters propose initially to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $   per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $ per share on sales to other dealers. After the offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions.

   Holders of 91% of our issued and outstanding shares of common stock have agreed pursuant to lock-up agreements not to sell or offer to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Bear Stearns.

   In addition, we have agreed with the underwriters not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus and continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Bear Stearns. These agreements do not apply to issuances or sales of common stock by us pursuant to any existing employee benefit plans or upon conversion or exchange of any currently outstanding convertible or exchangeable securities.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thereby creating a short position in our common stock for their own account. In addition, to cover over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. The representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be made on the American Stock Exchange, in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and, if begun, may end any of these activities at any time.

   In connection with this offering, some of the underwriters and selling group members who are qualified market markers on the American Stock Exchange may engage in passive market making transactions in our common stock on the American Stock Exchange according to Rule 103 of Regulation M under the Securities Exchange Act, during the business day prior to the pricing of the offering and before the start of offers or sales of our common stock, passive market markers must comply with volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security. If all independent bids are lowered below the passive market makers' bid, however, the bid must then be lowered when specific purchase limits are exceeded.

   We have agreed to indemnify the underwriters against a number of liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make as a result of these liabilities.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   From time to time, Bear Stearns and its affiliates have provided, and may continue to provide in the future, investment banking, general financing, and banking services to us and our affiliates, for which they have received, and expect to receive, customary compensation.

   The following table summarizes the compensation and estimated expenses we will pay.

                                         Per Share                       Total
                               ----------------------------- -----------------------------
                                  Without          With         Without          With
                               Over-allotment Over-allotment Over-allotment Over-allotment
                               -------------- -------------- -------------- --------------
     Underwriting discounts
      and commissions payable
      by us..................       $              $              $              $
     Expenses payable by us..       $              $              $              $

   Our shares of common stock are listed on the American Stock Exchange under the symbol "KWK."

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Cantey & Hanger, L.L.P., Fort Worth, Texas. Certain legal matters relating to the common stock offered by this prospectus will be passed on for the underwriters by Jenkens & Gilchrist, P.C., Dallas, Texas.

                                    EXPERTS

   Our audited combined consolidated balance sheets as of December 31, 1998 and 1997, and the related combined consolidated statement of income, stockholders' equity and cash flows for the year ended December 31, 1998, the consolidated balance sheet of MSR and subsidiaries as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from inception March 7, 1997 to December 31, 1997, and the statement of revenues and direct operating expenses of the Unocal Corporation's Spirit Energy 76 unit interests for the year ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The audited consolidated balance sheet of Mercury as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, the audited consolidated balance sheet of Mercury as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the three-months then ended, the balance sheets of Michigan Gas Partners as of December 31, 1997 and 1996, and the related statements of operation, partners' capital and cash flows for each of the three years in the period ended December 31, 1997, the statement of revenues and direct operating expenses/Shell Michigan properties acquired of Mercury for the years ended September 30, 1996 and 1995, and the statements of revenues and direct operating expenses/Destec Michigan properties acquired of Mercury for the years ended September 30, 1997 and 1996 included in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The estimated reserve evaluations and related calculations of Holditch, independent petroleum engineering consultants, included in this prospectus have been included in reliance on the authority of said firm as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to our common stock. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the Securities and Exchange Commission. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. You can read and copy the registration statement, exhibits and schedules at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

   We are required to file current reports, quarterly reports, annual reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy those reports, proxy statement and other information at the Securities and Exchange Commission's Public Reference Room and regional offices or through its Internet site. We currently furnish and intend to continue to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                         GLOSSARY OF OIL AND GAS TERMS

   The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this Prospectus:

   Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

   Bcf. One billion cubic feet of natural gas.

   Bcfe. One billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

   Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

   Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

   Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

   Development well. A well drilled into a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

   Exploratory well. A well drilled to find and produce natural gas or oil reserves that are not proved, to find a new reservoir in a field previously found to be productive of natural gas or crude oil in another reservoir or to extend a known reservoir.

   Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic level.

   Mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.

   Mcf. One thousand cubic feet of natural gas.

   Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   Mmbbls. One million barrels of crude oil or other liquid hydrocarbons.

   Mmbtu. One million British Thermal Units.

   Mmcf. One million cubic feet of natural gas.

   Mmcf/d. One million cubic feet of gas per day.

   Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   Productive well. A well that is found to be capable of producing sufficient quantities of oil and gas so that proceeds from the sale of the production are greater than production expenses and taxes.

   Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of oil and natural gas.

   Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

   Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

   Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on developed acreage where the subject reserves cannot be recovered without drilling additional wells.

   PV-10 value. The estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses, such as general and administrative expenses, debt service, future income tax expense, or depreciation, depletion, and amortization.

   Recompletion. The completion of an existing well for production from a formation that exists behind the casing of the well.

   Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

   Royalty interest. An interest in a natural gas and oil property entitling the owner to a share of natural gas and oil production free of costs of production.

   Secondary recovery. A method of natural gas and oil recovery in which energy sources from outside of the reservoir are used.

   Standardized measure. The estimated future net cash flows from proved natural gas and oil reserves computed using prices and costs, at a specific date, after income taxes and discounted at 10%.

   Steamflood. The injection of steam into a reservoir to heat the oil and facilitate its production.

   Tcf. One trillion cubic feet of natural gas.

   Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

   Waterflood. The injection of water into a reservoir to fill pores vacated by produced fluids, which maintains reservoir pressure and assists production.

   Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

   Workover. Operations on a producing well to restore or increase production.

                           QUICKSILVER RESOURCES INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
QUICKSILVER RESOURCES INC.
Independent Auditors' Report.............................................  F-3
Combined Consolidated Balance Sheets December 31, 1998 and 1997..........  F-4
Combined Consolidated Statement of Income for the Year ended December 31,
 1998....................................................................  F-5
Combined Consolidated Statement of Stockholder's Equity for the Year
 ended December 31, 1998.................................................  F-6
Combined Consolidated Statement of Cash Flows for the Year ended December
 31, 1998................................................................  F-7
Notes to Combined Consolidated Financial Statements for the Year ended
 December 31, 1998.......................................................  F-8
Condensed Consolidated Balance Sheets June 30, 1999 (Unaudited) and
 December 31, 1998.......................................................  F-20
Condensed Consolidated Statements of Operations for the Six Months ended
 June 30, 1999 and 1998 (Unaudited)......................................  F-21
Condensed Consolidated Statements of Cash Flows for the Six Months ended
 June 30, 1999 and 1998 (Unaudited)......................................  F-22
Condensed Notes to Consolidated Financial Statements for the Six Months
 ended June 30, 1999 and 1998............................................  F-23
PREDECESSOR FINANCIAL STATEMENTS

MSR EXPLORATION LTD. AND SUBSIDIARIES
Independent Auditors' Report.............................................  F-27
Consolidated Balance Sheet at December 31, 1997..........................  F-28
Consolidated Statement of Operations for the Period ended December 31,
 1997....................................................................  F-29
Consolidated Statement of Stockholders' Equity for the Period ended
 December 31, 1997.......................................................  F-30
Consolidated Statement of Cash Flows for the Period ended December 31,
 1997....................................................................  F-31
Notes to Consolidated Financial Statements...............................  F-32
MERCURY EXPLORATION COMPANY--TRANSITION REPORTS
Independent Auditors' Report.............................................  F-46
Consolidated Balance Sheets at September 30, 1997 and 1996...............  F-47
Consolidated Statements of Income for the Years ended September 30, 1997,
 1996 and 1995...........................................................  F-48
Consolidated Statements of Stockholders' Equity for the Years ended
 September 30, 1997, 1996 and 1995.......................................  F-49
Consolidated Statements of Cash Flows for the Years ended September 30,
 1997, 1996 and 1995.....................................................  F-50
Notes to Consolidated Financial Statements...............................  F-52
MERCURY EXPLORATION COMPANY--TRANSITION REPORTS
Independent Auditors' Report.............................................  F-63
Consolidated Balance Sheet at December 31, 1997..........................  F-64
Consolidated Statement of Income for the Three Months ended December 31,
 1997....................................................................  F-65
Consolidated Statement of Stockholders' Equity for the Three Months ended
 December 31, 1997.......................................................  F-66
Consolidated Statement of Cash Flows for the Three Months ended December
 31, 1997................................................................  F-67
Notes to Consolidated Financial Statements...............................  F-68
MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP
Independent Auditors' Report.............................................  F-78
Balance Sheet at December 31, 1997 and 1996..............................  F-79
Statement of Operations for the Years ended December 31, 1997, 1996 and
 1995....................................................................  F-80
Statement of Partners' Capital for the Years ended December 31, 1997,
 1996 and 1995...........................................................  F-81
Statement of Cash Flows for the Years ended December 31, 1997, 1996 and
 1995....................................................................  F-82
Notes to Financial Statements............................................  F-83

                           QUICKSILVER RESOURCES INC.

                                                                            Page
                                                                            ----
ACQUISITION BY QUICKSILVER RESOURCES INC.

Independent Auditors' Report--Unocal Corporation's Spirit Energy 76 unit interests................................................................ F-87

Statement of Revenues and Direct Operating Expenses Unocal Corporation's
 Spirit Energy 76 unit interests for the year ended December 31, 1998..... F-88

Notes to Statement of Reserves and Direct Operating Expenses for the year ended December 31, 1998.................................................. F-89

ACQUISITIONS BY PREDECESSOR

Independent Auditors' Report--Shell Michigan Properties acquired of
 Mercury Exploration Company years ended September 30, 1996 and 1995..... F-91

Statement of Revenues and Direct Operating Expenses Shell Michigan
 Properties--acquired years ended September 30, 1996 and 1995............ F-92

Notes to Financial Statements............................................ F-93

Independent Auditors' Report--Destec Michigan Properties acquired of
 Mercury Exploration Company years ended September 30, 1997 and 1996..... F-95

Statement of Revenues and Direct Operating Expenses--Destec Michigan
 Properties--acquired years ended September 30, 1997 and 1996............ F-96

Notes to Financial Statements............................................ F-97

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Quicksilver Resources Inc.
Fort Worth, Texas

   We have audited the accompanying combined consolidated balance sheets of Quicksilver Resources Inc. (the Company) as of December 31, 1998 and 1997, and the related combined consolidated statement of income, stockholders' equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Fort Worth, Texas
March 29, 1999

                           QUICKSILVER RESOURCES INC.

                      COMBINED CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

               In thousands, except for share and per share data

                                                                1998     1997
                                                              -------- --------
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................. $    294 $    643
  Accounts receivable........................................    7,776    1,167
  Inventories and other current assets.......................      751      687
                                                              -------- --------
    Total current assets.....................................    8,821    2,497
Properties, plant, and equipment--net ("full cost")..........  134,810  131,060
Other assets.................................................      969      355
                                                              -------- --------
                                                              $144,600 $133,912
                                                              ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.......................... $     67 $    161
  Accounts payable...........................................    5,772    1,362
  Accrued liabilities........................................    1,691      592
                                                              -------- --------
    Total current liabilities................................    7,530    2,115
Long-term debt...............................................   84,972   84,656
Unearned revenue.............................................    1,338    2,680
Deferred income taxes........................................   11,953    9,617
Minority interest in MSR Exploration Ltd.....................    6,219    6,992
STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.01
   Authorized 10,000,000 shares..............................
   Issued and outstanding-none...............................        -        -
  Common Stock, par value $0.01
   Authorized 40,000,000 shares..............................
   Issued and outstanding 11,510,800.........................      115      115
Additional paid in capital...................................   27,574   27,723
Retained earnings............................................    4,899       14
                                                              -------- --------
    Total stockholders' equity...............................   32,588   27,852
                                                              -------- --------
                                                              $144,600 $133,912
                                                              ======== ========

   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC.

                   COMBINED CONSOLIDATED STATEMENT OF INCOME

                      For the Year Ended December 31, 1998
                    In thousands, except for per share data

REVENUES
  Gas sales............................................................ $35,713
  Oil sales............................................................   6,367
  Other income.........................................................   3,607
                                                                        -------
    Total revenues.....................................................  45,687
                                                                        -------
EXPENSES
  Operating expenses...................................................  17,781
  Depletion and depreciation...........................................  12,365
  General and administrative...........................................   1,430
  Interest.............................................................   6,698
                                                                        -------
    Total expenses.....................................................  38,274
                                                                        -------
Income before income taxes and minority interest.......................   7,413
                                                                        -------
Minority interest in net loss of MSR Exploration Ltd...................     758
                                                                        -------
Income before income taxes.............................................   8,171
                                                                        -------
Income tax expense
  Current..............................................................     950
  Deferred.............................................................   2,336
                                                                        -------
    Total income tax expense...........................................   3,286
                                                                        -------
Net income............................................................. $ 4,885
                                                                        =======
Basic and diluted earnings per share................................... $  0.42
                                                                        =======
Basic and diluted weighted average number of shares outstanding........  11,511
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC.

            COMBINED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      For the Year Ended December 31, 1998
                                  In thousands

                                 Common Stock
                                 -------------
                                                Paid in
                                                Capital               Total
                                               In Excess Retained Stockholders'
                                 Shares Amount  Of Par   Earnings    Equity
                                 ------ ------ --------- -------- -------------
Inception January 1, 1998.......    100  $  1   $27,851   $    -     $27,852
Stock dividend retroactively
 applied........................ 10,211   102      (102)                   -
Merger with MSR Exploration
 Ltd., shares under common
 control for merger effective on
 March 4, 1999, retroactively
 applied........................  1,200    12       (26)      14           -
                                 ------  ----   -------   ------     -------
Adjusted balance January 1,
 1998........................... 11,511   115    27,723       14      27,852
Stock registration fees.........                   (149)                (149)
Net income......................                           4,885       4,885
                                 ------  ----   -------   ------     -------
Balance December 31, 1998....... 11,511  $115   $27,574   $4,899     $32,588
                                 ======  ====   =======   ======     =======


   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC

                 COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1998
                                  In thousands

OPERATING ACTIVITIES:
  Net income.......................................................... $  4,885
  Charges and credits to net income not affecting cash
    Depletion and depreciation........................................   12,365
    Deferred income taxes.............................................    2,336
    Recognition of unearned revenues..................................   (1,342)
    Change in minority interest in subsidiary.........................     (758)
    Amortization of deferred loan costs...............................       66
  Changes in assets and liabilities
    Accounts receivable...............................................   (6,609)
    Inventory and other assets........................................      (97)
    Accounts payable..................................................    4,410
    Accrued liabilities...............................................    1,099
                                                                       --------
Net cash from (Used for) operating activities.........................   16,355
                                                                       --------
INVESTING ACTIVITIES:
  Acquisition of properties and equipment.............................  (16,097)
                                                                       --------
Net cash from (used for) investing activities.........................  (16,097)
                                                                       --------
FINANCING ACTIVITIES:
  Notes payable, bank proceeds........................................   10,493
  Principal payments on long-term debt................................  (10,271)
  Deferred financing costs............................................     (680)
  Stock registration fees.............................................     (149)
                                                                       --------
Net cash from (used for) financing activities.........................     (607)
                                                                       --------
Net increase (decrease) in cash.......................................     (349)
Cash at beginning of period...........................................      643
                                                                       --------
Cash at end of period................................................. $    294
                                                                       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest expense.................................. $  5,617
                                                                       ========
  Cash payments for income taxes...................................... $    600
                                                                       ========

   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC.

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

                      For the Year Ended December 31, 1998

1. Business Combination

 Formation of Quicksilver

   Quicksilver Resources, Inc. (the "Company" or "Quicksilver") was formed as a Delaware Corporation in December 1997 to combine certain oil and gas properties pursuant to a merger. On January 1, 1998, Mercury Exploration Company ("Mercury"), Quicksilver Energy, L.C. ("QELC"), Michigan Gas Partners Limited Partnership ("Michigan Gas Partners"), Trust Company of the West ("TCW"), Joint Energy Development Investments Limited Partnership ("JEDI"), and Quicksilver Resources Inc. entered into an agreement and plan of reorganization and merger to combine certain oil and gas properties owned by Mercury, QELC, and Michigan Gas Partners by causing Michigan Gas Partners to be merged with Quicksilver and by causing certain assets and liabilities of Mercury and QELC to be transferred to and assumed by Quicksilver. Quicksilver was the surviving corporation of the merger.

   In exchange for the contribution of properties and debt Quicksilver issued shares of common stock. The common stock was issued to contributing parties based on their ownership interest in the oil and gas properties. The oil and gas properties were evaluated based on the net present value of their reserves. The reserves were discounted at 10% and reduced for any associated debt. The conversion of debt to equity was valued at its face value. The net values for all properties and debt were summarized and the percentage of each contributed piece to the total was used to allocate shares of common stock back to the stockholders.

   In the business combination, the surviving corporation issued 1,340,405 (13% of the outstanding) shares of common stock, $.01 par value, for all JEDI partnership interests in Michigan Gas Partners. Mercury did not receive consideration for its partnership interests in Michigan Gas Partners. Quicksilver issued 3,325,955 shares of common stock to Mercury in exchange for certain Mercury oil and gas properties in Michigan and Wyoming, and Quicksilver assumed debts related to the oil and gas properties transferred from Mercury. Quicksilver also issued 3,030,860 shares of Quicksilver common stock to QELC in exchange for all of QELC's oil and gas properties in Michigan and Wyoming. In addition, Quicksilver assumed debts related to QELC's oil and gas producing properties. Quicksilver issued 1,273,176 shares of common stock to individuals for their interests in the assets of Mercury and QELC to be transferred to Quicksilver in the business combination. Quicksilver satisfied debt owed to TCW under a credit agreement dated November 14, 1996 between TCW and QELC, by paying $17,075,000 in cash to TCW and by issuing 1,340,404 (13% of the outstanding) shares of common stock to TCW in exchange for a $10,000,000 credit on the debt.

   The formation of Quicksilver was accounted for under provisions of Accounting Principal Board Opinion Number 16 (APB 16) "Business Combinations". Under APB 16, Mercury and QELC were considered companies under common control and were accounted for at historical cost. The merger of Michigan Gas Partners into Quicksilver was accounted for using the purchase method with a fair value of $10 million. The fair value of Michigan Gas Partners was based on the conversion of the $10,000,000 of debt of TCW for 13% of Quicksilver's common shares which was the same percentage issued to the partners of Michigan Gas Partners. Michigan Gas Partners' net book value was $8,884,000 at January 1, 1998. All of the valuation adjustment was assigned to oil and gas properties. An amount of $1,116,000 was allocated to Michigan Gas Partners' book value of producing oil and gas properties to complete the accounting.

 Merger of MSR Exploration Ltd. with and Into Quicksilver

   On March 4, 1999, Quicksilver completed a merger with MSR Exploration Ltd. ("MSR"). ABP 16, provides that exchanges or transfers of net assets between companies under common control must be accounted for at

                          QUICKSILVER RESOURCES INC.

historical cost in a manner similar to that of pooling of interest accounting. Furthermore, APB 16 indicates that the purchase method of accounting should be used if the effect of a transfer or exchange is to acquire all of the outstanding shares held by minority interests. Prior to the merge, QELC, Mercury, and the principal stockholders of Mercury, comprised of the Darden family (the "Mercury Group"), controlled Quicksilver though their approximate 74% ownership of Quicksilver. The Mercury Group was considered to control MSR because the Mercury Group and two other individuals affiliated with Mercury own approximately 46.5% of the MSR common stock, controlled MSR's executive committee of its board of directors, and held warrants to purchase 11 million shares of MSR common stock. Accordingly, Quicksilver was considered the "accounting acquiror" and transferred approximately 46.5% of MSR's net assets to Quicksilver at historical cost. The remainder of MSR's net assets, approximately 53.5% that relate to minority interests, will be valued and recorded based on the purchase method of accounting in 1999. Although the merger did not occur until 1999, MSR's financial statements have been combined with the Company's as the entities were under common control. Also, a minority interest has been reflected on the December 31, 1998, balance sheet and statement of income since the merger occurred subsequent to year end.

2. Mergers and Acquisitions

   On March 4, 1999, the Company completed the MSR merger. The merger qualified as a tax-free exchange and was accounted for in part as a pooling of interest for entities under common control, with the minority interest accounted for under the purchase method. In connection with the merger, the Company issued 2,577,700 shares of its common stock in exchange for all of the outstanding common stock of MSR based on a conversion ratio of 1 share (the merger exchange ratio) of the Company's common stock for ten (10) shares of MSR common stock. MSR's outstanding common stock options and warrants were converted into Quicksilver common stock options and warrants to purchase approximately 24,857 shares and 1,133,750 shares, respectively. The minority interest reflected on the Company's balance sheet and statement of income is approximately 53.5% of MSR's net assets and results of operations for the period.

   The Company's financial statements have been restated for the period prior to the business combination to include the combined financial results of the Company and MSR. Total revenues, income (loss) before income taxes, and net income for the year ended December 31, 1998, for the individual companies prior to the merger are as follows in thousands:

                                                Quicksilver     MSR
                                                 Resources  Exploration
                                                   Inc.        Ltd.      Total
                                                ----------- ----------- -------
   Total Revenues..............................   $41,873     $ 3,814   $45,687
   Income (loss) before income taxes...........   $ 8,829     $(1,416)  $ 7,413
   Net income (loss)...........................   $ 5,559     $  (674)  $ 4,885

   There were no significant intercompany transactions between the Company and MSR Exploration Ltd.

3. Significant Accounting Policies

   The nature of operations and other significant accounting policies are as follows:

 Nature of Operations

   Quicksilver Resources Inc. was formed to own various oil and gas properties in the states of Michigan and Wyoming. Substantially all of the Company's revenue is derived from the production and sale of natural gas, crude oil, condensate, and plant products.

                           QUICKSILVER RESOURCES INC.

 Accounts Receivable

   The Company's customers are large oil and natural gas purchasers. The Company does not require collateral, and receivables are generally due in 30-60 days. Management considers all accounts receivable current and collectible; accordingly, no allowance for doubtful accounts has been established.

 Major Customers

   At December 31, 1998, three purchasers accounted for approximately 21%, 19%, and 17%, respectively, of the Company's total consolidated oil and gas sales. The Company does not anticipate that the loss of any of its present purchasers would adversely effect the Company's consolidated business. The Company also believes that, in the event of a loss of a present purchaser, other oil and gas purchasers located in the Company's areas of production would offer competitive prices for such production.

 Inventories

    Inventories are valued at the lower of cost (first-in, first-out method) or market and consist of crude oil in tanks and well equipment spares and supplies.

 Properties, Plant, and Equipment

   The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration, and development activities.

   The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

   The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a 10% interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

   Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

   Other plant and equipment are depreciated on the straight-line basis as follows:

     Gas processing plants and gathering systems--over fifteen to twenty years

     Other equipment--over ten years

     Building--over forty years

   Potential impairment of producing properties and significant unproved properties and other plant and equipment are assessed annually (unless economic events warrant more frequent reviews). In addition, a

                           QUICKSILVER RESOURCES INC.

quarterly impairment analysis of aggregated properties is performed by the Company using discounted future net cash flows determined based upon current prices and costs.

 Revenue Recognition

   The Company recognized revenue as quantities of oil and gas are sold or volumes of gas are transported to the buyer, and utilizes the sales method of accounting for oil and gas imbalances. The Company's net imbalance was immaterial at December 31, 1998.

 Environmental Compliance and Remediation

   Environmental compliance costs, including on going maintenance and monitoring, are expensed as incurred. Environmental remediation costs, which improve the condition of a property, are capitalized.

 Deferred Charges

   Financing charges related to the acquisition of debt are deferred and amortized on a straight line basis over the term of that debt.

 Joint Venture Operations

   Certain of the Company's exploration and development activities relating to oil and gas are conducted jointly with others. The accompanying financial statements reflect only the Company's proportionate interest in such activities.

 Income Taxes

   Income taxes provide for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes primarily related to differences between the basis of properties, plant, and equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

 Cash Equivalents and Time Deposits

   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Investments with an original maturity in excess of three months are considered to be time deposits.

 Disclosure of Fair Value of Financial Instruments

   The Company's financial instruments include cash, time deposits, accounts receivable, and notes payable, accounts payable, and long-term debt. The fair value of long-term debt is estimated at the present value of future cash flows discounted at rates consistent with comparable maturities for credit risk. The carrying amounts reflected in the balance sheet for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

                           QUICKSILVER RESOURCES INC.

 Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Earnings per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per share" ("EPS") which established new standards for computing and presenting EPS. SFAS No. 128 replaced the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share amounts for 1998 have been presented to conform to the SFAS No. 128 requirements.

 Recently Issued Accounting Standards

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in surplus in the equity section of the statement of financial position. The Company adopted SFAS No. 130 on January 1, 1998. Net income and comprehensive income are the same.

   SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," became effective for fiscal years beginning after December 15, 1997. This statement establishes standards for defining and reporting business segments. The Company adopted SFAS No. 131 on January 1, 1998. As substantially all of the Company's revenue is derived from the production and sale of natural gas, crude oil, condensate and plant products, which are operated as one segment, this standard did not have a significant impact on the Company's financial statements.

   The FASB has also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was originally effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Management is currently evaluating the effect of adopting SFAS No. 133 on the Company's financial statements.

 Certain Reclassifications

   Certain reclassifications have been made for presentation adopted in 1999. Revenues have been restated to remove marketing and processing deductions which are now reflected as operating expenses.

                           QUICKSILVER RESOURCES INC.

4. Properties, Plants, and Equipment

   Capitalized costs are shown below in thousands.

                            December 31, 1998 December 31, 1997
                            ----------------- -----------------
   Proved oil and gas
    properties.............     $178,128          $166,843
   Unproved oil and gas
    interests..............        3,584             3,216
   Accumulated depletion
    and depreciation.......      (53,225)          (41,217)
                                --------          --------
                                $128,487          $128,842
   Other equipment.........       10,064             5,620
   Accumulated
    depreciation...........     $ (3,741)         $ (3,402)
                                --------          --------
                                $134,810          $131,060
                                ========          ========

5. Other Assets

   Other assets, in thousands, consist of:

                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
   Deferred loan cost.......................       $755              $118
   Less accumulated amortization............        (91)               (4)
                                                   ----              ----
   Net deferred loan costs..................        664               114
   Environmental escrow bonds...............        305               241
                                                   ----              ----
                                                   $969              $355
                                                   ====              ====

6. Notes Payable and Long-Term Debt

   Long-term debt, in thousands, consists of:

                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
   Notes payable to a bank
     (7.1% at December 31, 1998)............      $84,841           $84,453
   Various loans............................          198               364
                                                  -------           -------
                                                   85,039            84,817
     Less current maturities................          (67)             (161)
                                                  -------           -------
                                                  $84,972           $84,656
                                                  =======           =======

   Long-term debt maturities are as follows, in thousand of dollars:

   Periods Ending                                              December 31, 1998
   --------------                                              -----------------
   1998.......................................................      $     -
   1999.......................................................           67
   2000.......................................................           20
   2001.......................................................           20
   2002.......................................................            4
   2003.......................................................            4
   Thereafter.................................................       84,924
                                                                    -------
                                                                    $85,039
                                                                    =======

   As part of merger of the Company with MSR on March 4, 1999, the Company entered into a new five year Credit Facility agreement. The existing debt of $73,993,000 and $10,848,000 from Quicksilver and MSR was transferred into the new Credit Facility. The Credit Facility permits the Company to obtain revolving credit

                           QUICKSILVER RESOURCES INC.

loans and to issue letters of credit for the account of the Company from time to time in an aggregate amount not to exceed $200 million. The Borrowing Base is currently $85 million and is subject to semi-annual determination and certain other redeterminations based upon a variety of factors, including the discounted present value of estimated future net cash flow from oil and gas production. At the Company's option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part at any time in certain minimum amounts. The Company can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate (LIBOR) + 1.65% or bank prime. On March 4, 1999, the Company locked in its interest rate at 7.38% for the next six months. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contains certain dividend restrictions and restrictive covenants, which, among other things, require the maintenance of a minimum current ratio, net worth, and debt service ratio. The Company currently is in compliance with all such restrictions.

7. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998, and December 31, 1997 are as follows, in thousands:

                                                                 1998    1997
                                                                ------- -------
   Deferred tax assets
     Tax credit sale and unearned income....................... $ 3,811 $ 4,597
     Net operating loss carryforwards..........................   2,500   2,301
     Investment tax credits....................................       -     171
                                                                ------- -------
       Total deferred tax assets............................... $ 6,311 $ 7,069
   Deferred tax liabilities
     Properties, plant, and equipment.......................... $18,264 $16,686
                                                                ------- -------
         Net deferred tax liabilities.......................... $11,953 $ 9,617
                                                                ======= =======

   No valuation allowance is required because the deferred tax assets will be utilized by the reversal of the deferred tax liabilities. As the deferred tax liabilities reverse and create taxable income, the tax assets will offset this tax liability.

   The provisions for income taxes for the year ended December 31, 1998 are as follows, in thousands:

   United States Federal
     Current............................................................. $  950
     Deferred............................................................  2,336
                                                                          ------
                                                                          $3,286
                                                                          ======

   A reconciliation of the statutory federal income tax rate and the effective tax rate for the year ended December 31, 1998 is as follows:

   U.S. federal statutory tax rate........................................ 34.0%
   Statutory reduction of net operating loss carryforwards................  6.2%
                                                                           ----
   Effective income tax rate.............................................. 40.2%
                                                                           ====

                           QUICKSILVER RESOURCES INC.

   Under Internal Revenue Code Section 382, a change of ownership was deemed to have occurred for MSR. Due to the limitations imposed by Section 382, a portion of MSR's net operating losses could not be utilized. However, starting in 1999, the Company has approximately $7,500,000 of net operating loss carryforwards available from MSR to reduce future U.S. taxable income. These U.S. net operating loss carryforwards will begin to expire in 2001.

8. Unearned Revenues

   The Quicksilver Properties include certain properties which carry IRS code
Section 29 income tax benefits. Code Section 29 allows a credit against regular federal income tax liability for certain eligible gas production. During 1997 these credits were conveyed through the sale of the working interests to a bank. The agreement with the bank provided that the Company would receive cash, payment for future production on the properties, and payment for a portion of tax credits taken by the bank. The agreement included a fixed payment note which provides for the Company to receive a minimum of approximately $7 million plus interest for the future production on the properties. A portion of the initial cash payment represented an advance payment for the first eighteen months of tax benefits. As of December 31, 1998 and December 31, 1997, a balance of $1,338,000 and $2,680,000 respectively, in unearned revenues existed as a result of the cash consideration received in excess of the tax benefit earned. At December 31, 1998 and December 31, 1997, $538,000 and $2,005,000
respectively, of the unearned revenues represented advance payments on tax benefits, which will be recognized as earned through 1999. The balance of $800,000 will remain unearned until the tax benefits of the IRS Code Section 29 expire at December 31, 2002.

9. Stockholders' Equity

   The Company is authorized to issue 40 million shares of common stock with a par value of one cent ($0.01) and 10 million shares of preferred stock with a par value of one cent ($0.01). At December 31, 1998, the Company had 100,000 shares of common stock outstanding.

   As part of the merger with MSR, the Company agreed to exchange one share of its common stock for each 10 shares of MSR common stock. To effect the exchange ratio, the present shareholders of the Company will be issued an additional 10,210,800 shares in the form of a stock dividend. Upon completion of the merger the founding shareholders will own 10,310,800 (80%) of the shares of the Company and former MSR shareholders will own approximately 2,577,700 (20%) of the common shares of the Company. All references in the financial statements to numbers of shares and per share amounts have been restated to reflect the stock dividend.

   The Company currently has 11,510,800 shares of common stock outstanding. MSR's outstanding options and warrants were converted into options and warrants to purchase Company common stock. As a result of the merger, the Company has outstanding warrants to purchase common stock of 550,000 shares at $12.50 per share, 550,000 shares at $20.00 per share, 28,000 shares at $33.75 per share, and 5,750 shares at $0.10 per share and options to purchase 24,857 shares of common stock at $8.75 per share.

 Stock Option Plan

   Pursuant to the merger agreement with MSR, the Company converted the outstanding options of MSR into options to purchase Quicksilver common shares. During 1997, an aggregate of 24,857 shares were granted under MSR's plan at an exercise price of $8.75 per share. Options are totally vested and must be exercised within five years of the date of grant. No additional options will be granted under the plan.

                           QUICKSILVER RESOURCES INC.

10. Related Party Transactions

   When the Company was formed on January 1, 1998, it entered into a Management Agreement (the Management Agreement) for Mercury Exploration Company (Mercury) to act as operator of the Company's oil and gas properties in Michigan, Wyoming and Montana under a joint operating agreement. The Company has no operating employees; Mercury performs all operations on behalf of the Company. In its capacity as operator, Mercury pays all costs and expenses of operations and distributes all net revenues associated with the Company's properties. The Company reimburses Mercury for its actual cost for direct and indirect expenses incurred by Mercury for the benefit of the Company and its properties. The indirect expenses for which Mercury is reimbursed include employee compensation, office rent, office supplies, and employee benefits. During 1998, the Company paid Mercury a total of approximately $1.2 million under the management agreement.

   Mercury generally allocated its expenses among the Company and other entities for which Mercury's services are provided by multiplying the aggregate amount of indirect expenses incurred by Mercury by the time that the employees of Mercury spend on managing Quicksilver properties and dividing by the aggregate time that the employees of Mercury spend on all the entities for which Mercury provides similar services. Management believes the allocated method and amounts are reasonable.

   Mercury owns 3,899,822 (30.3%) shares of the Company's common stock, and three of Mercury's directors--Frank Darden, Thomas Darden, and Glenn Darden-- are also directors and officers of the Company.

11. Supplemental Information for Oil and Gas Producing Activities (Unaudited)

   The Company's proved oil and gas reserves at December 31, 1998, have been estimated by Holditch-Reservoir Technologies Consulting Services and at December 31, 1997, by Citadel Engineering, Ltd. and Mercury in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.

   There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

                           QUICKSILVER RESOURCES INC.

 Estimated Reserves

   Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:

 Reserve Quantities

                                                                 Oil      Gas
                                                                ------  -------
                                                                (Mbbl)  (Mmcf)
   Proved reserves
     As of January 1, 1997..................................... 21,137  100,918
       Purchase of reserves....................................  3,646   50,701
       Revisions of previous estimates.........................    686      332
       Production for 1997.....................................   (933) (13,117)
                                                                ------  -------
     As of January 1, 1998..................................... 24,536  138,834
       Purchase of reserves....................................      -        -
       Revision of estimates................................... (5,886)       -
       Extensions and discoveries..............................      -   29,683
       Production for 1998.....................................   (667) (15,315)
                                                                ------  -------
     As of December 31, 1998................................... 17,983  153,202
                                                                ======  =======
   Proved Developed Reserves
     As of January 1, 1997.....................................  5,335   91,729
     As of January 1, 1998.....................................  8,932  119,669
     As of December 31, 1998...................................  9,829  123,743

 Standardized Measure

   The following tables present the Company's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate, and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development, and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor for the years ended December 31, 1998 and 1997, in thousands of dollars.

                           QUICKSILVER RESOURCES INC.

                                                            1998       1997
                                                          ---------  ---------
Future cash flows.......................................  $ 607,336  $ 629,499
Future production and development costs.................   (331,599)  (300,273)
Future income tax expense...............................    (55,106)   (46,733)
                                                          ---------  ---------
Future net cash flows...................................    220,631    282,493
10% annual discount for estimated timing of cash flows..    (92,212)  (134,848)
                                                          ---------  ---------
Standardized measure of discounted future net cash
 flows..................................................  $ 128,419  $ 147,645
                                                          =========  =========

   Changes in Standardized Measure of Discounted Future Net Cash Flows

                                                             1998      1997
                                                           --------  --------
Net changes in price and production costs................. $  3,199  $ (5,362)
Development costs incurred................................    8,283     3,303
Revision of estimates.....................................  (21,708)    2,908
Changes in estimated future development costs.............  (13,763)   (1,654)
Purchases of reserves.....................................    1,715    32,247
Extensions, discoveries and improved recovery, net of
 future production and development costs..................   18,246         -
Net changes in income taxes...............................   (7,871)   13,519
Sales of oil and gas net of production costs..............  (24,346)  (28,013)
Accretion of discount.....................................   14,765    11,558
Other.....................................................    2,254   (10,217)
                                                           --------  --------
Net increase (decrease)................................... $(19,226) $ 18,289
                                                           ========  ========

   Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

   These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

   Costs incurred in oil and gas property acquisition, exploration, and development activities for the year ended December 31, 1998, in thousands:

   Acquisition of properties........................................... $ 1,715
   Exploration costs...................................................   1,095
   Development costs...................................................   8,283
                                                                        -------
     Total............................................................. $11,093
                                                                        =======

                           QUICKSILVER RESOURCES INC.

   Capitalized cost for oil and gas properties at December 31, 1998 and 1997, in thousands:

                                                               1998      1997
                                                             --------  --------
   Proved oil and gas properties............................ $178,128  $166,843
   Unproved oil and gas interests...........................    3,584     3,216
   Accumulated depletion and depreciation...................  (53,225)  (41,217)
                                                             --------  --------
                                                             $128,487  $128,842
                                                             ========  ========

   Results of operations from producing activities, for the year ended December 31, 1998, in thousands:

   Oil and gas sales................................................ $ 38,923
   Operating expenses...............................................  (14,577)
   Depletion and depreciation.......................................  (12,198)
                                                                     --------
                                                                       12,148
   Income taxes.....................................................   (4,130)
                                                                     --------
   Results of operations from producing activities (excluding corporate overhead and interests costs)......................... $  8,018
                                                                     ========

                           QUICKSILVER RESOURCES INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

              In thousands, except for share and per share amounts

                                                June 30, 1999 December 31, 1998
                                                ------------- -----------------
                                                 (unaudited)
                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents....................   $    157        $    294
  Accounts receivable, net of allowance for
  doubtful accounts of $1,350 at June 30,
   1999........................................      7,609           7,776
  Inventories and other current assets.........        751             751
                                                  --------        --------
    Total current assets.......................      8,517           8,821
Properties, plant and equipment--net ("full
 cost")........................................    167,478         134,810
Other assets...................................      1,689             969
                                                  --------        --------
                                                  $177,684        $144,600
                                                  ========        ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt............   $     30        $     67
  Accounts payable.............................      2,665           5,772
  Accrued liabilities..........................      1,476           1,691
                                                  --------        --------
    Total current liabilities..................      4,171           7,530
Long-term debt.................................    114,945          84,972
Unearned revenue...............................        892           1,338
Deferred income taxes..........................     14,953          11,953
Minority interest in MSR Exploration Ltd.......          -           6,219
STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.01
    Authorized 10,000,000 shares, issued and
     outstanding--none.........................          -               -
  Common stock, $.01 par value
    Authorized 40,000,000 shares, issued and
     outstanding 12,888,500 and 11,510,800.....        129             115
  Paid in capital in excess of par value.......     37,956          27,574
  Retained earnings............................      4,638           4,899
                                                  --------        --------
    Total stockholders' equity.................     42,723          32,588
                                                  --------        --------
                                                  $177,684        $144,600
                                                  ========        ========

   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                For the Six Months Ended June 30, 1999 and 1998
                    In thousands, except for per share data

                                                               1999     1998
                                                              -------  -------
                                                                (unaudited)
REVENUE
  Gas sales.................................................. $16,264  $17,865
  Oil sales..................................................   3,483    3,844
  Other income...............................................   2,150    1,376
                                                              -------  -------
    Total revenues...........................................  21,897   23,085
                                                              -------  -------
EXPENSES
  Operating expenses.........................................   9,381    9,057
  Depletion and depreciation.................................   6,129    6,043
  Provision for doubtful accounts............................   1,350        -
  General and administrative.................................   1,836      548
  Interest...................................................   3,738    3,660
                                                              -------  -------
    Total expenses...........................................  22,434   19,308
                                                              -------  -------
Income (loss) before income taxes and minority interest......    (537)   3,777
Minority interest in net loss of MSR Exploration Ltd.........     141      268
                                                              -------  -------
Income (loss) before income taxes............................    (396)   4,045
Income taxes (benefit).......................................    (135)   1,459
                                                              -------  -------
Net income (loss)............................................    (261) $ 2,586
                                                              =======  =======
Basic and diluted earnings per share......................... $ (0.02) $  0.22
                                                              =======  =======
Basic and diluted weighted average number of shares
 outstanding for the periods.................................  12,417   11,511
                                                              =======  =======


    The accompanying notes are an integral part of this financial statement.

                           QUICKSILVER RESOURCES INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the Six Months Ended June 30, 1999 and 1998
                                  In thousands

                                                              1999      1998
                                                           ----------- -------
                                                           (unaudited)
OPERATING ACTIVITIES
  Net income (loss).......................................  $   (261)  $ 2,586
  Charges and credits to net income not affecting cash
    Depletion and depreciation............................     6,129     6,043
    Deferred income taxes.................................      (135)    1,459
    Recognition of unearned revenue.......................      (446)     (723)
    Minority interest in loss of subsidiary...............      (141)     (268)
    Amortization of deferred loan costs...................       182         -
    Provision for doubtful accounts.......................     1,350         -
  Charges in assets and liabilities
    Accounts receivable...................................    (1,183)   (4,477)
    Inventory, prepaid expenses and other.................        18       (31)
    Accounts payable......................................    (3,107)    4,948
    Accrued liabilities...................................      (215)    1,611
                                                            --------   -------
NET CASH FROM OPERATING ACTIVITIES........................     2,191    11,148
                                                            --------   -------
INVESTING ACTIVITIES
  Acquisition of properties and equipment.................   (31,097)   (7,638)
                                                            --------   -------
NET CASH USED FOR INVESTING ACTIVITIES....................   (31,097)   (7,638)
                                                            --------   -------
FINANCING ACTIVITIES
  Notes payable, bank proceeds............................    33,231     6,850
  Principal payments on long-term debt....................    (3,295)  (10,182)
  Deferred financing costs................................      (871)     (244)
  Stock registration fees.................................      (296)        -
                                                            --------   -------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES.............    28,769    (3,576)
                                                            --------   -------
NET DECREASE IN CASH......................................      (137)      (66)
CASH AT BEGINNING OF PERIOD...............................       294       643
                                                            --------   -------
CASH AT END OF PERIOD.....................................  $    157   $   577
                                                            ========   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest expense......................  $  3,547   $ 1,918
                                                            ========   =======
  Cash payments for income taxes..........................  $      -   $     -
  Common stock used for acquisition of minority interest
   in MSR.................................................     1,377         -
                                                            ========   =======

   The accompanying notes are an integral part of these financial statements.

                           QUICKSILVER RESOURCES INC.

        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

                For the Six Months ended June 30, 1999 and 1998

1. Accounting Policies and Disclosures

   In the opinion of management of Quicksilver Resources Inc. (Quicksilver or the "Company"), the Company's Condensed Consolidated Financial Statements contain all adjustments (consisting of only normal, recurring accruals) necessary to present fairly the financial position of the Company as of June 30, 1999, and the results of operations and cash flows for the three and six months ended June 30, 1999, and June 30, 1998.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1998. The results of operations for the three-and six-month periods ended June 30, 1999, are not necessarily indicative of the operating results to be expected for the full fiscal year.

   Certain reclassifications have been made for presentation adopted in 1999. Revenues have been restated to remove marketing and processing deductions which are now reflected as operating expenses.

 Merger of MSR Exploration Ltd. with and into Quicksilver

   On March 4, 1999, Quicksilver completed a merger with MSR Exploration Ltd. (the "MSR merger"). Accounting Principles Board Opinion (APB) No. 16 provides that exchanges or transfers of net assets between companies under common control be accounted for at historical cost in a manner similar to that of pooling of interest accounting. Furthermore, APB 16 indicates that the purchase method of accounting should be used if the effect of a transfer or exchange is to acquire all of the outstanding shares held by minority interests. Prior to the merger Quicksilver Energy, L.C., Mercury Exploration Company, and the principal stockholders of Mercury Exploration Company, comprised of the Darden family (the "Mercury Group"), controlled Quicksilver through their approximate 74% ownership of Quicksilver. The Mercury Group was considered to control MSR because the Mercury Group and two other individuals affiliated with Mercury owned approximately 46.5% of MSR's common stock, controlled MSR's executive committee of its board of directors, and held warrants to purchase 11 million shares of MSR common stock. Accordingly, Quicksilver was considered the "accounting acquirer" and transferred approximately 46.5% of MSR's net assets to Quicksilver at historical cost. The remainder of MSR's net assets, the approximate 53.5% related to minority interests, was valued and recorded based on the purchase method of accounting in March 1999. Although the merger did not occur until 1999, MSR's financial statements as of December 31, 1998, and June 30, 1998, have been combined with the Company's since the entities were under common control.

2. Mergers and Acquisitions

 MSR Merger

   On March 4, 1999, the Company completed the MSR merger. The merger qualified as a tax-free exchange and was accounted for in part as a pooling of interests for entities under common control, with the minority interest accounted for under the purchase method. In connection with the merger, the Company issued 2,577,700 shares of its common stock in exchange for all of the outstanding common stock of MSR Exploration Ltd. based on a conversion ratio of one share of the Company's common stock for ten shares of MSR common stock (the merger exchange ratio). MSR's outstanding common stock options and warrants were converted into Quicksilver common stock options and warrants to purchase approximately 24,857 shares and 1,133,750 shares, respectively. The minority interest reflected on the Company's December 31, 1998 balance sheet and statements of operations is approximately 53.5% of MSR's net assets and results of operations for the periods prior to March 4, 1999.

                           QUICKSILVER RESOURCES INC.

                For the Six Months ended June 30, 1999 and 1998


 Unocal Property Acquisition

   On May 17, 1999, the Company and Union Oil Company of California ("Unocal") completed the previously announced purchase by the Company from Unocal of substantially all of Unocal's natural gas and crude oil assets in Michigan.

   The assets purchased, consisting of ownership interests in the Garfield unit and the Beaver Creek unit, include approximately 20,000 net leasehold acres and about 13,000 Mcfe production per day. Quicksilver's ownership in Garfield increased to 99% from 54%.

   The purchase price for the Unocal acquisition consisted of $27 million in cash, subject to certain adjustments, which resulted in a final purchase price of $25.8 million cash and 404,381 unregistered shares of the Company's common stock. The stock component of the purchase price was placed in escrow and will be distributed to Unocal over a three-year period, subject to downward adjustment in correlation to certain costs, expenses, and liabilities incurred during this period. The purchase price was determined in an arms length negotiation with Unocal following a competitive bid process. The Company financed the cash portion of the purchase price with borrowings under a bank credit facility, which permits the Company to obtain revolving credit loans and to issue letters of credit from time to time in an aggregate amount not to exceed the lesser of a borrowing base limitation or $200 million. Lenders under the bank credit facility include NationsBank, N.A., Frost National Bank, and Paribas.

3. Long-Term Debt

                                               June 30, 1999 December 31, 1998
                                               ------------- -----------------
                                                (unaudited)
   Long-term debt, in thousands, consists of:
   Notes payable to banks
     (7.38% at June 30, 1999 and
     7.1% at December 31, 1998)...............   $ 84,867         $84,841
   Line of credit
     (7.015% at June 30, 1999)................     30,000
   Various loans..............................        108             198
                                                 --------         -------
                                                  114,975          85,039
   Less current maturities....................        (30)            (67)
                                                 --------         -------
                                                 $114,945         $84,972
                                                 ========         =======

   Long-term debt maturities are as follows, in thousands of dollars:

   Periods Ending                                June 30, 1999 December 31, 1998
   --------------                                ------------- -----------------
                                                  (unaudited)
   1999.........................................   $     30         $    67
   2000.........................................        720              20
   2001.........................................         20              20
   2002.........................................          4               4
   2003.........................................          4               4
   Thereafter...................................    114,197          84,924
                                                   --------         -------
                                                   $114,975         $85,039
                                                   ========         =======

                           QUICKSILVER RESOURCES INC.

                For the Six Months ended June 30, 1999 and 1998

   As part of the merger of the Company with MSR on March 4, 1999, the Company entered into a new five year Credit Facility agreement. The existing debt of $73,993,000 and $10,848,000 from, respectively, Quicksilver and MSR was transferred into the new Credit Facility. The Credit Facility permits the Company to obtain revolving credit loans and to issue letters of credit for the account of the Company from time to time in an aggregate amount not to exceed the lesser of $200 million on the Borrowing Bases. Under an amendment to the Credit Facility dated May 17, 1999 the Borrowing Base is $115 million at June 30, 1999 and is subject to semi-annual determination and certain other redeterminations based upon a variety of factors, including the discounted present value of estimated future net cash flow from the Company's natural gas and crude oil production. At the Company's option, loans may be prepaid, and revolving credit commitments may be reduced in whole or in part at any time in certain minimum amounts. The Company can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate (LIBOR) + 2.375%, or at bank prime rate. On March 4, 1999, the Company locked in its interest rate at 7.38% for six months. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contains certain dividend restrictions and restrictive covenants, which, among other things, require the maintenance of a minimum current ratio. The Company currently is in compliance with all such restrictions.

4. Unearned Revenues

   The Quicksilver properties include certain properties which carry IRS code
Section 29 income tax benefits. Code Section 29 allows a credit against regular federal income tax liability for certain eligible natural gas production. During 1997, these credits were conveyed through the sale of the working interests to a bank. The agreement with the bank provided that the Company would receive cash payment for future production on the properties and payment for a portion of the tax credits taken by the bank. The agreement included a fixed payment note which provides for the Company to receive a minimum of approximately $7 million plus interest for the future production on the properties. A portion of the initial cash payment represented an advance payment for the first eighteen months of tax benefits. As of June 30, 1999, and December 31, 1998, a balance of $892,000 and $1,338,000, respectively, in unearned revenues existed as a result of the cash consideration received in excess of the tax benefit earned.

5. Stockholders' Equity

   The Company is authorized to issue 40 million shares of common stock with a par value of one cent ($0.01) and 10 million shares of preferred stock with a par value of one cent ($0.01).

   As part of the merger with MSR Exploration Ltd., the Company agreed to exchange one share of its common stock for each ten shares of MSR common stock. To effect the exchange ratio, the founding stockholders of the Company were issued an additional 10,210,800 shares, prior to the merger, in the form of a stock dividend. Upon completion of the merger, the founding stockholders owned 10,310,800 (80%) of the shares of the Company and former MSR shareholders owned approximately 2,577,700 (20%) of the common shares of the Company. A total of 1,200,000 shares of MSR common stock were held under common control, and 1,377,700 shares were held by minority shareholders. All references to numbers of shares and per share amounts in the financial statements dated prior to the effective date of the merger, March 4, 1999, have been restated to reflect the stock dividend plus 1,200,000 shares held under common control or a total of 11,510,800 common shares.

   The Company now has 12,888,500 shares of common stock outstanding. As part of the Unocal Property addition, the Company placed 404,381 unregistered shares in escrow (see note 2 and 6). Outstanding options

                           QUICKSILVER RESOURCES INC.

                For the Six Months ended June 30, 1999 and 1998

and warrants for MSR stock were converted into options and warrants to purchase Company common stock. As a result of the merger, the Company has outstanding warrants to purchase common stock of 550,000 shares at $12.50 per share, 550,000 shares at $20.00 per share, 28,000 shares at $33.75 per share, and 5,750 shares at $0.01 per share, and options to purchase 24,857 shares of common stock at $8.75 per share. Such options and warrants are anti-dilutive at June 30, 1999 and therefore are not included in earnings per share.

6. Contingencies

   The Company's customers are large natural gas and crude oil purchasers. The Company does not generally require collateral, and receivables are usually due and collected in 30 to 60 days. On March 10, 1999, one of the Company's natural gas purchasers filed for protection under Chapter 11 of the Federal Bankruptcy Code. Management considers a portion of the approximately $2,450,000 account receivable associated with this purchaser to be uncollectible; accordingly, an allowance for doubtful accounts of $1,350,000 was established in the first quarter and remains in place at June 30, 1999. All contracts with that purchaser have been terminated, and the gas has been recontracted with a credit-worthy purchaser. The Company believes that based on information currently available regarding the bankruptcy proceeding, the net receivable will be recovered.

   In connection with the purchase of certain properties from Unocal (see note
2), the Company placed 404,381 unregistered shares of Company common stock in escrow. These shares will be distributed to Unocal over a three-year period, subject to downward adjustment pending the resolution of certain contingencies. Such shares, which are not considered outstanding at June 30, 1999, will become outstanding as they are distributed following the resolution of the contingencies.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of MSR Exploration Ltd. and Subsidiaries
Fort Worth, Texas

   We have audited the accompanying consolidated balance sheet of MSR Exploration Ltd. and subsidiaries (the Company) as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from inception March 7, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the period from inception March 7, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Fort Worth, Texas
March 25, 1998
(December 18, 1998 as to Note 12)

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               December 31, 1997

                              ASSETS
  Cash and cash equivalents....................................... $   528,000
  Time deposits...................................................      59,000
  Accounts receivable.............................................     507,000
  Inventories.....................................................     248,000
  Prepaid expenses................................................      32,000
                                                                   -----------
    Total current assets..........................................   1,374,000
PROPERTIES, PLANT AND EQUIPMENT--NET ("full cost")................  24,234,000
OTHER ASSETS......................................................     355,000
                                                                   -----------
               LIABILITIES AND STOCKHOLDERS' EQUITY                $25,963,000
                                                                   ===========
CURRENT LIABILITIES
  Current portion of long-term debt............................... $    88,000
  Accounts payable................................................     652,000
  Accrued liabilities.............................................     592,000
                                                                   -----------
    Total current liabilities.....................................   1,332,000
                                                                   -----------
LONG-TERM DEBT....................................................  10,560,000
                                                                   -----------
DEFERRED INCOME TAXES.............................................   1,001,000
STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value
    Authorized 50,000,000 shares, issued and outstanding
     25,777,014...................................................     258,000
  Paid in capital in excess of par value..........................  12,812,000
  Foreign currency translation adjustment.........................     (30,000)
  Retained earnings...............................................      30,000
                                                                   -----------
                                                                    13,070,000
                                                                   -----------
                                                                   $25,963,000
                                                                   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                For the Period from Inception, March 7, 1997 to
                               December 31, 1997

REVENUE
  Oil sales...................................................... $   257,000
  Gas sales......................................................     570,000
  Interest and other income......................................      27,000
                                                                  -----------
    Total revenues...............................................     854,000
                                                                  -----------
EXPENSES
  Operating expenses.............................................     228,000
  Production taxes...............................................      68,000
  Depletion and depreciation.....................................     220,000
  General and administrative.....................................     146,000
  Interest.......................................................     147,000
                                                                  -----------
    Total expenses...............................................     809,000
                                                                  -----------
Income before income taxes.......................................      45,000
Income tax (expense) benefit.....................................     (15,000)
                                                                  -----------
  Net income..................................................... $    30,000
                                                                  ===========
Basic and diluted earnings per share............................. $        -
                                                                  ===========
Basic weighted average number of shares outstanding for the
 period..........................................................  14,801,000
                                                                  ===========
Diluted weighted average number of shares outstanding for the period..........................................................  14,838,000
                                                                  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                For the Period from Inception, March 7, 1997 to
                               December 31, 1997

                                                          Cumulative
                                                Paid in     Foreign               Total
                             Common Stock       Capital    Currency              Stock-
                          -------------------  in Excess  Translation Retained  holders'
                            Shares    Amount    of Par    Adjustment  Earnings   Equity
                          ---------- -------- ----------- ----------- -------- -----------
Inception March 7, 1997
  Issuance of shares in
   exchange for oil and
   gas properties.......  12,000,000 $120,000 $   337,000  $     -    $    -   $   457,000
Merger--Issuance of
 shares in exchange for
 Old MSR shares (Note
 1).....................  13,777,014  138,000  12,400,000                       12,538,000
Warrants payable--60,000
 warrants issued in
 payment of bank
 commitment fee.........                           75,000                           75,000
Translation
 adjustments............                                    (30,000)               (30,000)
Net income..............                                               30,000       30,000
                          ---------- -------- -----------  --------   -------  -----------
Balance at December 31,
 1997...................  25,777,014 $258,000 $12,812,000  $(30,000)  $30,000  $13,070,000
                          ========== ======== ===========  ========   =======  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

       For the Period from Inception, March 7, 1997 to December 31, 1997

OPERATING ACTIVITIES
  Net income....................................................... $    30,000
  Charges and credits to net loss not affecting cash
    Depletion and depreciation.....................................     220,000
    Deferred income taxes..........................................      15,000
  Changes in assets and liabilities
    Receivables....................................................     236,000
    Inventories and prepaid expenses...............................     (22,000)
    Accounts payable and accrued liabilities.......................    (153,000)
                                                                    -----------
NET CASH FROM (USED FOR) OPERATING ACTIVITIES......................     326,000
                                                                    -----------
INVESTING ACTIVITIES
  Property, plant and equipment expenditures.......................    (592,000)
  Cash received in merger..........................................     350,000
  Change in cumulative foreign currency translation................     (30,000)
                                                                    -----------
NET CASH FROM (USED FOR) INVESTING ACTIVITIES......................    (272,000)
                                                                    -----------
FINANCING ACTIVITIES
  Principal payments on long-term debt.............................  10,575,000
  Proceeds from debt borrowings.................................... (10,040,000)
  Payment of financing costs.......................................     (61,000)
                                                                    -----------
NET CASH FROM (USED FOR) FINANCING ACTIVITIES......................     474,000
                                                                    -----------
CASH AT END OF PERIOD.............................................. $   528,000
                                                                    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. Summary of Significant Accounting Policies

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of MSR Exploration Ltd. (the Company), and its wholly owned subsidiaries. The Company's consolidated financial statements include the operations of the Company from its inception on March 7, 1997 and Old MSR's operations since October 31, 1997, the effective date of the Merger. All significant inter-company transactions and balances have been eliminated in consolidation.

 Principal Business Activity and Merger

   MSR Exploration Ltd. ( "the Company"), formerly Mercury Montana, Inc., was organized on March 7, 1997, under the laws of the State of Delaware for the purpose of acquiring from Mercury Exploration Company (Mercury) and thereafter exploring, developing and operating all of the Company's oil and natural gas properties located in Montana (the "Mercury Properties"). Upon formation of the Company, Mercury conveyed to the Company the Mercury Properties and associated debt in exchange for a majority of the then outstanding Company common stock and warrants to purchase additional shares of Company common stock. Certain directors, officers and agents of Mercury also conveyed to the Company certain contractual rights in the Mercury Properties in exchange for shares of Company common stock and warrants. The Mercury Properties included approximately 75 crude oil producing wells which were subject to a prior production payment, forward-sale agreement between Mercury and a third party covering a period from October 1996 through December 1997. The agreement was the obligation of Mercury; consequently the oil revenue and associated expenses from these properties belonged to Mercury through December 31, 1997, and started accruing to the Company on January 1, 1998.

   On March 26, 1997, MSR Exploration Ltd., ("Old MSR") , an Alberta, Canada corporation, entered into an agreement with the Company, then known as Mercury Montana, Inc. and its majority shareholder at that time, Mercury, both of Fort Worth, Texas, to combine all of the Company's oil and gas assets in Montana with all the oil and gas assets of Old MSR by way of a merger of the Company and Old MSR. The Company was the surviving corporation in the merger and changed its name to MSR Exploration Ltd. after the merger was effective. The merger was accounted for under the purchase method of accounting.

   At a combined Annual, General and Special Meeting of Shareholders of the Old MSR held on October 30, 1997, the shareholders elected directors and approved the domestication or continuance of Old MSR from Alberta, Canada to Delaware, U.S.A. The domestication of Old MSR into Delaware was required for the merger to become effective. The merger was subsequently approved on October 31, 1997, by written consent of the stockholders of Old MSR.

   As part of the merger, the Company issued to Old MSR shareholders one share of common stock of the Company for each of the 13,777,014 outstanding shares of Old MSR common stock. Each of the 12,000,000 shares of common stock of the Company outstanding prior to the merger remained outstanding. The combined total number of outstanding shares is 25,777,014. All such shares are listed for trading on the American Stock Exchange. In addition, the Company paid $4 million of Mercury Exploration Company bank debt. Outstanding warrants to purchase 5.5 million shares of common stock of the Company at $1.25 per share and 5.5 million shares at $2.00 per share also remained outstanding after the merger, as did Company stock options to purchase an aggregate of 228,570 shares of Company common stock at $0.875 per share granted in lieu of salaries. An outstanding warrant to purchase 280,000 shares of common stock of the Old MSR at $3.375 per share was converted to an equivalent right to acquire shares of the Company.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

   Three members of Old MSR's Board of Directors, Otto J. Buis, Patrick M. Montalban and Steven M. Morris, together with two independent directors, D. Randall Kent and W. Yandell Rogers, III, were elected to the Board of Directors of Old MSR at its October 30, 1997 meeting. With the completion of the merger, Messrs. Buis, Montalban, Morris, Kent and Rogers became directors of the Company joined by Frank Darden, Thomas F. Darden and Glenn M. Darden, the directors of the Company prior to the merger and also directors of Mercury.

   On October 31, 1997, the Company restructured the Old MSR's revolving credit facility and entered into a new credit agreement with a bank. The closing of the loan was subject to the successful completion of the Company's merger with Old MSR. The new agreement is for a $25,000,000 senior secured revolving credit facility with an initial borrowing base of $12,000,000, which matures in five years.

 U.S. Dollar Reporting

   The majority of the Company's business is transacted in U.S. dollars and, accordingly, the consolidated financial statements are expressed in that currency.

 Accounts Receivable

   The Company's customers are large oil and natural gas purchasers. The Company does not require collateral, and receivables are generally due in 30-60 days. Management considers all accounts receivable current and collectible; accordingly, no allowance for doubtful accounts has been established.

 Major Customers

   For the period from inception March 7, 1997 to December 31, 1997, three purchasers, Rio Vista Energy, Ltd., Montana Power Company, and J.N. Petroleum Marketing, Inc., accounted for approximately 42%, 22% and 11%, respectively of the Company's total consolidated oil and gas sales. The Company has a contract with Montana Power Company which expires January 1, 2004 to sell all gas processed through one of the company's gas plants. Gas prices are re-determined each January during the contract term. The Company does not anticipate that the loss of any of its present purchasers would adversely effect the Company's consolidated business. The Company also believes that, in the event of a loss of a present purchaser, other oil and gas purchasers located in the Company's areas of production would offer competitive prices for such production.

 Inventories

   Inventories are valued at the lower of cost (first-in, first-out method) or market and consist of crude oil in tanks and well equipment spares and supplies.

 Properties, Plant and Equipment

   The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

   The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved

                     MSR EXPLORATION LTD. AND SUBSIDIARIES
properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

   The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a 10% interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

   Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

   Other plant and equipment are depreciated on the straight-line basis as follows:

     Gas processing plants and gathering systems--over eight years

     Other equipment--over three to seven years

   Potential impairment of producing properties and significant unproved properties and other plant and equipment are assessed annually (unless economic events warrant more frequent reviews). In addition, a quarterly impairment analysis of aggregated properties is performed by the Company using discounted future net cash flows determined based upon current prices and costs.

 Revenue Recognition

   The Company recognizes revenue as quantities of oil and gas sold or volumes of gas transported, and utilizes the entitlement method of accounting for oil and gas imbalances. Under this method, the Company recognizes revenue for its proportionate share of volumes sold. Any over-produced amount is recorded as deferred revenue and any under-produced amount is recorded as current revenue and revenue receivable. The Company had no significant over or under-produced positions as of December 31, 1997.

 Environmental Compliance and Remediation

   Environmental compliance costs, including on going maintenance and monitoring, are expensed as incurred. Environmental remediation costs, which improve the condition of a property, are capitalized.

 Deferred Charges

   Financing charges related to the acquisition of debt are deferred and amortized over the term of that debt using the effective interest method.

 Foreign Currency Translation

   The functional currency for the Company's foreign operations is the applicable local currency; therefore, translation is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate for the year.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

 Joint Venture Operations

   Certain of the Company's exploration and development activities relating to oil and gas are conducted jointly with others. The accompanying financial statements reflect only the Company's proportionate interest in such activities.

 Income Taxes

   Income taxes provide for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of properties, plant and equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

 Earnings per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS") which established new standards for computing and presenting EPS. SFAS No. 128 replaced the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The diluted weighted average number of shares outstanding includes 16,000 shares for the period attributable to the assumed exercise of dilutive common stock options. Earnings per share amounts for 1997 have been presented to conform to the SFAS No. 128 requirements.

 Cash Equivalents and Time Deposits

   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Investments with an original maturity in excess of three months are considered to be time deposits.

 Stock-Based Compensation

   Compensation expense is recorded with respect to stock option grants to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. The Company has not elected the fair value method of accounting for stock-based compensation encouraged, but not required, by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

 Disclosure of Fair Value of Financial Instruments

   The Company's financial instruments include cash, time deposits, accounts receivable, notes payable, accounts payable and long-term debt. The Company estimates that the carrying amount of these items is a reasonable estimate of their fair value.

 Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

 Recently Issued Accounting Standards

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in surplus in the equity section of the statement of financial position. The Company plans to adopt SFAS No. 130 for the quarter ended March 31, 1998.

2. Production Payment/Forward Sale of Oil

   The Mercury Properties contributed to the Company by Mercury, upon its inception, were subject to a production payment. Mercury and Supply Development Group, Inc. (SDG) entered into a Production Payment Agreement in October 1996. Pursuant to the agreement SDG was entitled to an aggregate of 320,000 barrels of oil produced from certain properties of Mercury, including the Mercury Properties. Mercury could satisfy this obligation by delivering to SDG proceeds from the sale of oil produced rather than delivering the oil "in kind", unless SDG elected to take oil "in kind". Pursuant to the Merger Agreement among the Company, Old MSR, and Mercury dated as of March 26, 1997, as amended, Mercury was entitled to all of the oil revenue and income attributable to the Mercury Properties until the Production Payment Amount had been delivered to SDG; provided that Mercury must reimburse the Company for all costs and expenses of oil production. Mercury's obligation to SDG was satisfied on December 31, 1997. No amounts associated with the Production Payment Agreement are reflected in the Company's financial statements, as the Production Payment Agreement was an obligation of Mercury.

3. Pro Forma Condensed Consolidated Data

   The following pro forma condensed consolidated data for the years ended December 31, 1997 and 1996 are presented as if the merger of the Company with Old MSR had been consummated on January 1, 1996, which includes adjustments to Old MSR. The Company's revenue and expenses subject to a prior forward sale were excluded from the Company's statements of operations and from this pro forma data. Oil revenues and direct operating expenses subject to the forward sale for 1997 were approximately $2,180,000 and $1,536,000 respectively, and for 1996 were approximately $689,000 of revenues and $308,000 of associated expenses. For 1996 the oil revenues and associated expenses subject to the forward sale relate to the final three months of 1996. Revenues and expenses associated with the forward sale began to accrue to the Company on January 1, 1998.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

   In thousands except for per share amounts

                                           January 1
                                              To      From Inception
                                            March 6     March 7 to
                                          Predecessor  December 31   Pro Forma
1997                                      Historical    Historical   Unaudited
----                                      ----------- -------------- ---------
Revenue..................................   $   57        $  854      $4,454
Expenses.................................       31           824       4,604
                                            ------        ------      ------
Net income (loss)........................   $   26        $   30      $ (150)
                                            ======        ======      ======
Basic and diluted earnings (loss) per
 share...................................   $    -        $    -      $(0.01)
                                            ======        ======      ======
Weighted average number of shares
 outstanding.............................   12,000        12,000      25,777
                                            ======        ======      ======

                                                           Predecessor Pro Forma
1996                                                       Historical  Unaudited
----                                                       ----------- ---------
Revenue...................................................   $ 2,070    $6,446
Expenses..................................................     1,188     6,512
                                                             -------    ------
  Net income (loss).......................................   $   882    $  (66)
                                                             =======    ======
Basic and diluted earnings (loss) per share...............   $     -
                                                             =======
Weighted average number of shares outstanding.............   $12,000
                                                             =======

4. Bankruptcy

   On February 2, 1992, Old MSR filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Old MSR elected to voluntarily file for bankruptcy primarily due to its substantial net losses and its inability to negotiate an agreeable restructuring of indebtedness with its then primary lender.

   On September 12, 1992, Old MSR filed a plan of reorganization with the Bankruptcy Court which was subsequently amended on December 11, 1992 and March 2, 1993, to reflect agreements between Old MSR and its creditors. As of December 31, 1997, the remaining amounts due to these creditors totaled $150,500.

5. Properties Plant and Equipment

   Capitalized costs at December 31, 1997, are shown below in thousands.

   Proved oil and gas properties....................................... $39,930
   Unproved oil and gas interests......................................     847
   Accumulated depletion and depreciation.............................. (17,917)
                                                                        -------
                                                                         22,860
                                                                        -------
   Gas processing plants and gathering systems.........................   3,851
   Other equipment.....................................................     830
   Accumulated depreciation............................................  (3,307)
                                                                        -------
                                                                          1,374
                                                                        -------
                                                                        $24,234
                                                                        =======

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

6. Other Assets

   Other assets included deferred charges related to the acquisition of long-term debt (amortized over the life of that debt using the effective interest method) and restricted cash (held in a letter of credit in lieu of a plugging and abandonment bond required by the U.S. Environmental Protection Agency). Amounts presented in thousands.

                                                                           1997
                                                                           ----
   Deferred loan cost..................................................... $118
   Less accumulated amortization..........................................   (4)
                                                                           ----
   Net deferred loan cost.................................................  114
   Restricted cash........................................................  241
                                                                           ----
     Total other assets................................................... $355
                                                                           ====

7. Note Payable and Long-Term Debt

                                                                        1997
                                                                       -------
   Long-term debt, in thousands, consists of:
   Note payable to a bank (7.6% at December 31, 1997)................. $10,498
   Various pre-petition claims at interest rates ranging from 6% to
    10%, due in monthly, quarterly and annual installments, including
    interest..........................................................     150
                                                                       -------
                                                                        10,648
   Less current maturities............................................     (88)
                                                                       -------
                                                                       $10,560
                                                                       =======

   Long-term debt maturities are as follows, in thousands of dollars:

   Years Ending December 31,                                            Amount
   -------------------------                                            -------
   1998................................................................ $    88
   1999................................................................      62
   2000................................................................       -
   2001................................................................       -
   2002................................................................  10,498
   Thereafter..........................................................       -
                                                                        -------
                                                                        $10,648
                                                                        =======

   As part of the formation of the Company on March 7, 1997, the Company agreed to guarantee the repayment of $4.0 million of debt owed by Mercury Exploration Company to a bank. On October 31, 1997, the Company restructured the Old MSR revolving credit facility and entered into a new credit agreement with a bank. Proceeds from the new facility were used to repay the $4.0 million of debt guarantee by the Company and repay $6.0 million of debt owed by Old MSR. The closing of the loan was subject to the successful completion of the Company's merger with Old MSR. The new agreement is for a $25,000,000 senior secured revolving credit facility with an initial borrowing base of $12,000,000, which matures in five years. The Company can designate the interest rate on amounts outstanding at either the London Interbank Offered Rate (LIBOR) + 1.75%, or bank prime plus 1%. The collateral for this loan agreement consists of substantially all of the existing assets of the Company and any future reserves acquired. The loan agreement contains certain restrictive covenants, which, among other things, require the maintenance of a minimum current ratio, net worth, debt service ratio and contains certain dividend restrictions.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

8. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 are as follows in thousands:

                                                                          1997
                                                                         ------
   Deferred tax assets:
     Operating loss carryforwards....................................... $2,301
     Investment tax credits.............................................    171
                                                                         ------
       Total deferred tax assets........................................  2,472
   Deferred tax liabilities:
     Properties, plant and equipment....................................  3,473
                                                                         ------
       Total deferred tax liabilities...................................  3,473
                                                                         ------
         Net deferred tax liabilities................................... $1,001
                                                                         ======

   The income tax expense for the period from inception March 7, 1997 to December 31, 1997 was $15,000. This amount represents a deferred provision as no current tax provision or benefit was realized. No valuation allowance is required because the deferred tax assets will be used up by the reversal of the deferred tax liabilities. As the deferred tax liabilities reverse and create taxable income, the tax assets will offset this tax liability.

   The Company has U.S. net operating loss carryforwards of approximately $6,500,000 available to reduce future U.S. taxable income subject to certain limitations. These U.S. net operating loss carryforwards begin to expire in 2001. The Company also has Canadian expense carryforwards totaling approximately $2,000,000 available to reduce future Canadian taxable income. These Canadian expense carryforwards have no expiration date. Use of these U.S. and Canadian carryforwards is dependent on future taxable income.

9. Stockholders' Equity

   The Company is authorized to issue 50,000,000 of common stock with a par value of one cent ($0.01) and 10,000,000 shares of preferred stock with a par value of one cent ($0.01). The Company currently has outstanding 25,777,014 shares of common stock, warrants to purchase additional shares of common stock, 5,500,000 shares at $1.25 per share, 5,500,000 shares at $2.00 per share, and options to purchase 248,570 shares of common stock at $0.875 per share, and common stock warrants for 280,000 shares at $3.375 per share, and 57,500 shares at $0.01 per share.

   As a result of the merger of Old MSR with and into the Company on October 31, 1997 pursuant to the terms of the Agreement and Plan of Merger, dated as of March 26, 1997, as amended, among Old MSR, the Company and Mercury Exploration Company, each outstanding share of common stock, no par value per share, of Old MSR outstanding immediately prior to the effective time of the Merger, was converted into the right to receive one share of common stock, par value $0.01 per share, of the Company. In accordance with Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, the Company has succeeded to the obligations of Old MSR under the Exchange Act and will continue to file reports with the Securities and Exchange Commission using the Commission File Number (No. 1-
8523) utilized by its predecessor. In connection with the Merger, the Company changed its name from Mercury Montana, Inc. to MSR Exploration Ltd.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

 Stock Option Plan

   The 1997 Stock Option Plan of the Company (the "Plan") was adopted by the Board of Directors of the Company and approved by its shareholders and became effective as of March 7, 1997. The Plan permits the granting of options to purchase shares of the Company's common stock. All employees and directors of the Company are eligible to participate in the Plan. An aggregate of 250,000 shares of the Company's common stock have been authorized and reserved for issuance under the Plan. The Company's Board of Directors has increased the authorized share to a total of 500,000 shares, subject to shareholder approval. As of December 31, 1997, options to purchase an aggregate of 248,570 shares of the Company's common stock have been granted under the Plan at an exercise price of $0.875 per share. Options are totally vested when granted and must be exercised within five years of the date of grant. The Company's Compensation Committee of the Board of Directors determines who shall be granted options under the Plan and the terms thereof, and administers the Plan. No options may be granted under the Plan after March 7, 2007.

   No compensation cost has been recognized at date of grant of the stock options because the exercise price at date of grant was equal to the fair value of the common stock at date of grant. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the plan, the Company's net income would have been reduced by $62,000 for the period ended December 31, 1997. The fair value of the options were calculated in accordance with the Black-Scholes option pricing model using an expected volatility of 26%, expected option term of five years and a risk-free rate of return of 6%. Pro forma basic and diluted earnings per share were $0.00.

10. Related Party Transactions

   On October 31, 1997, the Company and Mercury Exploration Company (Mercury) have entered into a Management Agreement. Pursuant to the Agreement, Mercury will be managing all of the operations of the Company's various oil and gas properties and gas gathering and compression facilities located in Montana and Texas. Mercury will also provide accounting, administrative, and advisory services.

   The Company agreed to reimburse Mercury for its costs and expenses incurred in connection with managing such operations and pay a management fee equal to 10% of such costs and expenses. The term of the Management Agreement is for two years and thereafter for successive one-year terms. At December 31, 1997 the Company owed Mercury approximately $52,000 for payment of costs incurred on behalf of the Company . No management fee has been paid or accrued for the period ended December 31, 1997.

   Mercury owns 6,480,000 shares of the Company's common stock and three of Mercury's directors and officers--Frank Darden, Thomas Darden, and Glenn Darden--are also directors and officers of the Company.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

11. Supplemental Cash Flow Information

   For the period from inception, March 7, 1997, to December 31, 1997, in thousands:

                                                                         1997
                                                                        -------
Cash paid during the year:
  Interest............................................................. $   134
                                                                        =======
  Income taxes......................................................... $     -
                                                                        =======
Non-cash financing activities
  Purchase of the net assets of Old MSR by issuance of 13,777,014 shares of common stock. Amount includes assets totaling $20,034,000, including cash of $350,000, and liabilities totaling $8,496,000, including long-term debt of $6,114,000.............................. $12,538
                                                                        =======
  Consideration for financing costs by issuance of common stock
   warrants............................................................ $    75
                                                                        =======

12. Statements of Revenue and Direct Operating Expenses

                                                  For the Period Twelve Months
                                                  From January 1     Ended
                                                   to March 6,   December 31,
                                                       1997          1996
                                                  -------------- -------------
                                                         (in thousands)
Revenues
  Oil sales......................................      $ -          $1,855
  Gas sales......................................       57             215
                                                       ---          ------
    Total........................................       57           2,070
                                                       ---          ------
Direct operating expenses
  Operating expenses.............................        -             989
  Production taxes...............................        7             199
                                                       ---          ------
    Total........................................        7           1,188
                                                       ---          ------
Excess of revenues over direct operating
 expenses........................................      $50          $  882
                                                       ===          ======

 a. Basis of Presentation

   Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented for the period for January 1 to March 6, 1997, and for the year ended December 31, 1996, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the Merger. Accordingly, this statement of revenues and direct operating expenses is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

   The accompanying statement of revenues and direct operating expenses represent the Company's pre-Merger net ownership interest in the properties included in the Merger and are presented on the full cost accrual basis of accounting. Depreciation, depletion, and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the Merger were from a newly formed business, and the expenses incurred would not necessarily be indicative of the expenses to be incurred by the Company after the Merger.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

 b. Forward Sale of Oil Revenues

   The Mercury Properties were subject to a Production Payment Agreement entered into in October 1996 between Mercury and a third party. The Agreement was the obligation of Mercury and was for the period from October 1, 1996 to December 31, 1997. The Company's oil revenues and associated operating expenses included in the statements of revenues and direct operating expenses do not include any amounts which were subject to the Agreement. The oil revenues and associated expenses relating to the production payment forward sale started accruing to the Company on January 1, 1998.

   The oil revenues and associated expenses dedicated to the production payment forward sale from October 1, 1996, through December 31, 1996 were excluded from the Statement of Revenues and Direct Operating Expenses. Such amounts were also excluded from the Company's statement of operations for the period from Inception, March 7, 1997, to December 31, 1997. To provide information about the Company for 1998 and beyond, revenues subject to the forward sales agreement amounted to $689,000 for 1996. Direct operating expenses subject to the sale were $308,000 for 1996.

               DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES
                                  (Unaudited)

   The following information about the Company's oil and gas producing activities has been prepared in accordance with Statement of Financial Standards No. 69, Disclosures about Oil and Gas Producing Activities.

   The Company believes that the valuation method prescribed by Statement of Financial Standards No. 69 does not provide the best estimate of current economic value of its oil and gas reserves as unproved reserves are not attributed any economic value and the use of year end price assumptions and a 10% discount rate are arbitrary. The pro forma amounts for 1996 are presented as if the Company had been in existence, owned the Mercury Properties, and had been combined with Old MSR since January 1, 1996.

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

 Proved Oil and Gas Quantities

   The following information summarizes the Company's estimated net quantities of proved and proved-developed oil and gas reserves. The December 31, 1997 and 1996 end of year reserves are based on estimates of Citadel Engineering Ltd., petroleum consultants.

   Year Ended December 31, 1997

                                                                  Oil     Gas
                                                                 ------  ------
                                                                 (Mbbl)  (Mmcf)
   Proved reserved
     Beginning of year--pro forma............................... 5,281    1,339
     Revisions of previous estimates............................   686      332
     Purchase of reserves in place--Old MSR..................... 3,646   19,870
     Production.................................................  (143)    (322)
                                                                 -----   ------
     End of year................................................ 9,470   21,219
                                                                 =====   ======
   Proved developed reserves
     Beginning of year--pro forma............................... 1,628    1,339
                                                                 =====   ======
     End of year................................................ 4,412   16,484
                                                                 =====   ======

   Year ended December 31, 1996--pro forma

                                                                  Oil     Gas
                                                                 ------  ------
                                                                 (Mbbl)  (Mmcf)
   Proved reserves
     Beginning of year.......................................... 5,291    1,401
     Revisions of previous estimates............................   120       25
     Production.................................................  (130)     (87)
                                                                 -----   ------
     End of year................................................ 5,281    1,339
                                                                 =====   ======
   Proved developed reserves
     Beginning of year.......................................... 1,638    1,401
                                                                 =====   ======
     End of year................................................ 1,628    1,339
                                                                 =====   ======

               DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES
                                  (Unaudited)

   The following standardized measure of discounted future net cash flows relating to proved oil and gas reserves has been computed using year end prices, except where contractual arrangements in place at year end provide for future price changes and costs, in thousands.

                                                           As of December 31,
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
                                                                Pro Forma
   Future cash flows...................................... $ 178,672  $ 119,585
   Future production and development costs................   (70,242)   (71,893)
   Future income tax expense..............................   (25,474)   (10,200)
                                                           ---------  ---------
                                                              82,956     37,492
   10% annual discount for timing of cash flows...........   (44,581)   (20,445)
                                                           ---------  ---------
   Standardized measure of discounted cash flows.......... $  38,375  $  17,047
                                                           =========  =========

                     MSR EXPLORATION LTD. AND SUBSIDIARIES

   The standardized measure of discounted cash flows does not include any value relating to the Company's gathering, processing, and transmission of gas reserves owned by other companies. The following table sets out in aggregate the principle source of change in the standardized measure of discounted future net cash flows for the year ended December 31, 1997, in thousands.

                                                                        1997
                                                                       -------
   Sales of oil and gas produced, net of production costs............. $  (531)
   Net changes in price and production costs..........................  (5,628)
   Purchase of reserves in place......................................  20,817
   Revisions of previous quantity estimates...........................   2,908
   Development costs incurred during the year.........................      62
   Accretion of discount..............................................   1,705
   Net change in income taxes.........................................   1,234
   Other..............................................................     761
                                                                       -------
   Net increase (decrease)............................................  21,328
   Balance at beginning of year--pro forma............................  17,047
                                                                       -------
   Balance at end of year............................................. $38,375
                                                                       =======

   Costs incurred in oil and gas property acquisition, exploration and development activities, in thousands:

                                                      Inception-
                                                   March 7, 1997 to  Year Ended
                                                     December 31,   December 31,
                                                         1997           1996
                                                   ---------------- ------------
   Property acquisition costs.....................     $19,583          $ -
                                                       =======          ===
   Exploration costs..............................     $   530          $ -
                                                       =======          ===
   Development costs..............................     $    62          $84
                                                       =======          ===

   Results of operations from producing activities, in thousands:

                                                     Inception-
                                                  March 7, 1997 to  Year Ended
                                                    December 31,   December 31,
                                                        1997           1996
                                                  ---------------- ------------
   Oil and gas sales.............................      $ 827         $ 2,070
   Operating expenses............................       (228)         (1,054)
   Production taxes..............................        (68)           (199)
   Depletion and depreciation....................       (220)           (273)
                                                       -----         -------
                                                         311             544
   Income taxes..................................       (106)           (185)
                                                       -----         -------
   Results of operations from producing
    activities (excluding corporate overhead and
    interest costs)..............................      $ 205         $   359
                                                       =====         =======

                       SELECTED QUARTERLY FINANCIAL DATA

                                  (Unaudited)

   The following table summarizes selected quarterly financial data for the fourth quarter ended December 31, 1997.

                                                                   December 31,
                                                                       1997
                                                                  --------------
                                                                  (in thousands)
   Revenue.......................................................      $729
                                                                       ----
   Net income (loss).............................................      $(19)
                                                                       ====
   Basic and diluted earnings (loss) per share...................         -
                                                                       ====

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Mercury Exploration Company
Fort Worth, Texas

   We have audited the accompanying consolidated balance sheets of Mercury Exploration Company as of September 30, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Exploration Company as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

   As described in Note 13, the Company has changed its accounting policy for accounting for oil and gas properties from the successful efforts method to the full cost method.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
October 26, 1998

                          MERCURY EXPLORATION COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          September 30, 1997 and 1996
                                 (in thousands)

                                                                 1997    1996
                                                               -------- -------
                            ASSETS
CURRENT ASSETS
  Cash........................................................ $  4,530 $ 2,958
  Securities available for sale...............................       30      40
  Trade accounts receivable...................................    9,226   6,494
  Other accounts receivable...................................      110       -
  Inventory, at lower of average cost or market...............      754     887
  Notes receivable--current portion...........................       27      40
                                                               -------- -------
      Total current assets....................................   14,677  10,419
Investment in partnerships....................................    6,937   6,200
PROPERTY AND EQUIPMENT
  Oil and gas properties ("full cost")
    Proven....................................................   85,665  25,979
    Unproven..................................................    1,305   1,710
  Land, buildings and leasehold improvements..................    1,579   1,174
  Furniture and equipment.....................................      594     478
  Transportation equipment....................................      582     502
                                                               -------- -------
                                                                 89,725  29,843
  Less accumulated depreciation and depletion.................    8,621   2,720
                                                               -------- -------
                                                                 81,104  27,123
Other assets
  Drilling bonds..............................................      162     274
  Deposit on property acquisition.............................        -   6,170
                                                               -------- -------
                                                                    162   6,444
                                                               -------- -------
      Total assets............................................ $102,880  50,186
                                                               ======== =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt........................ $ 13,534 $ 3,415
  Accounts payable............................................    6,055   4,655
  Accrued liabilities.........................................    1,698   3,635
  Advances payable............................................    2,360   2,839
  Royalties payable...........................................    1,984   1,483
  Accounts payable--related partnerships......................      107     168
  Income taxes payable........................................        -      37
  Unearned income.............................................    2,072       -
                                                               -------- -------
      Total current liabilities...............................   27,810  16,232
Deferred income taxes.........................................    6,650   3,939
LONG-TERM LIABILITIES
  Long-term debt..............................................   47,174  19,560
Minority interest in subsidiaries.............................    5,930      28
STOCKHOLDERS' EQUITY
  Common shares, no par value, 1,000,000 shares authorized;
   250,950 shares issued and outstanding......................    1,087   1,087
  Retained earnings...........................................   14,229   9,340
                                                               -------- -------
                                                                 15,316  10,427
                                                               -------- -------
      Total liabilities and stockholders' equity.............. $102,880 $50,186
                                                               ======== =======

   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

             For the Years Ended September 30, 1997, 1996 and 1995
                                 (in thousands)

                                                    1997      1996      1995
                                                  --------  --------  --------
OIL AND GAS REVENUE.............................. $ 41,328  $ 17,388  $  6,703
COSTS AND EXPENSES
  Production.....................................   16,454    11,907     3,849
  General and administrative expenses............    1,784     1,372     1,234
  Depreciation, depletion and amortization.......    5,918       986       349
                                                  --------  --------  --------
    Income from operations.......................   17,172     3,123     1,271
OTHER INCOME (EXPENSE)
  Gain on sale of assets.........................        -         -         5
  Interest expense...............................   (5,414)   (1,620)     (324)
  Interest income................................      196       200       239
  Equity in partnership income...................      731     1,010       884
  Management fee income..........................      204       176       162
  Rental income..................................      221       189        99
  Miscellaneous income (expense).................      386       417      (189)
                                                  --------  --------  --------
    Income before minority interest and income
     taxes.......................................   13,496     3,495     2,147
MINORITY INTEREST IN INCOME OF SUBSIDIARIES......    5,687        28         -
                                                  --------  --------  --------
    Income before income taxes...................    7,809     3,467     2,147
INCOME TAXES.....................................    2,694     1,219       684
                                                  --------  --------  --------
NET INCOME....................................... $  5,115  $  2,248  $  1,463
                                                  ========  ========  ========
WEIGHTED AVERAGE SHARES OUTSTANDING..............  250,950   250,950   250,950
                                                  ========  ========  ========
EARNINGS PER SHARE............................... $  20.38  $   8.96  $   5.83
                                                  ========  ========  ========



   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             For the Years ended September 30, 1997, 1996 and 1995
                                 (in thousands)

                                                       Common Retained
                                                       Shares Earnings   Total
                                                       ------ --------  -------
BALANCE,
  September 30, 1994.................................. 1,087  $ 5,629   $ 6,716
  Net income..........................................     -    1,463     1,463
                                                       -----  -------   -------
BALANCE,
  September 30, 1995.................................. 1,087    7,092     8,179
  Net income..........................................     -    2,248     2,248
                                                       -----  -------   -------
BALANCE,
  September 30, 1996.................................. 1,087    9,340    10,427
  Distribution to shareholders........................     -     (226)     (226)
  Net income..........................................     -    5,115     5,115
                                                       -----  -------   -------
BALANCE,
  September 30, 1997.................................. 1,087  $14,229   $15,316
                                                       =====  =======   =======





   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       September 30, 1997, 1996 and 1995
                                 (in thousands)

                                                     1997      1996     1995
                                                   --------  --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers.................... $ 39,687  $ 15,568  $ 7,111
  Rent received...................................      221       188       99
  Interest received...............................      196       200      239
  Cash paid to suppliers and employees............  (19,204)  (10,290)  (5,002)
  Interest paid...................................   (5,414)   (1,620)    (295)
  Income tax paid.................................     (130)      (95)     (49)
                                                   --------  --------  -------
    Net cash provided by operating activities.....   15,356     3,951    2,103
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of marketable equity
   securities.....................................       14         3        9
  Proceeds from sale of assets....................      586       560        -
  Redemption of bonds.............................      112         -       58
  Repayment of advance from affiliates............        -       313      854
  Distribution received from partnerships.........    1,194     1,192      225
  Purchases of bonds..............................        -       (71)      90
  Payments received on notes receivable...........       12        60     (156)
  Advance from affiliates.........................      (61)        -      (16)
  Purchases of marketable equity securities.......       (4)      (14)     (27)
  Deposits paid on property acquisitions..........        -    (4,370)  (1,800)
  Investments in partnerships.....................   (1,200)        -   (2,838)
  Capital expenditures............................  (54,231)  (19,779)  (2,227)
                                                   --------  --------  -------
    Net cash used in investing activities.........  (53,578)  (22,106)  (5,828)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................   89,052    17,888    5,950
  Payment on advance from stockholders............        -         -      (47)
  Proceeds from production loans..................    5,271         -        -
  Payments on production loans....................   (3,199)        -        -
  Distributions to minority interest..............      (11)        -        -
  Principal paid on long-term debt................  (51,319)   (1,093)     (52)
                                                   --------  --------  -------
    Net cash provided by financing activities.....   39,794    16,795    5,851
                                                   --------  --------  -------
    Net increase (decrease) in cash...............    1,572    (1,360)   2,126
CASH, beginning of period.........................    2,958     4,318    2,192
                                                   --------  --------  -------
CASH, end of period............................... $  4,530  $  2,958  $ 4,318
                                                   ========  ========  =======


   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the Years ended September 30, 1997, 1996 and 1995
                                 (in thousands)

                                                       1997     1996     1995
                                                      -------  -------  -------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
  Net income........................................  $ 5,115  $ 2,248  $ 1,463
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and depletion......................    5,918      986      349
    Minority interest in income.....................    5,687       28        -
    Gain on sale of assets..........................        -        -       (5)
    Partnership income..............................     (731)  (1,010)    (884)
    Deferred income taxes...........................    2,710    1,114      622
    Changes in operating assets and liabilities
      Accounts receivable...........................   (2,732)   2,322     (731)
      Inventory.....................................      134     (499)    (388)
      Prepaid expenses..............................        -        -    2,094
      Accounts payable..............................    1,400      261      931
      Accrued liabilities...........................   (1,937)   2,434      (87)
      Advances payable..............................     (479)     891   (3,440)
      Royalties payable.............................      501   (4,735)   1,866
      Income taxes payable..........................     (147)      10       12
      Other.........................................      (83)     (99)     301
                                                      -------  -------  -------
   Net cash provided by operating activities........  $15,356  $ 3,951  $ 2,103
                                                      =======  =======  =======

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

   During 1997, notes payables were issued in exchange for assets of approximately $152,000.

   In 1997, stockholders' equity was reduced by approximately $226,000 as a result of transfer of property to shareholders.


   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY

Note 1. Summary of Significant Accounting Policies

   The nature of operations and significant accounting policies are as follows:

 Nature of Operations

   Mercury Exploration Company's (the Company) operations consist primarily of oil and gas development and production in Texas, New Mexico, Montana, Wyoming, Michigan, Indiana, Kansas, Oklahoma, Kentucky and North Dakota.

 Consolidation Policy

   The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Mercury Michigan, Inc., Quicksilver Pipeline, L.L.C. (organized in 1996) of which the Company owns 52%, Quicksilver Energy, L.C. (organized in 1996) of which the Company owns 52%, and Mercury Montana, Inc. (organized in 1997) of which the Company owns 54%. As a result of the consolidation, intercompany transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

   Financial instruments of the Company consist of cash, marketable equity securities, accounts receivable, notes receivable, investments in partnerships, accounts payable and debt. Recorded values of cash, accounts receivable, notes receivable and accounts payable approximate fair values due to the short maturities of the instruments. Investments in partnerships consist of ownership interests in privately held entities with no quoted market prices. An estimate of fair value cannot be made without incurring excessive costs. Investments in marketable equity securities were determined by quoted prices. Recorded values of notes payable approximate fair values based upon current interest rates.

 Inventory

   Inventory consists of oil and gas equipment available for use in production.

 Oil and Gas Property and Equipment

   The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

   The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

                          MERCURY EXPLORATION COMPANY


   The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a 10% interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

   Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

 Other Property and Equipment

   Property and equipment is stated at cost. Depreciation is provided for using the straight-line and accelerated methods. Depreciation methods are designed to amortize the cost of assets over their estimated useful lives. Estimated useful lives of major categories of property and equipment are as follows:

   Land, buildings and leasehold improvements........................ 40 years
   Furniture and equipment........................................... 5-10 years
   Transportation equipment.......................................... 5 years

   Maintenance, repairs, renewals and betterments, which do not enhance the value or increase the basic productive capacity of assets are charged to expense as incurred.

 Investments in Securities

   The Company has adopted Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board. In accordance with Statement No. 115, the Company's investments in securities are classified as follows:

   TRADING SECURITIES--Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Company does not, nor does it intend to, trade investments that it owns.

   SECURITIES TO BE HELD TO MATURITY--Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

   SECURITIES AVAILABLE FOR SALE--Securities available for sale consist of its debt and equity securities not classified as trading securities nor as securities to be held to maturity.

   Unrealized holding gains and losses on securities available for sale if material, are reported as a net amount in a separate component of stockholders' equity until realized.

   Gains and losses on the sale of securities available for sale are determined using the specific identification method.

 Accounts Receivable

   The Company has not provided an allowance for doubtful accounts. All receivables considered doubtful have been charged to current operations, and it is management's opinion that no additional material amounts are doubtful of collection.

                          MERCURY EXPLORATION COMPANY

 Cash Flow Presentation

   For purposes of the statement of cash flows, time deposits that mature in three months or less, certificates of deposit and restricted cash are considered cash and cash equivalents.

 Earnings Per Common Share

   The Company has adopted Statement No. 128, Earnings Per Share, issued by the Financial Standards Accounting Board. Adoption of Statement No. 128 had no effect upon 1997, 1996 or 1995 earnings per share computations.

   Basic earnings per common share was computed based on the weighted average number of common shares outstanding for the period. Diluted earnings per share have not been presented since the Company has no outstanding options or warrants to purchase its common stock.

 Concentration of Credit Risk

   The Company regularly maintains cash in bank deposit accounts, which exceed FDIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

 Accounting Changes

   The Financial Accounting Standards Board has issued the following Statements of Financial Accounting Standards effective for fiscal years beginning after December 15, 1997:

   No. 130--Reporting Comprehensive Income

     Requires that all items are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   No. 131--Disclosures About Segments of an Enterprise and Related Information

     Requires disclosure of operating segments based upon information used internally for evaluating segment performance and allocating resources.

   No. 132--Employers' Disclosures About Pensions and other Post-retirement Benefits

     Revises employers' disclosures about pensions and other post-retirement plans.

   The Company will adopt the above standards effective January 1, 1998. Adoption is not expected to have a significant effect upon current financial statements.

Note 2. Securities Available For Sale

   Securities available for sale consist of equity securities and are carried at cost, which approximates market at September 30, 1997 and 1996. Market value was determined by quoted prices.

   Included in net income for the years ended September 30, 1997 and 1996 is a $241 gain and $161 loss, respectively, from sales of marketable equity securities. The cost of the securities sold was determined by the specific identity method.

                          MERCURY EXPLORATION COMPANY


Note 3. Trade Accounts Receivable

   Trade accounts receivable at September 30 consist of the following:

                                                                 1997    1996
                                                                ------- -------
                                                                (in thousands)
   Oil and gas revenue receivable.............................. $ 8,235 $ 6,188
   Joint interest billings receivable..........................     991     306
                                                                ------- -------
                                                                $ 9,226 $ 6,494
                                                                ======= =======

Note 4. Investment In Partnerships

   Investment in partnerships is stated at cost plus the proportionate share of invested accumulated income. The Company's investment in partnerships consists of a 10% interest in Michigan Gas Partners, Ltd., a 6% interest in Frederic HOF Limited Partnership, and a 50% interest in Wilderness Energy, L.C. None of these entities individually is considered a significant subsidiary of the Company. The following is a summary of the combined financial position and combined results of operations of the Company's investments in partnerships as of and for the years ended September 30:

                                                         1997    1996    1995
                                                        ------- ------- -------
                                                            (in thousands)
   Current assets...................................... $ 5,127 $ 7,311 $ 8,085
   Property, plant and equipment.......................  40,102  44,392  45,916
   Other assets........................................      25     274     299
                                                        ------- ------- -------
     Total assets...................................... $45,254 $51,977 $54,300
                                                        ======= ======= =======
   Current liabilities................................. $   200 $ 3,502 $ 4,358
   Partnership equity..................................  45,054  48,475  49,942
                                                        ------- ------- -------
     Total liabilities and partnership equity.......... $45,254 $51,977 $54,300
                                                        ======= ======= =======
   Oil and gas revenue................................. $ 9,830 $ 9,973 $ 8,116
                                                        ======= ======= =======
   Net income.......................................... $ 2,857 $ 3,840 $ 3,889
                                                        ======= ======= =======
   Company's investment................................ $ 6,937 $ 6,200 $ 6,285
                                                        ======= ======= =======

                          MERCURY EXPLORATION COMPANY


Note 5. Long-Term Debt

   Long-term debt at September 30 consists of the following:

                                                                 1997    1996
                                                                ------- -------
                                                                (in  thousands)
Note payable to bank with interest at prime, due in monthly
 payments of $82,750, with final payment due on December 31,
 2002, retired in 1997, secured by investment in Wilderness
 Energy, L.C. and Frederic HOF Limited Partnership............  $     - $ 3,000

Notes payable to various entities, due in monthly payments
 ranging from $186 to $3,895, including interest ranging from
 7% to 10.63%, secured by land, buildings and equipment.......      673     615

Note payable to bank, interest at 8.75%, unsecured, due on
 October 17, 1998, retired in 1997............................        -   8,800

Note payable to bank, due in monthly installments of $210,000 in 1997, including interest at 8.18%, secured by the assets of Mercury Exploration, Inc. in Wyoming and Montana, retired
 in 1997......................................................        -  10,560

Note payable to bank, due in monthly payments ranging from
 $165,000 to $88,333, including interest at 7.655%, secured by
 producing oil and gas properties.............................    8,680       -

Line of credit to bank, due on January 1, 2002, including
 interest at Libor + 1.125%, secured by producing oil and gas
 properties...................................................    4,900       -

Note payable to bank, due in monthly payments of $82,750, with interest at prime + .25%, with final payment due January 1,
 2003, secured by oil and gas producing properties............    4,255       -

Note payable to bank, due in monthly payments of $866,667,
 including interest at 7.59% (based on rate swap), with final payment due on December 27, 2000, secured by oil and gas
 producing properties and investment in Quicksilver Energy,
 L.C..........................................................   15,200       -
Note payable to bank, due in quarterly payments ranging from
 $1,400,000 to $600,000, beginning in August 1999, including interest at 9%, with final payment due on March 31, 2007,
 secured by oil and gas producing properties and investment in
 Quicksilver Energy, L.C......................................   27,000       -
                                                                ------- -------
                                                                 60,708  22,975
                                                                ------- -------
Less current maturities.......................................   13,534   3,415
                                                                ------- -------
                                                                $47,174 $19,560
                                                                ======= =======


   Aggregate maturities of long-term debt are as follows:

   1998................................................................. $13,534
   1999.................................................................  10,335
   2000.................................................................   7,170
   2001.................................................................   6,220
   2002.................................................................  10,353
   Thereafter...........................................................  13,096
                                                                         -------
                                                                         $60,708
                                                                         =======

                          MERCURY EXPLORATION COMPANY


Note 6. Income Taxes

   The Company provides for deferred income taxes resulting from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Temporary differences result primarily from intangible development costs being capitalized and amortized for financial reporting purposes but expensed for tax reporting purposes and different income recognition criteria for debt extinguishments. Also included in income taxes is the portion of state taxes based on income.

   The Company's income tax provision is as follows:

                                                              1997    1996  1995
                                                             ------  ------ ----
                                                               (in thousands)
   Current.................................................. $  (16) $  105 $ 62
   Deferred.................................................  2,710   1,114  622
                                                             ------  ------ ----
                                                             $2,694  $1,219 $684
                                                             ======  ====== ====

   The tax effects of net operating loss carryforwards and temporary differences at September 30, 1997 and 1996 that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                   1997   1996
                                                                  ------ ------
   Deferred tax assets
     Net operating loss carryforwards............................ $  539 $  128
     Tax credit carryforwards....................................    253    322
                                                                  ------ ------
                                                                  $  792 $  450
                                                                  ------ ------

                                                                   1997   1996
                                                                  ------ ------
   Deferred tax liabilities
     Property and equipment...................................... $5,458 $2,114
     Long term debt..............................................  1,198  1,559
     Investments.................................................    786    716
                                                                  ------ ------
                                                                   7,442  4,389
                                                                  ------ ------
       Total deferred taxes, net................................. $6,650 $3,939
                                                                  ====== ======

   There is no material difference between the statutory tax rate and the provision for taxes used in the accompanying financial statements.

   The Company has U.S. net operating loss carryforwards of approximately $1,600,000 available to reduce future U.S. taxable income subject to certain limitations. These U.S. net operating loss carryforwards will expire in 2012.

Note 7. Profit Sharing and Savings Plan

    The Company sponsors a defined contribution pension plan. All full-time employees are eligible for participation upon completion of one year's service. Employee contributions to the plan for the year ended September 30, 1997, 1996 and 1995 were $199,000, $162,000 and $106,000, respectively. The Company made contributions of $200,000, $117,000 and $78,000 in 1997, 1996 and 1995,
respectively.

                          MERCURY EXPLORATION COMPANY


Note 8. Operating Leases

   The Company's leasing operations consist principally of the leasing of automobiles under operating leases that expire over the next three years.

   The future minimum annual rentals on noncancellable leases in effect at September 30, 1997, which have initial or remaining terms of more than one year, are as follows:

   1998................................................................. $87,000
   1999.................................................................  70,000
   2000.................................................................  17,000

   Total rental expense under operating leases was $129,000, $115,000 and $162,000 in 1997, 1996 and 1995, respectively.

Note 9. Futures Contract

   There were no significant realized or unrealized gains or losses on this agreement at September 30, 1997. The Company has entered into this agreement as a hedge against any downward movement in the commodity price of oil through December 31, 1997. The agreement terminates at December 31, 1997. The Company has received a cash payment in advance of the delivery of the oil at a fixed price of approximately $17.48 per barrel. The market price for oil at September 30, 1997, was less than this price.

Note 10. Contingencies

   The Company is a defendant in a lawsuit filed by a former employee with potential exposure of $500,000. The Company believes the lawsuit is without merit and is vigorously defending its position, and does not expect the ultimate outcome to materially affect the Company's financial position.

Note 11. Subsequent Events

   The Company settled a lawsuit in December of 1997, which resulted in a gain of approximately $2,781,000.

   In October 1997, Mercury Montana, Inc. merged with MSR Exploration, Ltd. As a result of the merger, Mercury Exploration Company obtained an approximate 25% ownership interest in MSR Exploration, Ltd.

   Effective January 1, 1998, Mercury transferred substantially all producing oil and gas properties to a newly formed related company, Quicksilver Resources Inc., in exchange for common stock in Quicksilver.

   Subsequently on September 1, 1998, Quicksilver Resources Inc. entered into a merger agreement with MSR Exploration Ltd.

Note 12. Acquisitions

   On November 14, 1996, Quicksilver Energy L.C., a 52% owned subsidiary of Mercury, consummated the acquisition of certain property interests from Shell Western Exploration & Production, Inc. (the Shell Properties). Such interests are primarily located in Michigan and, as of January 1, 1998, had combined proved reserves of approximately 42.5 Bcfe. The aggregate purchase price for the interests was approximately $57.7 million, which was paid in cash principally with bank debt.

                          MERCURY EXPLORATION COMPANY


   The following unaudited pro forma summary presents the consolidated results of operations of Mercury for the years ended September 30, 1997, 1996 and 1995 as if the acquisition had occurred at the beginning of each fiscal year.

                           Year Ended         Year Ended         Year Ended
                       September 30, 1997 September 30, 1996 September 30, 1995
                       ------------------ ------------------ ------------------
                              (in thousands, except for per share data)
   Revenues...........      $44,599            $47,802            $26,783
   Net income.........        5,457             10,227              5,832
   Earnings per
    share.............        21.74              40.75              23.39

   On October 9, 1997, Mercury consummated the acquisition of certain property interests from ECT Enocene Enterprises II (the Destec Properties). Such interests are primarily located in Michigan and, as of January 1, 1998, had combined proved reserves of approximately 25.4 Bcfe. The aggregate purchase price for the interests was approximately $23.5 million, which was paid in cash principally with debt from Mercury's credit facility.

   The following unaudited pro forma summary presents the consolidated results of operations of Mercury for the years ended September 30, 1997 and 1996 as if the acquisition had occurred at the beginning of each fiscal year. The 1996 pro forma amounts also give effect to the Shell Properties acquisition discussed above.

                                 Year Ended                 Year Ended
                             September 30, 1997         September 30, 1996
                            --------------------       --------------------
                            (in thousands, except for per share data)
   Revenues................        $51,856                   $54,026
   Net income..............          8,330                    12,646
   Earnings per share......          33.19                     50.38

Note 13. Change in Method of Accounting for Oil and Gas Properties

   Pursuant to the merger agreement with MSR Exploration Ltd. dated September 1, 1998, the Company has changed its accounting policy for oil and gas properties from the successful efforts method to the full cost method. Accordingly, the Company's financial statements have been restated to apply the change retroactively. The effect of the accounting change on income as previously reported for 1997, 1996 and 1995 is:

                                                             1997   1996  1995
                                                            ------ ------ -----
                                                              (in thousands)
   Effect on:
     Income before extraordinary item and net income....... $4,219 $1,169 $ 200
     Earnings per common share............................. $16.81 $ 4.66 $0.80

   Adoption of the full cost method of accounting for oil and gas properties was mandated in the September 1998 merger agreement with MSR and is consistent with the accounting policy of MSR previously disclosed to its shareholders and the general public. In addition, the Company believes the full cost method of accounting for oil and gas properties more accurately reflects management's exploration objectives and results by including all costs incurred in oil and gas producing activities as integral to the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole.

                          MERCURY EXPLORATION COMPANY


Note 14. Supplemental Oil and Gas Reserve Data (Unaudited)

   The Company's proved oil and gas reserves at September 30, 1997 have been estimated by the Company's petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.

   There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

 Estimated Reserves

   Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:

 Reserve Quantities


                                                   Year Ended September 30,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
   Proved reserves:
     Crude Oil (Mbbls)
       Beginning of period.......................   20,473       980       997
       Revisions of previous estimates...........        -       450         -
       Purchase of reserves in place.............    1,436    19,608         -
       Production................................     (835)     (565)      (17)
                                                  --------  --------  --------
       End of period.............................   21,074    20,473       980
                                                  ========  ========  ========
       Minority interest end of period...........      374         -         -
                                                  ========  ========  ========
     Natural Gas (Mmcf):
       Beginning of period.......................   20,571    22,523    23,127
       Revisions of previous estimates...........     (881)   (3,041)        -
       Purchase of reserves in place.............   66,114     2,029         -
       Production................................   (7,852)     (940)     (604)
                                                  --------  --------  --------
       End of period.............................   77,952    20,571    22,523
                                                  ========  ========  ========
       Minority interest end of period...........   21,401         -         -
                                                  ========  ========  ========
   Proved developed reserves:
     Crude Oil (Mbbls)
       Beginning of period.......................    5,955       113       130
       End of period.............................    6,873     5,955       113
       Minority interest end of period...........      374         -         -
     Natural Gas (Mmcf):
       Beginning of period.......................   18,542    19,295    19,899
       End of period.............................   69,883    18,542    19,295
       Minority interest end of period...........   21,401         -         -
   Company's proportional interest in proved
    reserves of investee's accounted for by the
    equity method--end of year...................    1,352     1,701     2,641

                          MERCURY EXPLORATION COMPANY


 Standardized Measure

   The following tables present the Company's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor.

                                                   Year Ended September 30,
                                                 ------------------------------
   Standardized Measure (in thousands):            1997       1996       1995
   ------------------------------------          ---------  ---------  --------
   Future cash flows...........................  $ 457,196  $ 375,012  $ 56,067
   Future production and development costs.....   (255,999)  (231,817)  (30,418)
   Future income tax expense...................    (48,301)   (41,985)   (6,675)
                                                 ---------  ---------  --------
                                                   152,896    101,210    18,974
   10% annual discount for timing of cash
    flows......................................    (70,805)   (51,810)  (10,556)
                                                 ---------  ---------  --------
   Standardized measure of discounted cash
    flows......................................  $  82,091  $  49,400  $  8,418
                                                 =========  =========  ========
   Company's share of equity method investee's
    standardized measure of discounted future
    net cash flows.............................  $   1,101  $   1,048  $  1,189
                                                 =========  =========  ========

   Primary changes in standardized measure of discounted future net cash flows
(in thousands):

                                                   1997       1996       1995
                                                 ---------  ---------  --------
   Net changes in prices and production costs..  $  (2,176) $  (2,201) $  2,845
   Development costs incurred..................     (1,755)    (2,832)     (405)
   Changes in estimated future development
    costs......................................     (1,654)    (4,395)        -
   Purchases of reserves-in-place..............     62,355     71,115         -
   Net change in income taxes..................     (5,932)   (17,531)     (994)
   Sales of oil and gas, net of production
    costs......................................    (21,923)    (5,482)   (2,854)
   Accretion of discount.......................      4,940        842       614
   Other.......................................     (1,164)     1,466       458
                                                 ---------  ---------  --------
                                                 $  32,691  $  40,982  $   (336)
                                                 =========  =========  ========

   Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

   These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standard Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to Mercury.

                          MERCURY EXPLORATION COMPANY


   Costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

                                                      Year Ended September 30,
                                                      --------------------------
                                                        1997     1996    1995
                                                      -------- -------- --------
   Property acquisition costs........................ $ 53,162 $ 14,631 $     -
   Exploration costs................................. $  3,027 $    778 $   550
   Development costs................................. $      - $      - $ 2,095
   Company's share of equity method investee's costs
    of property acquisition, exploration and
    development...................................... $      - $    120 $   511

   Results of operations from producing activities (in thousands):

                                                    Year Ended September 30,
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  --------  -------
   Oil and gas sales..............................  $ 34,440  $ 12,169  $ 2,106
   Operating expenses.............................   (17,312)  (11,945)  (4,321)
   Production taxes...............................    (2,169)     (739)     (78)
   Depletion and depreciation.....................    (5,361)     (796)    (271)
                                                    --------  --------  -------
                                                       9,598    (1,311)  (2,564)
   Income taxes...................................    (3,263)        -        -
                                                    --------  --------  -------
   Results of operations from producing activities
    (excluding corporate overhead and internal
    costs)........................................  $  6,335  $ (1,311) $(2,564)
                                                    ========  ========  =======
   Minority interest in results of operations.....  $ (5,667) $      -  $     -
                                                    ========  ========  =======
   Company's share of equity method investee's
    results of operations from producing
    activities....................................  $    (81) $     85  $     7
                                                    ========  ========  =======

Note 15. Capitalized Costs Relating to Oil and Gas Producing Activities

             For the Years Ended September 30, 1997, 1996 and 1995
                                (in thousands)

                                                         1997    1996    1995
                                                        ------- ------- ------
   Unproved oil and gas properties..................... $ 1,305 $ 1,710 $1,003
   Proved oil and gas properties.......................  85,665  25,979  7,986
                                                        ------- ------- ------
                                                         86,970  27,689  8,989
   Less accumulated depreciation and depletion.........   6,729   1,067    271
                                                        ------- ------- ------
   Net capitalized costs............................... $80,241 $26,622 $8,718
                                                        ======= ======= ======
   Company's share of equity method investee's net
    capitalized costs.................................. $   911 $ 1,005 $1,189
                                                        ======= ======= ======

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Mercury Exploration Company
Fort Worth, Texas

   We have audited the accompanying consolidated balance sheet of Mercury Exploration Company as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the three months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Exploration Company as of December 31, 1997, and the results of its operations and its cash flows for the three months then ended in conformity with generally accepted accounting principles.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
November 30, 1998

                          MERCURY EXPLORATION COMPANY

                           CONSOLIDATED BALANCE SHEET

                               December 31, 1997
                                 (in thousands)

                                ASSETS
CURRENT ASSETS
  Cash................................................................ $  6,844
  Securities available for sale.......................................       27
  Trade accounts receivable...........................................    9,635
  Inventory, at lower of average cost or market.......................      899
  Notes receivable--current portion...................................       81
                                                                       --------
    Total current assets..............................................   17,486
INVESTMENT IN MSR EXPLORATION, LTD....................................      119
INVESTMENT IN PARTNERSHIPS............................................    6,556
PROPERTY AND EQUIPMENT
Oil and gas properties................................................  109,591
Land, buildings and leasehold improvements............................    1,407
Furniture and equipment...............................................      683
Transportation equipment..............................................       45
                                                                       --------
                                                                        112,426
                                                                       --------
Less accumulated depreciation and depletion...........................   10,383
                                                                        102,043
OTHER ASSETS..........................................................      302
                                                                       --------
    TOTAL ASSETS...................................................... $126,506
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt................................ $ 13,335
  Accounts payable....................................................    6,744
  Accrued liabilities.................................................      826
  Advances payable....................................................    3,420
  Royalties payable...................................................    1,631
  Income taxes payable................................................      854
                                                                       --------
    Total current liabilities.........................................   26,810
                                                                       --------
UNEARNED REVENUES.....................................................    2,567
DEFERRED INCOME TAXES.................................................    7,070
LONG-TERM DEBT........................................................   65,275
MINORITY INTEREST IN SUBSIDIARIES.....................................    7,114
STOCKHOLDERS' EQUITY
  Capital Stock, No Par Value 1,000,000 shares authorized; 250,950
   shares issued and outstanding......................................    1,087
  Retained earnings...................................................    6,583
                                                                       --------
                                                                         17,670
                                                                       --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................ $126,506
                                                                       ========

    The accompanying notes are an integral part of this financial statement.

                          MERCURY EXPLORATION COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                  For The Three Months Ended December 31, 1997
                                 (in thousands)

Oil and gas revenues.................................................. $ 11,049
Costs and expenses
Operating expenses....................................................    4,736
Depletion and Depreciation............................................    2,466
General and administrative............................................      532
                                                                       --------
Income from operations................................................    3,315
                                                                       --------
Other income (expense)................................................   (1,879)
Interest expense......................................................       27
Interest income.......................................................       78
Equity in partnerships................................................       78
Management fee income.................................................       54
Rental income.........................................................       32
Miscellaneous income..................................................      461
Income from litigation settlement.....................................    2,781
                                                                       --------
Income before income taxes and minority interest......................    4,869
Minority interest in income of subsidiary.............................    1,277
                                                                       --------
Income before income taxes............................................    3,592
Income taxes..........................................................    1,238
Net income............................................................ $  2,354
                                                                       ========
Weighted average shares outstanding...................................  250,950
                                                                       ========
Earnings per share.................................................... $   9.38
                                                                       ========

                          MERCURY EXPLORATION COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  For the Three Months Ended December 31, 1997
                                 (in thousands)

                                         Common Shares Retained Earnings  Total
                                         ------------- ----------------- -------
BALANCE
September 30, 1997......................    $1,087          $14,229      $15,316
Net income..............................         -            2,354        2,354
                                            ------          -------      -------
BALANCE
December 31, 1997.......................    $1,087          $16,583      $17,670
                                            ======          =======      =======




    The accompanying notes are an integral part of this financial statement.

                          MERCURY EXPLORATION COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  For The Three Months Ended December 31, 1997
                                 (in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................... $ 2,354
  Adjustments to reconcile net income to net cash provided by operating activities...............................................
  Depreciation and depletion..........................................   2,466
  Minority interest in undistributed subsidiary earnings..............   1,277
  Partnership income..................................................     (78)
  Reduction of unearned revenues......................................  (1,593)
  Deferred income taxes...............................................     273
  Changes in operating assets and liabilities
    Accounts Receivable...............................................      (7)
    Inventory.........................................................    (223)
    Accounts payable..................................................     575
    Accrued liabilities...............................................    (859)
    Advances payable..................................................   1,060
    Royalties payable.................................................    (353)
    Income taxes payable..............................................     964
    Other.............................................................    (205)
                                                                       -------
  Net cash provided by operating activities...........................   5,651
                                                                       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................ (27,750)
  Proceeds from sale of marketable equity securities..................       4
  Proceeds from bond maturities.......................................      65
  Distribution received from partnerships.............................     458
  Advances on notes receivable........................................     (15)
  Investments in common stock not held for resale.....................    (119)
                                                                       -------
  Net cash used in investing activities............................... (27,327)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.........................................  25,435
  Receipt of unearned revenues........................................   2,088
  Principal paid on long-term debt....................................  (3,533)
                                                                       -------
    Net cash provided by financing activities.........................  23,990
                                                                       -------
    Net increase (decrease) in cash...................................   2,314
  Cash, beginning of period...........................................   4,530
                                                                       -------
  Cash, end of period................................................. $ 6,844
                                                                       =======

    The accompanying notes are an integral part of this financial statement.

                          MERCURY EXPLORATION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

   The nature of operations and significant accounting policies are as follows:

 Nature of Operations

   Mercury Exploration Company's (the Company) operations consist primarily of oil and gas development and production in Texas, New Mexico, Wyoming, Michigan, Indiana, Kansas, Oklahoma, Kentucky and North Dakota.

 Consolidation Policy

   The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Mercury Michigan, Inc., Quicksilver Pipeline, L.L.C. (organized in 1996) of which the Company owns 52%, and Quicksilver Energy, L.C. (organized in 1996) of which the Company owns 52%. As a result of the consolidation, intercompany transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

   Financial instruments of the Company consist of cash, marketable equity securities, accounts receivable, notes receivable, investments in partnerships, accounts payable and debt. Recorded values of cash, accounts receivable, notes receivable and accounts payable approximate fair values due to the short maturities of the instruments. Investments in partnerships consist of ownership interests in privately held entities with no quoted market prices. An estimate of fair value cannot be made without incurring excessive costs. Investments in marketable equity securities were determined by quoted prices. Recorded values of notes payable approximate fair values based upon current interest rates.

 Inventory

   Inventory consists of oil and gas equipment available for use in production.

 Oil and Gas Property and Equipment

   The Company follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

   The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

                          MERCURY EXPLORATION COMPANY

   The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a 10% interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

   Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

 Other Property and Equipment

   Property and equipment is stated at cost. Depreciation is provided for using the straight-line and accelerated methods. Depreciation methods are designed to amortize the cost of assets over their estimated useful lives. Estimated useful lives of major categories of property and equipment are as follows:

   Land, buildings and leasehold improvements........................   40 years
   Furniture and equipment........................................... 5-10 years
   Transportation equipment..........................................    5 years

   Maintenance, repairs, renewals and betterments, which do not enhance the value or increase the basic productive capacity of assets are charged to expense as incurred.

 Investments in Securities

   The Company has adopted Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, issued by the Financial Accounting Standards Board. In accordance with Statement No. 115, the Company's investments in securities are classified as follows:

   TRADING SECURITIES--Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Company does not, nor does it intend to, trade investments that it owns.

   SECURITIES TO BE HELD TO MATURITY--Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

   SECURITIES AVAILABLE FOR SALE--Securities available for sale consist of its debt and equity securities not classified as trading securities nor as securities to be held to maturity.

   Unrealized holding gains and losses on securities available for sale if material, are reported as a net amount in a separate component of stockholders' equity until realized.

   Gains and losses on the sale of securities available for sale are determined using the specific identification method.

 Accounts Receivable

   The Company has not provided an allowance for doubtful accounts. All receivables considered doubtful have been charged to current operations, and it is management's opinion that no additional material amounts are doubtful of collection.

                          MERCURY EXPLORATION COMPANY

 Cash Flow Presentation

   For purposes of the statement of cash flows, time deposits that mature in three months or less and certificates of deposit are considered cash and cash equivalents.

 Earnings per Common Share

   The Company has adopted Statement No. 128, Earnings per Share, issued by the Financial Standards Accounting Board. Adoption of Statement No. 128 had no effect upon 1997 earnings per share computations.

   Basic earnings per common share was computed based on the weighted average number of common shares outstanding for the period. Diluted earnings per share have not been presented since the Company has no outstanding options or warrants to purchase its common stock.

 Concentration of Credit Risk

   The Company regularly maintains cash in bank deposit accounts, which exceed FDIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

 Accounting Changes

   The Financial Accounting Standards Board has issued the following Statements of Financial Accounting Standards effective for fiscal years beginning after December 15, 1997:

   NO. 130--Reporting Comprehensive Income

     Requires that all items are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   No. 131--Disclosures about Segments of an Enterprise and Related Information

     Requires disclosure of operating segments based upon information used internally for evaluating segment performance and allocating resources.

   No. 132--Employers' Disclosures about Pensions and Other Post-Retirement Benefits

     Revises employers' disclosures about pensions and other post-retirement plans.

   The Company will adopt the above standards effective January 1, 1998. Adoption is not expected to have a significant effect upon current financial statements.

Note 2. Securities Available for Sale

   Securities available for sale consist of equity securities and are carried at cost, which approximates market at December 31, 1997. Market value was determined by quoted prices.

   Included in net income for the three months ended December 31, 1997 is a $594 gain from sales of marketable equity securities. The cost of the securities sold was determined by the specific identity method.

                          MERCURY EXPLORATION COMPANY

Note 3. Trade Accounts Receivable

   Trade accounts receivable at December 31, 1997, consist of the following:

                                                                  (in thousands)
   Oil and gas revenue receivable................................     $8,023
   Joint interest billings receivable............................     1, 612
                                                                      ------
                                                                      $9,635
                                                                      ======

Note 4. Investment in Partnerships

   Investment in partnerships is stated at cost plus the proportionate share of invested accumulated income. The Company's investment in partnerships consists of a 10% interest in Michigan Gas Partners, Ltd., a 6% interest in Frederic HOF Limited Partnership, and a 50% interest in Wilderness Energy, L.C. The following is a summary of the combined financial position and combined results of operations of the Company's investments in partnerships as of and for the three months ended December 31, 1997:

                                                                  (in thousands)
   Current assets................................................    $ 4,141
   Property, plant and equipment.................................     37,831
                                                                     -------
     Total assets................................................    $41,972
                                                                     =======
   Current liabilities...........................................    $   674
   Partnership equity............................................     41,298
                                                                     -------
     Total liabilities and partnership equity....................    $41,972
                                                                     =======
   Oil and gas revenue...........................................    $ 3,209
                                                                     =======
   Net income....................................................    $   767
                                                                     =======
   Company's investment..........................................    $ 6,556
                                                                     =======

Note 5. Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                (in thousands)
   For December 31, 1997
     Unproved oil and gas properties...........................    $  3,079
     Proved and oil and gas properties.........................     106,512
                                                                   --------
                                                                    109,591
   Less accumulated depreciation and depletion.................       9,127
                                                                   --------
     Net capitalized costs.....................................    $100,464
                                                                   ========
   Company's share of equity method investee's net capitalized
    costs......................................................    $    911
                                                                   ========

                          MERCURY EXPLORATION COMPANY

Note 6. Long-Term Debt

   Long-term debt at December 31, 1997 consists of the following:

                                                                 (in thousands)
                                                                 --------------
   Notes payable to various entities, due in monthly payments ranging from 7% to 10.63%, secured by land, buildings and
    equipment..................................................     $   645
   Note payable to bank, due in monthly payments ranging from
    $165,000 to $88,333, including interest at 7.655%, secured
    by producing oil and gas properties........................       8,020
   Line of credit to bank, due on January 1, 2002, including
    interest at Libor + 1.125%, secured by producing oil and
    gas properties.............................................      26,335
   Note payable to bank, due in monthly payments of $82,750,
    with interest at prime + .25%, with final payment due
    January 1, 2003, secured by oil and gas producing
    properties.................................................       4,010
   Note payable to bank, due in monthly payments of $866,667, including interest at 7.59% (based on rate swap), with
    final payment due on December 27, 2000, secured by oil and gas producing properties and investment in Quicksilver
    Energy, L.C................................................      12,600
   Note payable to bank, due in quarterly payments ranging from
    $1,400,000 to $600,000, beginning in August 1999, including interest at 9%, with final payment due on March 31, 2007,
    secured by oil and gas producing properties and investment
    in Quicksilver Energy, L.C.................................      27,000
                                                                    -------
                                                                     78,610
   Less current maturities.....................................      13,335
                                                                    -------
                                                                    $65,275
                                                                    =======

   Aggregate maturities of long-term debt are as follows:

   1999........................................................     $13,335
   2000........................................................       8,896
   2001........................................................       6,876
   2002........................................................       6,034
   2003........................................................      31,874
   Thereafter..................................................      11,595
                                                                    -------
                                                                    $78,610
                                                                    =======

Note 7. Income Taxes

   The Company provides for deferred income taxes resulting from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Temporary differences result primarily from intangible development costs being capitalized and amortized for financial reporting purposes but expensed for tax reporting purposes and different income recognition criteria for debt extinguishments. Also included in income taxes is the portion of state taxes based on income.

   The Company's income tax provision at December 31, 1997, is as follows:

                                                                  (in thousands)
                                                                  --------------
   Current.......................................................     $  965
   Deferred......................................................        273
                                                                      ------
                                                                      $1,238
                                                                      ======

                          MERCURY EXPLORATION COMPANY

   The tax effects temporary differences at December 31, 1997, that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                  (in thousands)
   Deferred tax assets
     Tax credit carryforwards....................................     $  738
                                                                      ------
                                                                         738
                                                                      ------
   Deferred tax liabilities
     Property and equipment......................................      5,992
     Long term debt..............................................      1,187
     Investments.................................................        629
                                                                      ------
                                                                      $7,808
                                                                      ======
       Total deferred taxes, net.................................     $7,070
                                                                      ======

   There is no material difference between the statutory tax rate and the provision for taxes used in the accompanying financial statements.

   The Company has tax credit carryforwards available to offset regular federal income taxes of approximately $738,000 due to expire in 2002.

Note 8. Profit Sharing and Savings Plan

   The Company sponsors a defined contribution pension plan. All full-time employees are eligible for participation upon completion of one year's service. Employee contributions to the plan for the three months ended December 31, 1997 were $61,500. The Company made no contributions for the three months ended December 31, 1997.

Note 9. Operating Leases

   The Company's leasing operations consist principally of the leasing of automobiles under operating leases that expire over the next three years.

   The future minimum annual rentals on noncancellable leases in effect at December 31, 1997, which have initial or remaining terms of more than one year, are as follows:

   1998................................................................ $108,000
   1999................................................................   81,000
   2000................................................................   33,000

   Total rental expense under operating leases was $26,000, for the three months ended December 31, 1997.

Note 10. Futures Contract

   The Company has entered into an agreement for the future delivery of approximately 41,800 barrels of oil. The contract qualifies as a hedge for financial reporting purposes. Accordingly, changes in the value of the contract are recognized in income when the effects of changes in oil prices are recognized. There were no significant realized or unrealized gains or losses on this agreement at September 30, 1997. The Company has entered into this agreement as a hedge against any downward movement in the commodity price of oil through December 31, 1997. The agreement terminates at December 31, 1997. The Company has received a cash payment in advance of the delivery of the oil at a fixed price of approximately $17.48 per barrel. The market price for oil at September 30, 1997, was less than this price.

                          MERCURY EXPLORATION COMPANY

Note 11. Tax Credit Sale

   In December 1997, the Company transferred certain properties, which carry IRS Code Section 29 income tax benefits, to an unrelated party and received consideration as follows:

     a. Initial payment of $2,553,000

     b. Fixed payment of $5,093,000

     c. Credit payment note

     d. Production payment

   Code Section 29 allows a credit against regular federal income tax liability for certain eligible gas production. A portion of the initial cash payment represented an advance payment for the first eighteen months of tax benefits. As of December 31, 1997, a balance of $2,448,000 in unearned revenues existed as a result of cash consideration received in excess of the tax benefit earned. For accounting purposes, the transfer does not qualify for sale or gain recognition. Accordingly, the accompanying financial statements continue to include the Company's costs, revenues and expenses associated with the assets transferred.

Note 12. Supplemental Cash Flow Information

   In October 1998, the Company exchanged its 54% interest in a subsidiary, Mercury Montana, Inc., for a 25% interest in MSR Exploration Ltd. The investment in MSR Exploration Ltd. is being accounted for under the equity method of accounting. Assets and liabilities of Mercury Montana, Inc. at the date of exchange were as follows:

   Non-Cash Investing and Financing Activities

                                                                  (in thousands)
   Assets
   Inventory.....................................................     $   78
   Oil and gas properties, net...................................      4,345
   Other assets..................................................         50
                                                                      ------
     Total Assets................................................     $4,473
                                                                      ======
   Liabilities
   Accounts payable..............................................        395
   Accrued liabilities...........................................         13
   Deferred income taxes.........................................       (147)
   Long-term debt................................................      4,000
   Minority interest in subsidiaries.............................         93
                                                                      ------
     Total Liabilities...........................................     $4,354
                                                                      ======
   Investment in MSR Exploration, Ltd............................     $  119
                                                                      ======

Note 13. Contingencies

   The Company is a defendant in a lawsuit filed by a former employee with potential exposure of $500,000. The Company believes the lawsuit is without merit and is vigorously defending its position, and does not expect the ultimate outcome to materially affect the Company's financial position.

                          MERCURY EXPLORATION COMPANY

Note 14. Subsequent Events

   Effective January 1, 1998, Mercury transferred substantially all producing oil and gas properties to a newly formed related company, Quicksilver Resources Inc., in exchange for common stock in Quicksilver.

   Subsequently on September 1, 1998, Quicksilver Resources Inc. entered into a merger agreement with MSR Exploration Ltd.

Note 15. Supplemental Oil and Gas Reserve Data (Unaudited)

   The Company's proved oil and gas reserves at December 31, 1997, have been estimated by the Company's petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions.

   There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

 Estimated Reserves

   Changes in the estimated net quantities of crude oil and natural gas reserves, all of which are located in the continental United States, are as follows:

 Reserve Quantities December 31, 1997

                                                         Petroleum    Natural
                                                          Liquids       Gas
                                                           (Bbls)      Mmcf)
                                                       -------------- -------
                                                       (in thousands)
   Reserves at September 30, 1997.....................     21,074      77,952
   Purchases of reserves-in-place.....................          -      30,831
   Sale of reserves-in-place..........................     (5,840)     (1,339)
   Production.........................................       (168)     (3,339)
                                                           ------     -------
   Reserves at December 31, 1997......................     15,066     104,105
                                                           ======     =======
   Total proved developed reserves at December 31,
    1997..............................................      4,520      90,585
                                                           ======     =======
   Company's proportional interest in reserves of
    investee's accounted for by the equity method-end
    of year...........................................          -           -
                                                           ======     =======

 Standardized Measure

   The following tables present the Company's standardized measure of discounted future net cash flows and changes relating to proved oil and gas reserves and were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide that the oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each date presented and have been escalated only when known and determinable price changes are provided by contract. Future production, development and net abandonment costs are based on current costs without escalation. The resulting net future cash flows have been discounted to their present values based on a 10% annual discount factor.

                          MERCURY EXPLORATION COMPANY

   Standardized Measure (in thousands): December 31, 1997

   Future cash inflows............................................. $ 417,051
   Future development and production costs.........................  (213,408)
   Future income tax expense.......................................   (40,965)
                                                                    ---------
   Future net cash flows...........................................   162,678
   10% annual discount.............................................   (71,774)
   Standardized measure of discounted future cash flows............ $  90,904
                                                                    =========
   Company's share of equity method
   Investee's standardized measure of discounted future net cash
    flows.......................................................... $   1,101
                                                                    =========

   Primary changes in standardized measure of discounted future net cash flows (in thousands) for the three months ended December 31, 1997:

   Net changes in prices and production costs......................... $  1,708
   Sale of reserves-in-place..........................................  (20,443)
   Development costs incurred.........................................   (1,486)
   Changes in estimated future development costs......................        -
   Purchase of reserves-in-place......................................   32,247
   Net change in income taxes.........................................    2,052
   Sales of oil and gas, net of production costs......................   (6,313)
   Accretion of discount..............................................    2,052
   Other..............................................................   (1,004)
                                                                       --------
                                                                       $  8,813
                                                                       ========

   Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

   These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

                          MERCURY EXPLORATION COMPANY

   Costs incurred in oil and gas property acquisition, exploration and development activities (in thousands):

   For the three months ended December 31, 1997

   Property acquisition costs........................................  $25,152
   Exploration costs.................................................       32
   Development costs.................................................    2,566
   Company's share of equity
     Method investee's costs of Property acquisition, Exploration and
      development....................................................  $     -

   Results of operations from producing activities (in thousands):
   For the three months ended December 31, 1997
     Oil and gas sales...............................................  $ 9,456
     Operating expenses..............................................   (2,661)
     Production taxes................................................     (563)
     Depletion and depreciation......................................   (2,442)
                                                                       -------
                                                                       $ 3,790
   Income taxes......................................................   (1,289)
   Results of operations from producing activities (excluding corporate overhead and interests costs)..........................  $ 2,501
                                                                       =======
   Minority interests in results of operations.......................  $ 1,269
                                                                       =======
   Company's share of equity method investee's results of operations
    for producing activities.........................................  $    12
                                                                       =======

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Michigan Gas Partners Limited Partnership

   We have audited the accompanying balance sheets of Michigan Gas Partners Limited Partnership as of December 31, 1997 and 1996 and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Michigan Gas Partners Limited Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

   As described in Note 8, the Company has changed its accounting policy for accounting for oil and gas properties from the successful efforts method to the full cost method.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
October 26, 1998

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                                 BALANCE SHEET

                           December 31, 1997 and 1996
                                 (in thousands)

                                                                   1997   1996
                                                                  ------ -------
                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................... $   56 $    55
  Oil and gas revenue receivable.................................    669     444
                                                                  ------ -------
    Total current assets.........................................    725     499
PROPERTY AND EQUIPMENT
  Producing oil and gas leases................................... 13,668  13,655
  Less accumulated depletion, depreciation and amortization......  4,558   3,603
                                                                  ------ -------
                                                                   9,110  10,052
                                                                  ------ -------
    TOTAL ASSETS................................................. $9,835 $10,551
                                                                  ====== =======
                LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable............................................... $  150 $   238
  Deferred liabilities...........................................    232       -
                                                                  ------ -------
    Total current liabilities....................................    382     238
PARTNERS' CAPITAL................................................  9,453  10,313
                                                                  ------ -------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL...................... $9,835 $10,551
                                                                  ====== =======



    The accompanying notes are an integral part of this financial statement.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS

                  Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                          1997   1996    1995
                                                         ------ ------  ------
REVENUES
  Oil and gas sales..................................... $2,894 $3,212  $1,732
  Gas compressor reimbursement..........................    110    156     198
  Other income..........................................     17      -       -
                                                         ------ ------  ------
    Total revenues......................................  3,021  3,368   1,930
COSTS AND EXPENSES
  Lease Operating expenses..............................  1,922  1,853   1,183
  Production taxes......................................    114    133      70
  Depletion, depreciation and amortization..............    955  1,067     839
  Impairment of oil and gas properties..................      -    902     423
  General and administrative............................     11     30      28
                                                         ------ ------  ------
    Total costs and expenses............................  3,002  3,985   2,543
                                                         ------ ------  ------
NET INCOME (LOSS)....................................... $   19 $ (617) $ (613)
                                                         ====== ======  ======



    The accompanying notes are an integral part of this financial statement.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' CAPITAL

                  Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

BALANCE, DECEMBER 31, 1994............................................. $ 8,482
  Distributions........................................................    (494)
  Capital contributed..................................................   4,838
  Net Loss.............................................................    (613)
                                                                        -------
BALANCE, DECEMBER 31, 1995.............................................  12,213
  Distributions........................................................  (1,283)
  Net loss.............................................................    (617)
                                                                        -------
BALANCE, DECEMBER 31, 1996.............................................  10,313
  Distributions........................................................    (879)
  Net income...........................................................      19
                                                                        -------
BALANCE, DECEMBER 31, 1997............................................. $ 9,453
                                                                        =======



    The accompanying notes are an integral part of this financial statement.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                      1997     1996     1995
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from oil and gas sales.............. $ 2,938  $ 3,211  $ 1,561
  Cash received from gas compressor reimbursement...      90       74      173
  Cash paid to suppliers and employees..............  (2,135)  (1,913)  (1,148)
                                                     -------  -------  -------
      Net cash provided by operating activities.....     893    1,372      586
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................     (13)    (132)  (4,837)
                                                     -------  -------  -------
      Net cash used in investing activities.........     (13)    (132)  (4,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Partnership distributions.........................    (879)  (1,283)    (494)
  Capital contributions.............................       -        -    4,838
                                                     -------  -------  -------
      Net cash provided by (used in) financing
       activities...................................    (879)  (1,283)   4,344
                                                     -------  -------  -------
      Net increase (decrease) in cash...............       1      (43)      93
Cash, beginning of period...........................      55       98        5
                                                     -------  -------  -------
Cash, end of period................................. $    56  $    55  $    98
                                                     =======  =======  =======
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
  Net income (loss)................................. $    19  $  (617) $  (613)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
  Depreciation, depletion and amortization..........     955    1,067      839
  Impairment of oil and gas properties..............       -      902      423
  Changes in operating assets and liabilities
    Oil and gas revenue receivable..................    (225)     (83)    (196)
    Accounts payable................................     (88)     103      133
    Deferred liabilities............................     232        -        -
                                                     -------  -------  -------
      Net cash provided by operating activities..... $   893  $ 1,372  $   586
                                                     =======  =======  =======


    The accompanying notes are an integral part of this financial statement.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

   The accounting policy relative to the carrying value of property and equipment is indicated in the caption on the balance sheets. The nature of operations and other significant accounting policies are as follows:

 Nature of Operations

   Michigan Gas Partners Limited Partnership was formed to own and operate various oil and gas properties in the state of Michigan. Substantially all of the Company's revenue is derived from the production and sale of natural gas.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Oil and Gas Property and Equipment

   The Partnership follows the "full cost" method of accounting for oil and gas properties whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in cost centers established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, and overhead charges directly related to acquisition, exploration and development activities.

   The capitalized costs related to each cost center, including the estimated future costs to develop proved reserves and the costs of production equipment, are amortized using the unit-of-production method based on the estimated net proved reserves as determined by independent petroleum engineers. Investments in unproved properties are not amortized until proven reserves associated with them can be determined or until impairment occurs. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.

   The capitalized costs less accumulated depletion and depreciation in each cost center are limited to an amount equal to the estimated future net revenue from proved reserves discounted at a 10% interest rate (based on prices and costs at the balance sheet date) plus the lower of cost (net of impairments) or fair market value of unproved properties.

   Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

 Statement of Cash Flows

   For purposes of the statement of cash flows, the Partnership considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

 Federal Income Taxes

   Federal income taxes are not recorded, as the results of operations are not taxable to the Partnership, but are includable in the respective income tax returns of the partners.

Note 2. Related Party Transactions

   In accordance with the partnership agreement, the Partnership contracts with a partner for all property exploration costs and continuing costs of operations. In addition, approximately $220,000 and $209,000, respectively, of oil and gas receivables at December 31, 1997 and 1996 are due from the partner and substantially all accounts payable for 1997 and 1996 are due to the partner.

Note 3. Sale of Properties

   In December 1997, the Partnership transferred certain properties with a cost of $6,195,000 to an unrelated party and received consideration as follows:

     a. Initial payment of $232,000

     b. Fixed payment note of $2,017,000

     c. Credit payment note with a maximum amount of $4,000,000

     d. Production payment

   For accounting purposes, the transfer does not qualify for sale or gain recognition. Accordingly, the accompanying financial statements continue to include the partnership's costs, revenues and expenses associated with the assets transferred. Any gain on the properties transferred will be recognized based upon future production of the properties.

Note 4. Allocation of Net Income or Losses and Distribution of Cash Flows

   Net income equal to adjusted federal taxable income, as defined, is allocated to the partners' capital accounts to the extent of cash flows, so distributable, as defined. Remaining net income and net loss, as defined, are allocated to the partners' capital accounts in proportion to their prospective capital accounts and partnership interests in a manner specified in the partnership agreement.

Note 5. Impairment of Property and Equipment

   In 1996 and 1995, the Partnership recognized an impairment loss for certain oil and gas properties based upon revision of the properties' reserves by independent petroleum engineers. The impairment loss recognized in the accompanying 1996 and 1995 financial statements was measured as the amount by which the carrying amount of the oil and gas properties exceeded their fair value. Fair value was determined based upon estimated future cash flows for the properties, discounted at a 10% annual rate.

Note 6. Subsequent Events

   Effective January 1, 1998, the Michigan Gas Partners transferred substantially all producing oil and gas properties to a newly formed related company, Quicksilver Resources Inc., in exchange for common stock of Quicksilver.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

Note 7. Supplementary Information Related to Oil and Gas Activities--Unaudited

 Quantities of Oil and Gas Reserves

   The following table presents estimates of the Partnership's proved reserves, all of which have been prepared by the engineers of the Partnership's General Partner. Substantially all of the Partnership's crude oil and natural gas activities are conducted in the United States.

   Reserve Quantities for the years ended December 31, 1997, 1996 and 1995.

                                                          1997    1996    1995
                                                         ------  ------  ------
   Proved reserves:
     Natural Gas (Mmcf):
       Beginning of period.............................. 17,014  26,405  30,487
       Production....................................... (1,199) (1,306)   (915)
       Revisions of previous estimates.................. (2,288) (8,085) (3,167)
                                                         ------  ------  ------
       End of period.................................... 13,527  17,014  26,405
                                                         ======  ======  ======
   Proved developed reserves:
     Natural Gas (Mmcf):
       Beginning of year................................ 15,956  25,667  24,190
       End of year...................................... 12,600  15,956  25,667

   The reduction in the reserves of Michigan Gas Partners from 1996 to 1997 is due primarily to the decision not to spend $3.2 million for drilling and development of existing leases. Michigan Gas Partners put its properties up for sale in 1997 and elected not to spend the capital to develop its reserves. Because no additional development was planned, the 1997 reserve report removed those potential reserves from its report and increased the decline in production. No reasonable sales price was received for the properties, and the assets were eventually merged into Quicksilver in 1998.

   Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves.

   The following standardized measure of discounted future net cash flows was computed in accordance with the rules and regulations of the Securities and Exchange Commission and Financial Accounting Standards Board Statement No. 69 using year end prices and costs. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

   The inexactness associated with estimating reserve quantities, future production and revenue streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminishes the reliability of this data. The values so derived are not considered to be an estimate of fair market value. The Partnership therefore cautions against its simplistic use.

                   MICHIGAN GAS PARTNERS LIMITED PARTNERSHIP

   The following tabulation reflects the Partnership's estimated discounted future cash flows from natural gas production:

   For the years ended December 31, 1997, 1996 and 1995, in thousands.

                                                   1997      1996      1995
                                                 --------  --------  --------
   Future cash flows............................ $ 39,203  $ 42,342  $ 55,715
   Future production and development costs......  (23,680)  (27,266)  (34,926)
   Future income tax expense....................        -         -         -
                                                 --------  --------  --------
   10% annual discount for timing of cash
    flows.......................................   15,523    15,076    20,789
                                                   (4,509)   (4,600)   (8,900)
                                                 --------  --------  --------
   Standardized measure of discounted cash
    flows....................................... $ 11,014  $ 10,476  $ 11,889
                                                 ========  ========  ========

   Primary changes in the standardized measure of discounted future net cash flows, in thousands:

                                                    1997     1996     1995
                                                   -------  -------  -------
   Sales of oil and gas produced, net of
    production costs.............................. $  (858) $  (326) $  (479)
   Net changes in price and production costs......   3,164    1,848   (6,354)
   Change in estimated future development costs...     468      445    5,539
   Revisions of previous quantity estimates.......  (2,254)  (5,535)  (1,648)
   Development costs incurred during the year.....     (13)    (132)  (4,837)
   Accretion of discount..........................   1,047    1,189    1,768
   Other..........................................  (1,016)   1,098      217
                                                   -------  -------  -------
   Net increase (decrease)........................     538   (1,413)  (5,794)
   Balance at beginning of year...................  10,476   11,889   17,683
                                                   -------  -------  -------
   Balance at end of year......................... $11,014  $10,476  $11,889
                                                   =======  =======  =======

   Changes in the supply and demand for oil, natural gas liquids, hydrocarbon price volatility, inflation, timing of production, reserve revisions and other factors make these estimates inherently imprecise and subject to substantial revision. As a result, these measures are not the Partnership's estimates for future cash flows nor do these measures serve as an estimate of current market value.

Note 8. Change in Method of Accounting for Oil and Gas Properties

   Pursuant to the merger agreement with MSR Exploration Ltd. dated September 1, 1998, the partnership has changed its accounting policy for oil and gas properties from the successful efforts method to the full cost method. Accordingly, the Partnership's financial statements have been restated to apply the change retroactively. The effect of the accounting change on income as previously reported for 1997, 1996, and 1995 is:

                                                            1997  1996   1995
                                                           ------ -----  -----
                                                             (in thousands)
   Effect on:
     Income before extraordinary item and net income...... $1,738 $(659) $(812)

   Adoption of the full cost method of accounting for oil and gas properties was mandated in the September 1998 merger agreement with MSR and is consistent with the accounting policy of MSR previously disclosed to its shareholders and the general public. In addition, the Company believes the full cost method of accounting for oil and gas properties more accurately reflects management's exploration objectives and results by including all costs incurred in oil and gas producing activities as integral to the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quicksilver Resources Inc.
Fort Worth, Texas

   We have audited the accompanying statement of revenues and direct operating expenses of the Unocal Corporation's Spirit Energy 76 unit interests, as described in Note 1, for the year ended December 31, 1998. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying statement of revenues and direct operating expenses reflects the revenues and direct operating expenses attributable to the Unocal Corporation's Spirit Energy 76 unit interests, as described in Note 2, and is not intended to be a complete presentation of the revenues and expenses of the Unocal Corporation's Spirit Energy 76 unit interests.

   In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Unocal Corporation's Spirit Energy 76 unit interests, as described in Note 1, for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
July 22, 1999

                        SPIRIT ENERGY 76 UNIT INTERESTS

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                          YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                                                          1998
                                                                         ------
REVENUES--Oil, gas and related product sales............................ $9,718
DIRECT OPERATING EXPENSES--Lease operating expenses.....................  2,670
                                                                         ------
EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES....................... $7,048
                                                                         ======



       See notes to statement of revenues and direct operating expenses.

                        SPIRIT ENERGY 76 UNIT INTERESTS

          NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1998

1. The Properties

   The accompanying statement represents the revenues and direct operating expenses attributable to the net interest in Unocal Corporation's Spirit Energy 76 unit interests in producing wells and certain non-producing leases primarily in the Garfield and Beaver Creek Fields sold to Quicksilver Resources Inc. ("Quicksilver"). The purchase price was $30 million, consisting of $27 million in cash and 404,381 unregistered shares of Quicksilver's common stock. The stock component of the purchase price was placed in escrow and will be distributed to Unocal over a three-year period, subject to downward adjustment for certain costs, expenses, and liabilities incurred during this period. Quicksilver financed the cash portion of the purchase price with $27 million of borrowings under a bank credit facility, which permits Quicksilver to obtain revolving credit loans and to issue letters of credit from time to time in an aggregate amount not to exceed the lesser of a borrowing base limitation or $200 million. The properties are located in the state of Michigan. The acquisition closed in May 1999. These acquired properties and their related operations are included in Quicksilver's consolidated financial statements from the date of closing.

2. Basis Of Presentation

   The historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles, are not presented as such information is neither readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, the statement of revenues and direct operating expenses is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

   The accompanying statement of revenues and direct operating expenses represents Unocal Corporation's net ownership interest in the properties acquired by Quicksilver and is represented on the full cost accrual basis of accounting. Depreciation, depletion and amortization; allocated general and administrative expenses; interest expense and income; and income taxes have been excluded because the property interest acquired represents only a portion of a business and the expenses incurred are not necessarily indicative of the expense to be incurred by Quicksilver.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of certain revenues for the reported period. Estimates and assumptions are also required in the disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results may differ from such estimates.

3. Contingent Liabilities

   Given the nature of the properties acquired and as stipulated in the purchase agreement, Quicksilver is subject to loss contingencies, if any, pursuant to existing or expected environmental laws, regulations and leases covering the acquired properties.

                        SPIRIT ENERGY 76 UNIT INTERESTS

                      For the Year Ended December 31, 1998


4. Oil And Natural Gas Reserves Information (unaudited)

   Unaudited reserve information related to the properties being acquired is presented in the table below and is derived from the January 1, 1999 oil and natural gas reserve report prepared by Quicksilver's independent petroleum engineers and calculated as of January 1, 1998 by adding production for 1998 to the January 1, 1999 amount.

                                                                          Oil
                                                                         ------
                                                                         (Mbbl)
   Estimated Quantities of Proved Reserves:
     January 1, 1998.................................................... 2,938
       Production.......................................................  (239)
                                                                         -----
     December 31, 1998.................................................. 2,699
                                                                         =====
     Proved Developed Reserves:
       As of December 31, 1998..........................................   621
                                                                         =====

   Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Related to Oil and Natural Gas Reserves--The standardized measure of discounted future net cash flows ("Standardized Measure") relating to oil and natural gas reserves being acquired is calculated in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures About Oil And Gas Producing Activities". The Standardized Measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, and a 10% annual discount rate. The reserves and the related Standardized Measure at December 31, 1998, derived from the oil and natural gas reserve report prepared by Quicksilver's independent petroleum engineers, were adjusted for production during 1998, and in addition, the Standardized Measure was adjusted for price changes to derive reserves and the Standardized Measure as of December 31, 1998. The Standardized Measure is not a fair market value of the mineral interests purchased, and the Standardized Measure presented for the proved oil and natural gas reserves does not purport to present the fair market value of the oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries of existing proved reserves, the value of probable reserves and acreage prospects, and, perhaps, different discount rates. It should be noted that estimates of reserve quantities are inherently imprecise and subject to substantial revision.

                            December 31, 1998
                            -----------------
                             (in thousands)
   Future cash inflows.....     $149,842
   Future production and
    development costs......      (65,499)
   Future income tax ex-
    pense..................      (19,497)
                                --------
   Future net cash flows
    undiscounted...........       64,846
   10% annual discount for
    estimated timing of
    cash flows.............      (26,550)
                                --------
   Standardized measure of
    discounted future net
    cash flows.............     $ 38,296
                                ========

The following are principal sources of changes in the standardized measure of discounted future net cash flows:

                                                                Year Ended
                                                             December 31, 1998
                                                             -----------------
                                                              (in thousands)
   Standardized measure of discounted future net cash flows
    at beginning of period.................................       $39,028
     Changes resulting from:
       Net change in prices................................        (1,986)
       Sales of oil and natural gas produced, net of
        production costs...................................        (7,048)
       Accretion of discount...............................         3,903
       Net change in income taxes..........................         4,399
                                                                  -------
   Standardized measure of discounted future net cash flows
    at end of period.......................................       $38,296
                                                                  =======

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Mercury Exploration Company
Fort Worth, Texas

   We have audited the accompanying statements of revenues and direct operating expenses/Shell Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying statements of revenues and direct operating expenses/Shell Michigan properties acquired reflect the revenues and direct operating expenses attributable to Mercury Exploration Company described in Note 2 to the financial statements and is not intended to be a complete presentation of the revenues and expenses of Mercury Exploration Company.

   In our opinion, the accompany financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses/Shell Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1996 and 1995 in conformity with generally accepted accounting principles.


                                          WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 23, 1998

                          MERCURY EXPLORATION COMPANY

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                       SHELL MICHIGAN PROPERTIES ACQUIRED
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                 (in thousands)

                                                                 1996    1995
                                                                ------- -------
Revenues
  Gas revenues................................................. $25,543 $16,539
  Oil revenues.................................................   1,152     892
  Condensate revenues..........................................   3,719   2,649
                                                                ------- -------
    Total revenues.............................................  30,414  20,080
                                                                ======= =======
Direct Operating Expenses
  Operating expenses...........................................   3,147   2,902
  Production taxes.............................................   1,648   1,390
                                                                ------- -------
    Total direct operating expenses............................   4,795   4,292
                                                                ------- -------
Excess of Revenues Over Direct Operating
  Expenses/Shell Michigan Properties Acquired.................. $25,619 $15,788
                                                                ======= =======

                          MERCURY EXPLORATION COMPANY
                       SHELL MICHIGAN PROPERTIES ACQUIRED

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Business Combination

   On November 14, 1996 Mercury Exploration Company consummated the Shell acquisition from Shell Western E & P, Inc. The acquisition consisted of 64 wells located in Michigan with combined proved reserves of approximately 75 Bcfe at the effective date of July 1, 1996. The aggregate purchase price for the interests was approximately $57.7 million, which was paid in cash with bank debt.

Note 2. Basis Of Presentation

   Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the business combination. Accordingly, these statements of revenues and direct operating expenses/properties acquired are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X. The accompanying financial statements include the direct revenues and expenses of properties acquired by Mercury Exploration Company in the business combination referred to in Note 1. All of the statements and disclosures are stated in U.S. dollars.

   The accompanying statements of revenues and direct operating expenses/properties acquired represent Mercury's net ownership interest in the properties included in the business combination and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the business combination are from a newly formed business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Mercury.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Disclosures About Oil And Gas Activities (Unaudited)

   The changes in proved reserves for 1996 and 1995 were as follows:

                                                        Petroleum    Natural Gas
                                                      Liquids (Bbls)   (Mmcf)
                                                      -------------- -----------
                                                            (in thousands)
   Reserves at September 30, 1994....................     1,944         83,542
     Production......................................      (241)        (6,760)
                                                          -----        -------
   Reserves at September 30, 1995....................     1,703         76,782
     Production......................................      (267)       (10,668)
                                                          -----        -------
   Reserves at September 30, 1996....................     1,436        $66,114
                                                          =====        =======
   Total proved developed reserves
     September 30, 1997..............................       644         18,291
                                                          =====        =======
     September 30, 1996..............................       911         28,959
                                                          =====        =======

                          MERCURY EXPLORATION COMPANY
                       SHELL MICHIGAN PROPERTIES ACQUIRED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves (in thousands) for 1996 and 1995 are as follows:

                                                              1996      1995
                                                            --------  --------
   Future cash inflows..................................... $138,460  $174,704
   Future development and production costs.................  (35,525)  (43,198)
   Future income tax expense...............................        -         -
                                                            --------  --------
   Future net cash flows...................................  102,935   131,506
   10% annual discount.....................................  (40,580)  (43,485)
                                                            --------  --------
   Standardized measure of discounted future cash flows.... $ 62,355  $ 88,021
                                                            ========  ========

   Primary changes in standardized measure of discounted future net cash flows (in thousands):

                                                               1996     1995
                                                             --------  -------
   Net changes in prices and production costs............... $ (5,130) $(1,807)
   Sales of oil and gas, net of production costs............  (25,619) (15,788)
   Accretion of discount....................................    8,036    8,296
   Other....................................................   (2,953)   1,858
                                                             --------  -------
                                                             $(25,666) $(7,441)
                                                             ========  =======

   Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

   These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the Securities and Exchange Commission. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.


   The accompanying notes are an integral part of these financial statements.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Mercury Exploration Company
Fort Worth, Texas

   We have audited the accompanying statements of revenues and direct operating expenses/Destec Michigan Properties acquired of Mercury Exploration Company for the years ended September 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying statements of revenues and direct operating expenses/Destec Michigan properties acquired reflect the revenues and direct operating expenses attributable to Mercury Exploration Company described in Note 2 to the financial statements and is not intended to be a complete presentation of the revenues and expenses of Mercury Exploration Company.

   In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses/Destec Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1997 and 1996 in conformity with generally accepted accounting principles.


                                          WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
October 23, 1998

                          MERCURY EXPLORATION COMPANY

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                      DESTEC MICHIGAN PROPERTIES ACQUIRED
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                 (in thousands)

                                                                  1997   1996
                                                                 ------ ------
Revenues
  Gas revenues.................................................. $7,257 $6,224
                                                                 ------ ------
    Total revenues..............................................  7,257  6,224
                                                                 ------ ------
Direct Operating Expenses
  Operating expenses............................................  1,289  1,689
  Production taxes..............................................    303    262
                                                                 ------ ------
    Total direct operating expenses.............................  1,592  1,951
                                                                 ------ ------
Excess of Revenues Over Direct Operating Expenses/Destec
 Michigan Properties Acquired................................... $5,665 $4,273
                                                                 ====== ======



   The accompanying notes are an integral part of these financial statements.

                          MERCURY EXPLORATION COMPANY
                      DESTEC MICHIGAN PROPERTIES ACQUIRED

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Business Combination

   On October 9, 1997 Mercury Exploration Company consummated the Destec acquisition from ECT Enocene Enterprises II, Inc. Such properties consist of 143 wells located in Michigan with combined proved reserves of approximately
30.8 Bcfe as of the effective date of August 1, 1997. The aggregate purchase price for the interests was approximately $23.5 million, which was paid in cash with bank debt.

Note 2. Basis Of Presentation

   Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties included in the business combination. Accordingly, these statements of revenues and direct operating expenses/properties acquired are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X. The accompanying financial statements include the direct revenues and expenses of properties acquired by Mercury Exploration Company in the business combination referred to in Note 1. All of the statements and disclosures are stated in U.S. dollars.

   The accompanying statements of revenues and direct operating expenses/ properties acquired represent Mercury's net ownership interest in the properties included in the business combination and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense, and income taxes have been excluded because the property interests included in the business combination are from a newly formed business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Mercury.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Disclosures About Oil And Gas Activities (unaudited)

   The changes in proved reserves for 1997 and 1996 were as follows:

                                                        Petroleum    Natural Gas
                                                      Liquids (Bbls)   (Mmcf)
                                                      -------------- -----------
                                                      (in thousands)
   Reserves at September 30, 1995....................        -         36,781
     Production......................................        -         (3,042)
                                                           ---         ------
   Reserves at September 30, 1996....................        -         33,739
     Production......................................        -         (2,908)
                                                           ---         ------
   Reserves at September 30, 1997....................        -         30,831
                                                           ---         ------
   Total proved developed reserves
     September 30, 1997..............................        -         26,755
                                                           ---         ------
     September 30, 1996..............................        -         29,663
                                                           ===         ======

                          MERCURY EXPLORATION COMPANY
                      DESTEC MICHIGAN PROPERTIES ACQUIRED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves (in thousands) for 1997 and 1996 are as follows:

                                                                1997     1996
                                                               -------  -------
   Future cash inflows........................................ $75,746  $58,031
   Future development and production costs.................... (15,776) (12,440)
   Future income tax expense..................................       -        -
                                                               -------  -------
   Future net cash flows......................................  59,970   45,591
   10% annual discount........................................ (27,723) (23,305)
                                                               -------  -------
   Standardized measure of discounted future cash flows....... $32,247  $22,286
                                                               =======  =======

   Primary changes in standardized measure of discounted future net cash flows (in thousands):

                                                               1997     1996
                                                              -------  -------
   Net changes in prices and production costs................ $10,861  $(1,369)
   Sales of oil and gas, net of production costs.............  (5,665)  (4,273)
   Accretion of discount.....................................   2,229    2,082
   Other.....................................................  (2,536)    (643)
                                                              -------  -------
                                                              $(9,961) $(1,465)
                                                              =======  =======

   Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

   These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

Holditch--Reservoir Technologies Consulting Services

                                                                    Schlumberger

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

15 October, 1999

Quicksilver Resources, Inc.
1619 Pennsylvania Avenue
Fort Worth, Texas 76104

Dear Gentlemen:

   At the request of Quicksilver Resources, Inc. (QUICKSILVER), Holditch-Reservoir Technologies Consulting Services (H-RT) has prepared a reserve and economic audit of certain proved oil and gas interests as of September 1, 1999. The 1998 year end reserve forecasts prepared by H-RT were reviewed with the updated production and adjusted as necessary. Major changes from the 1998 year end reserve report are the result of higher product prices, significant reserve additions in Michigan and Canada as a result of the acquisitions of Spirit Energy and the Monogram Unit respectively, and adjustments to the undeveloped reserves in the South Central Cut Bank Sand Unit in Montana. The results of this study are summarized in Table 1.

                                    TABLE 1

                        ESTIMATED NET RESERVES & INCOME
                   CERTAIN OIL AND GAS INTERESTS AUDITED FOR
                             QUICKSILVER RESOURCES
                            AS OF SEPTEMBER 1, 1999

                                        Proved
                            Proved       Non-       Proved        Total
                           Producing   producing  Undeveloped    Proved
                           Reserves    Reserves    Rese rves    Reserves
                          ----------- ----------- ----------- -------------
Remaining Net Reserves
Oil--Mbbls                  7,904.640   7,275.210   9,303.210    24,483.060
Gas--MMscf                117,137.100  26,242.100  67,465.780   210,845.000
NGL--Mbbls                    600.330     358.150      88.020      1046.500
Income Data (M$)
Future Net Revenue        525,116.500 228,254.500 404,088.900 1,157,460.000
Deductions                288,857.471  62,807.730 184,914.090   536,579.270
Future Net Income (FNI)   236,259.100 165,446.700 219,174.700   620,880.600
Discounted PV @ 10% (M$)  144,834.700 101,095.200 102,636.800   348,566.700

Holditch-Reservoir Technologies Consulting Services                 Schlumberger

15 October, 1999
Page 2

RESERVES ESTIMATES

A combination of conventional decline curve analysis, reservoir simulation, and type curves were used in the January 1, 1999 evaluation to estimate the remaining reserves in the MI Antrim formation. The reservoir simulation was conducted using SHALEGAS, H-RT's multi-phase reservoir simulator designed specifically for evaluating fractured shale formations. For the September 1, 1999 audit we reviewed the total MI Antrim Proved Producing production plot and determined that our original forecast as a whole was in excellent agreement. Based on this, no MI Antrim forecasts were changed.

The MI Non-Antrim formations were evaluated using decline curve analysis, volumetrics, and production data analysis. The production data analysis was conducted using PROMAT, H-RT's production data analysis software. Volumetric calculations were based on data and maps provided to us by QUICKSILVER. All forecasts from the January 1, 1999 evaluation were reviewed and changed where applicable.

The reserves in the remaining properties were evaluated using decline curve analysis for the producing properties, and volumetrics, analogies, and simulation results for the behind pipe and undeveloped properties. For producing properties under waterflood, watercut versus cumulative oil plots were used to aid in decline curve estimates.

Reserve estimates are strictly technical judgments. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretations. The reserve estimates presented in this report are believed reasonable; however, they are estimates only and should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify their revision.

RESERVES ADDITIONS & MODIFICATIONS

Acquisitions and development activity during the first half of 1999 have impacted Quicksilver's reserves. Acquisition of Spirit Energy and the Monogram Unit added significant reserves in Michigan and Canada. Development activity in the South Central Cut Bank Sand Unit in Montana resulted in a reduction of the undeveloped reserves in the Unit.

QUICKSILVER acquired several MI Spirit Energy properties in May of 1999. New properties included the Beaver Creek UPdC, the Beaver Creek Richfield Unit, the Beaver Creek Richfield Non-unit, and the Detroit River Sour. QUICKSILVER also obtained additional working and net revenue interests in the Garfield 8 and Garfield Richfield properties. The Spirit acquisition added 1,438 MBbls of oil, 28,378 MMscf of gas, and 66 MBbls of NGL to the proved net reserves.

Total proved reserves in Canada increased by 10,077 MMscf as the result of the acquisition of the Monogram Unit in southern Alberta. Quicksilver acquired controlling (89%) interest in MGV Energy (MGV), a Calgary-based natural gas company, in August, 1999. The Monogram Unit is MGV's first acquisition.

Proved undeveloped reserves in the South Central Cut Bank Sand Unit (SCCBSU) were reduced by 872 MBO (16%) from the 1998 Year End reserve report based on the results of

Holditch-Reservoir Technologies Consulting Services                 Schlumberger

15 October, 1999
Page 3

recent drilling. The reserves were part of the Lower Cretaceous infill drilling and waterflood optimization project outlined for the Unit. During 1999 QRI drilled five Lower Cretaceous zone wells in the SCCBSU with limited success. The reduction in reserves relates to the locations in the channels adjacent to the recent drilling where the high permeability sand is swept.

RESERVE CATEGORIES

Reserves were assigned to the proved producing (PDP), proved non-producing
(PDNP), and proved undeveloped (PUD) reserve categories. Oil and gas reserves by definition fall into one of the following categories: proved, probable, and possible. The proved category is further divided into: developed and undeveloped. The developed reserve category is even further divided into the appropriate reserve status subcategories: producing and non-producing. Non-producing reserves include shut-in and behind-pipe reserves. Only proved reserves were evaluated in this report and all reserve categories used in this report conform to the Securities and Exchange Commission Regulation S-X, Rule 4-10 (a).

The reserves and income attributable to the various reserve categories included in this report have not been adjusted to reflect the varying degrees of risk associated with them.

ECONOMIC TERMS

Net revenue (sales) is defined as the total proceeds from the sale of oil, condensate, natural gas liquids (NGL), and gas before any deductions. Future net income (cashflow) is future net revenue less net lease operating, transportation, processing, and marketing expenses, and state severance or production taxes. Future net income (cashflow) includes only those deductions for general and administrative expenses charged by the operator to each particular well on a monthly basis. No provisions for State or Federal income taxes are made in this evaluation. The present worth (discounted cashflow) at various discount rates is calculated on a monthly basis.

PRICING AND ECONOMIC PARAMETERS

All product prices, costs, and economic parameters used in this report were supplied by QUICKSILVER. Data from QUICKSILVER were accepted as presented. All pricing and costs were held constant for the life of the projects (no escalation). All economics were run to economic life or 40 years which ever occurs first. All prices used in this report were based on current contracts or 8/31/99 NYMEX pricing plus or minus local differentials. The base NYMEX prices used were $22.86/Bbl for oil and $2.825/MMBtu for gas. Quicksilver currently has two oil price contracts that apply to the entire company oil volumes. The first is for 1000 BOPD at $20.65/Bbl and expires 7/31/2000, the second is for 500 BOPD at $19.35/Bbl and expires 4/30/2004. The oil price used for this report is a yearly weighted average price of the contract volumes and prices and the remaining volumes at the 8/31/99 NYMEX price of $22.86/Bbl. Total proved working interest volumes were used for the weighted average with a 12.5% royalty burden applied to the net oil stream to calculate the working interest volumes.

Holditch-Reservoir Technologies Consulting Services                 Schlumberger

15 October, 1999
Page 4

OWNERSHIP

The leasehold interests were supplied by QUICKSILVER and were accepted as presented. No attempt was made by the undersigned to verify the title or ownership of the interests evaluated.

GENERAL

All data used in this study were obtained from QUICKSILVER, public industry information sources, or the non-confidential files of H-RT. A field inspection of the properties was not made in connection with the preparation of this report.

The potential environmental liabilities attendant to ownership and/or operation of the properties have not been addressed in this report. Abandonment and clean-up costs and possible salvage value of the equipment were not considered in this report.

In auditing the information at our disposal related to this report, we have excluded from our consideration all matters which require a legal or accounting interpretation, or any interpretation other than those of an engineering or geological nature. In assessing the conclusions expressed in this report pertaining to all aspects of oil and gas evaluations, especially pertaining to reserve audits, there are uncertainties inherent in the interpretation of engineering data, and such conclusions represent only informed professional judgments.

Data and worksheets used in the preparation of this audit will be maintained in our files in Pittsburgh and will be available for inspection by anyone having proper authorization by QUICKSILVER.

This report was prepared solely for the use of the party to whom it is addressed and any disclosure made of this report and/or the contents by said party thereof shall be solely the responsibility of said party, and shall in no way constitute any representation of any kind whatsoever of the undersigned with respect to the matters being addressed.

We appreciate the opportunity to perform this audit and are available should you need further assistance in this matter.

Sincerely yours,

/s/ Nelson R. Fairchild Jr.  /s/ Joseph H. Frantz, Jr., P.E.
Nelson R. Fairchild Jr.      Joseph H. Frantz, Jr., P.E.
Senior Petroleum Engineer    Operations Manager
                             Eastern U.S.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses of this offering are estimated to be as follows:

      Securities and Exchange Commission registration fee.......... $ 14,126.74
      AMEX listing fee.............................................   17,500.00
      NASD filing fee..............................................    5,581.56
      Legal fees and expenses......................................  125,000.00
      Accounting fees and expenses.................................   50,000.00
      Engineering fees and expenses................................   15,000.00
      Blue Sky fees and expenses (including legal fees)............    5,000.00
      Printing expenses............................................  125,000.00
      Transfer Agent fees..........................................    2,500.00
                                                                    -----------
        TOTAL...................................................... $359,708.30
                                                                    ===========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Our bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors.

   As permitted by the DGCL, our certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the directors duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under
Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

   The Underwriting Agreement that we will enter into with respect to the offer and sale of the common stock covered by this registration statement will contain certain provisions for the indemnification of our directors and officers and the underwriters, as applicable, against civil liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   We have sold and issued (without registration and without payment of any selling commission to any person) the following securities since December 18, 1997, the date of our formation. The share amounts shown are adjusted for a stock dividend which was declared in February 1999:

     (1) Effective January 1, 1998, Michigan Gas Partners merged into us, and all of the partnership interests of JEDI in Michigan Gas Partners were converted into the right to receive 1,340,405 shares of our common stock.

     (2) Effective January 1, 1998, Mercury transferred to us all of its oil and gas properties in the states of Michigan, Montana and Wyoming, except for some of its excluded Michigan properties. As consideration for the transfer, we assumed the liabilities of Mercury relating to the transferred properties, including debt in the amount of $34,600,000 owed by Mercury to Bank of America under a credit agreement dated January 31, 1997. We also issued 3,251,820 shares of our common stock to Mercury. In addition, at Mercurys request, 74,135 shares of our common stock to which Mercury was entitled were issued to Mercurys employee, Jeff Cook, as part of his agreed compensation.

     (3) Effective January 1, 1998, QELC transferred all of its oil and gas properties in the states of Michigan and Montana to us as part of our formation. As consideration for this transfer, we assumed the liabilities of QELC relating to the transferred properties and debt in the amount of approximately $39,600,000 owed by QELC to Trust Company of the West and Bank of America under credit agreements dated November 14, 1996. We issued an additional 3,030,860 shares of our common stock to QELC.

     (4) Effective January 1, 1998, Messrs. Frank, Thomas and Glenn Darden, Anne Darden Self and Jack L. Thurber transferred to us the contractual after payout or net profits interests owned by those individuals in some of the assets of Mercury or QELC that were transferred to us in our formation. As consideration for those transfers of contractual rights, we issued 242,922 shares of our common stock to each of Frank Darden, Thomas F. Darden, Glenn Darden and Anne Darden Self and 301,488 shares of our common stock to Mr. Thurber.

     (5) Effective January 1, 1998, we satisfied our debt assumed from QELC and owed to TCW under a credit agreement dated November 14, 1996 by paying $17,075,000 in cash to TCW and issuing 1,340,405 shares of our common stock to TCW, in exchange for a $10,000,000 credit. Mercury later purchased all of the shares of our common stock issued to TCW and TCW is no longer a shareholder of ours.

     (6) On May 17, 1999, we completed a purchase from Unocal Corporations Spirit Energy 76 unit of substantially all of Unocal's natural gas and crude oil assets in Michigan. The assets purchased, consisting of ownership interests in the Garfield Unit and the Beaver Creek Unit, include approximately 20,000 net leasehold acres and about 13,000 Mcfe production per day. The purchase price for the Unocal acquisition was $30 million, consisting of $27 million in cash, adjusted to $25.8 million cash at closing, and 404,381 unregistered shares of our common stock. The stock component of the purchase price was placed in escrow and will be distributed to Unocal over a three year period, subject to downward adjustment in correlation to costs, expenses, and liabilities which may be incurred during this period.

     (7) On May 25, 1999, our board of directors approved the issuance of $10,000 worth of our common stock to each of Messrs. Frank Darden, Steven Morris, Randall Kent and Yandell Rogers, III as compensation for their services during 1998. Based upon the average of the high and low closing prices for our common stock on that date, we plan to issue 1,600 shares of our common stock to each of these non-employee directors prior to completion of this offering.

   The sale of the above securities described in this Item 15 were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:

    +1.1 --Form of Underwriting Agreement
    +3.1 --Restated Certificate of Incorporation of Quicksilver Resources Inc.
           (filed as Exhibit 4.1 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
    +3.2 --Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to the
           Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
    +4.1 --Form of Quicksilver Resources Inc. Common Stock Certificate (filed as Exhibit 4.3 to the Company's Form S-4/A File No. 333-66709, filed
           January 20, 1999 and included herein by reference).
    +5.1 --Opinion of Cantey & Hanger, L.L.P. regarding legality of the shares being registered.
   +10.1 --Agreement and Plan of Reorganization and Merger, dated March 31,
           1998, by and among Quicksilver Resources Inc., Quicksilver Energy,
           L.C., Michigan Gas Partners Limited Partnership, Mercury Exploration
           Company and Joint Energy Development Investments Limited Partnership
           (filed as Exhibit 10.2 to the Company's Form S-4 file No. 333-66709, filed November 3, 1998 and included herein by reference).
   +10.2 --Agreement Regarding Merger Agreement, dated April 9, 1998, by and among Quicksilver Resources Inc., Quicksilver Energy, L.C., Michigan
           Gas Partners Limited Partnership, Mercury Exploration Company, Trust
           Company of the West and Joint Energy Development Investments Limited
           Partnership (filed as Exhibit 10.3 to the Company's Form S-4 File
           No. 333-66709, filed November 3, 1998 and included herein by reference).
   +10.3 --Registration Rights Agreement, dated April 9, 1998, by and among
           Quicksilver Resources Inc., Joint Energy Development Investments
           Limited partnership and Trust Company of the West (filed as Exhibit
           10.4 to the Company's Form S-4 File No. 333-66709, filed November 3,
           1998 and included herein by reference).
   +10.4 --Stockholders Agreement, dated April 9, 1998, by and among
           Quicksilver Resources, Inc., Mercury Exploration Company,
           Quicksilver Energy, L.C., Frank Darden, Thomas F. Darden, Glenn M.
           Darden, Anne Darden Self, Jeff Cook, Jack L. Thurber, Trust Company of the West, Joint Energy Development Investments Limited
           Partnership and Mercury Production Company (filed as Exhibit 10.5 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
   +10.5 --Amendment No. 1 to Stockholders Agreement, dated September 1, 1998, by and among Quicksilver Resources Inc., Mercury Exploration
           Company, Quicksilver Energy, L.C., Frank Darden, Thomas F. Darden,
           Glenn M. Darden, Anne Darden Self, Jeff Cook, Jack L. Thurber, Trust
           Company of the West, Joint Energy Development Investments Limited
           Partnership and Mercury Production Company (filed as Exhibit 10.7 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference.)
   +10.6 --Stock Transfer Agreement, dated April 9, 1998, by and among Mercury
           Exploration Company and Joint Energy Development Investment Limited
           Partnership (filed as Exhibit 10.7 to the Company's Form S-4 File
           No. 333-66709, filed November 3, 1998 and included herein by reference).

   +10.7  --Amendment No. 1 to Stock Transfer Agreement, dated September 1,
            1998, by and among Mercury Exploration Company and Joint Energy
            Development Investment Limited Partnership (filed as Exhibit 10.8 to the Company's Form S-4 File No. 333-66709, filed November 3,
            1998 and included herein by reference).
   +10.8  --Second Amended and Restated Credit Agreement, dated March 1, 1999, by and among Quicksilver Resources Inc. and NationsBank, N.A.,
            Paribas, Bank One Texas, N.A. and Frost National Bank.
   +10.9  --First Amendment to Second Amended and Restated Credit Agreement,
            dated May 17, 1999, by and among NationsBank, N.A., Paribas, Bank
            One Texas, N.A. and Frost National Bank.
   +10.10 --Master Gas Purchase and Sale Agreement, dated March 1, 1999, by and between Quicksilver Resources Inc. and Reliant Energy Services,
            Inc.
   +10.11 --Agreement regarding Warrants, dated September 1, 1998, by and among
            Quicksilver Resources Inc., Mercury Exploration Company, Frank
            Darden, Thomas F. Darden, Glenn M. Darden, Anne Darden Self, Joint
            Energy Development Investments Limited Partnership and Trust
            Company of the West (filed as Exhibit 10.13 to the Company's Form
            S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
   +10.12 --Management Agreement, dated September 1, 1998, by and among Mercury
            Exploration Company and Quicksilver Resources Inc. (filed as
            Exhibit 10.15 to the Company's Form S-4 File No. 333-66709, filed
            November 3, 1998 and included herein by reference).
   +10.13 --Wells Agreement (filed as an exhibit to the Registration Statement on Form S-4 File No. 333-29769, and incorporated herein by reference).
   +10.14 --Agreement and Plan of Merger, dated September 1, 1998, among
            Quicksilver Resources Inc. and MSR Exploration Ltd. (filed as
            Appendix A to the Proxy Statement/Prospectus included in Part I of the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
   +10.15 --Purchase and Sale Agreement, dated March 31, 1999, between Union
            Oil Company of California and Quicksilver Resources Inc. (filed as
            Exhibit 2.1 to the Company's Form 8-K File No. 001-14837, filed May
            28, 1999 and included herein by reference).
   +10.26 --Amendment to Purchase and Sale Agreement dated May 17, 1999, between Union Oil Company of California and Quicksilver Resources
            Inc. (filed as Exhibit 2.2 to the Company's Form 8-K File No. 001-
            14837, filed May 28, 1999 and included herein by reference).
   +10.27 --Quicksilver Resources Management Incentive Plan
   +10.28 --Quicksilver Resources Inc. 1999 Stock Option and Retention Stock
            Plan
   +10.29 --Second Amendment to Second Amended and Restated Credit Agreement,
            dated October 6, 1999, by and among Quicksilver Resources Inc.,
            Bank of America, N.A., Paribas, Frost National Bank, CIBC, Inc.,
            and Christiana Bank.
   +21.1  --List of subsidiaries of Quicksilver Resources Inc.
   +23.1  --Consent of Deloitte & Touche LLP
   +23.2  --Consent of Weaver and Tidwell, L.L.P.
   +23.3  --Consent of Holditch-Reservoir Technologies Consulting Services
    23.4  --Consent of Cantey & Hanger, L.L.P. (contained in Exhibit 5.1 hereto)
    24.1  --Power of Attorney (included on the signature page to the
            Registration Statement as filed on October 18, 1999)
   +27    --Financial Data Schedule

--------

+Previously filed

   (b) Consolidated Financial Statement Schedules:

   All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the calculation of Registration Fee table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

     (2) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 25th day of October, 1999.

                                          Quicksilver Resources Inc.

                                                    /s/ Thomas F. Darden
                                          By: _________________________________
                                          Name: Thomas F. Darden
                                          Title: Chairman of the Board and
                                               Chief
                                               Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the 25th day of October, 1999.

                 Signature                                    Title
                 ---------                                    -----

         /s/ Thomas F. Darden                       Chairman of the Board and
______________________________________               Chief Executive Officer
           Thomas F. Darden                          and Director (Principal
                                                     Executive Officer)

         /s/ Glenn M. Darden                        President, Chief Operating
______________________________________               Officer and Secretary
           Glenn M. Darden

           /s/ Bill Lamkin                          Executive Vice President
______________________________________               and Chief Financial
             Bill Lamkin                             Officer (Principal
                                                     Financial and Accounting
                                                     Officer)

          /s/ Frank Darden*                         Director
______________________________________
             Frank Darden

        /s/ Steven M. Morris*                       Director
______________________________________
           Steven M. Morris

         /s/ D. Randall Kent*                       Director
______________________________________
           D. Randall Kent

      /s/ W. Yandell Rogers III*                    Director
______________________________________
        W. Yandell Rogers III

                 Signature                          Title
                 ---------                          -----

                                                    Director
______________________________________
             Mark Warner

        /s/ Anne Darden Self*                       Director
______________________________________
           Anne Darden Self

     /s/ Glenn M. Darden

*By: _________________________

       Glenn M. Darden

     as attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  +1.1   --Form of Underwriting Agreement
  +3.1   --Restated Certificate of Incorporation of Quicksilver Resources Inc.
           (filed as Exhibit 4.1 to the Company's Form S-4 File No. 333-66709,
           filed November 3, 1998 and included herein by reference).-- Restated
           Certificate of Incorporation of Quicksilver Resources Inc. (filed as
           Exhibit 4.1 to the Company's Form S-4 File No. 333-66709, filed
           November 3, 1998 and included herein by reference).
  +3.2   --Bylaws of Quicksilver Resources Inc. (filed as Exhibit 4.2 to the
           Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
  +4.1   --Form of Quicksilver Resources Inc. Common Stock Certificate (filed as Exhibit 4.3 to the Company's Form S-4/A File No. 333-66709, filed
           January 20, 1999 and included herein by reference).
  +5.1   --Opinion of Cantey & Hanger, L.L.P. regarding legality of the shares being registered.
 +10.1   --Agreement and Plan of Reorganization and Merger, dated March 31,
           1998, by and among Quicksilver Resources Inc., Quicksilver Energy,
           L.C., Michigan Gas Partners Limited Partnership, Mercury Exploration
           Company and Joint Energy Development Investments Limited Partnership
           (filed as Exhibit 10.2 to the Company's Form S-4 file No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.2   --Agreement Regarding Merger Agreement, dated April 9, 1998, by and among Quicksilver Resources Inc., Quicksilver Energy, L.C., Michigan
           Gas Partners Limited Partnership, Mercury Exploration Company, Trust
           Company of the West and Joint Energy Development Investments Limited
           Partnership (filed as Exhibit 10.3 to the Company's Form S-4 File
           No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.3   --Registration Rights Agreement, dated April 9, 1998, by and among
           Quicksilver Resources Inc., Joint Energy Development Investments
           Limited partnership and Trust Company of the West (filed as Exhibit
           10.4 to the Company's Form S-4 File No. 333-66709, filed November 3,
           1998 and included herein by reference).
 +10.4   --Stockholders Agreement, dated April 9, 1998, by and among
           Quicksilver Resources, Inc., Mercury Exploration Company,
           Quicksilver Energy, L.C., Frank Darden, Thomas F. Darden, Glenn M.
           Darden, Anne Darden Self, Jeff Cook, Jack L. Thurber, Trust Company
           of the West, Joint Energy Development Investments Limited
           Partnership and Mercury Production Company (filed as Exhibit 10.5 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.5   --Amendment No. 1 to Stockholders Agreement, dated September 1, 1998, by and among Quicksilver Resources Inc., Mercury Exploration
           Company, Quicksilver Energy, L.C., Frank Darden, Thomas F. Darden,
           Glenn M. Darden, Anne Darden Self, Jeff Cook, Jack L. Thurber, Trust
           Company of the West, Joint Energy Development Investments Limited
           Partnership and Mercury Production Company (filed as Exhibit 10.7 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference.)
 +10.6   --Stock Transfer Agreement, dated April 9, 1998, by and among Mercury
           Exploration Company and Joint Energy Development Investment Limited
           Partnership (filed as Exhibit 10.7 to the Company's Form S-4 File
           No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.7   --Amendment No. 1 to Stock Transfer Agreement, dated September 1,
           1998, by and among Mercury Exploration Company and Joint Energy
           Development Investment Limited Partnership (filed as Exhibit 10.8 to the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.8   --Second Amended and Restated Credit Agreement, dated March 1, 1999, by and among Quicksilver Resources Inc. and NationsBank, N.A.,
           Paribas, Bank One Texas, N.A. and Frost National Bank.
 +10.9   --First Amendment to Second Amended and Restated Credit Agreement,
           dated May 17, 1999, by and among NationsBank, N.A., Paribas, Bank
           One Texas, N.A. and Frost National Bank.

 Exhibit
 Number                                Description
 -------                               -----------
 +10.10  --Master Gas Purchase and Sale Agreement, dated March 1, 1999, by and between Quicksilver Resources Inc. and Reliant Energy Services, Inc.
 +10.11  --Agreement regarding Warrants, dated September 1, 1998, by and among
           Quicksilver Resources Inc., Mercury Exploration Company, Frank
           Darden, Thomas F. Darden, Glenn M. Darden, Anne Darden Self, Joint
           Energy Development Investments Limited Partnership and Trust Company
           of the West (filed as Exhibit 10.13 to the Company's Form S-4 File
           No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.12  --Management Agreement, dated September 1, 1998, by and among Mercury
           Exploration Company and Quicksilver Resources Inc. (filed as Exhibit
           10.15 to the Company's Form S-4 File No. 333-66709, filed November
           3, 1998 and included herein by reference).
 +10.13  --Wells Agreement (filed as an exhibit to the Registration Statement on Form S-4 File No. 333-29769, and incorporated herein by reference).
 +10.14  --Agreement and Plan of Merger, dated September 1, 1998, among
           Quicksilver Resources Inc. and MSR Exploration Ltd. (filed as
           Appendix A to the Proxy Statement/Prospectus included in Part I of the Company's Form S-4 File No. 333-66709, filed November 3, 1998 and included herein by reference).
 +10.15  --Purchase and Sale Agreement, dated March 31, 1999, between Union Oil
           Company of California and Quicksilver Resources Inc. (filed as
           Exhibit 2.1 to the Company's Form 8-K File No. 001-14837, filed May
           28, 1999 and included herein by reference).
 +10.26  --Amendment to Purchase and Sale Agreement dated May 17, 1999, between
           Union Oil Company of California and Quicksilver Resources Inc.
           (filed as Exhibit 2.2 to the Company's Form 8-K File No. 001-14837,
           filed May 28, 1999 and included herein by reference).
 +10.27  --Quicksilver Resources Management Incentive Plan
 +10.28  --Quicksilver Resources Inc. 1999 Stock Option and Retention Stock
           Plan
 +10.29  --Second Amendment to Second Amended and Restated Credit Agreement,
           dated October 6, 1999, by and among Quicksilver Resources Inc., Bank of America, N.A., Paribas, Frost National Bank, CIBC, Inc., and
           Christiana Bank.
 +21.1   --List of subsidiaries of Quicksilver Resources Inc.
 +23.1   --Consent of Deloitte & Touche LLP
 +23.2   --Consent of Weaver and Tidwell, L.L.P.
 +23.3   --Consent of Holditch-Reservoir Technologies Consulting Services
  23.4   --Consent of Cantey & Hanger, L.L.P. (contained in Exhibit 5.1 hereto)
  24.1   --Power of Attorney (included on the signature page to the
           Registration Statement as filed on October 18, 1999)
 +27     --Financial Data Schedule

--------

+Previously filed